Filed Pursuant to Rule 424(b)(3)
Registration No. 333-112567

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

$1,000 per Membership Unit

Maximum Offering: $30,000,000 of Membership Units Minimum Offering: $18,000,000 of Membership Units

Minimum Purchase: Five Membership Units

      By our prospectus dated February 17, 2004 (the “Prospectus”), we have been offering membership units of Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company. As of June 30, 2004, we had received subscriptions for the purchase of 10,202 of our Membership Units, or for $10,202,000 of our $18 million minimum. On July 1, 2004, we reached an agreement in principal with Glacial Lakes Energy, LLC of Watertown, South Dakota (“GLE”) pursuant to which GLE proposes to purchase 6,500 of our Membership Units in connection with our initial public offering for $6,500,000. At the same time, we reached an agreement in principal with Fagen, Inc. of Granite Falls, Minnesota (“Fagen”) pursuant to which Fagen proposes to purchase 2,500 of our Membership Units in connection with our initial public offering for $2,500,000. Assuming GLE and Fagen subscribe for these Membership Units, we would achieve the minimum $18 million of subscriptions required to call for the balance of subscription funds from all subscribers.

      GLE and Fagen have indicated that their purchases are subject to various conditions, including making a final investment decision after receipt of this Prospectus Supplement. Among the other conditions of GLE’s proposed purchase, we are to enter into agreements pursuant to which GLE’s personnel will plan, supervise and direct the construction of our proposed ethanol plant and thereafter manage and operate it for us. GLE and Fagen also require the right to elect certain of our Governors. In August 2004, we amended our Operating and Member Control Agreement to meet these conditions.

      On August 10, 2004, and in lieu of subscribing for Membership Units, GLE and Fagen agreed to lend funds to us under bridge loan arrangements qualifying to count toward the $18 million minimum for our offering that we must receive by August 31, 2004. GLE agreed to lend us $6,500,000, matching the amount of its proposed purchase of Membership Units. Fagen agreed to lend us a minimum of $2,500,000 and a maximum of $4,500,000. At August 20, 2004, Fagen was committed to lend us $2,570,000 under its bridge loan arrangements with us. We anticipate that Fagen’s ultimate bridge loan commitment obligation will become $2,500,000 to match the amount of its proposed purchase of Membership Units. Subject to the same conditions above, we anticipate that GLE and Fagen’s bridge loan proceeds will convert into 6,500 and 2,500 of our Membership Units, respectively.

      Based on our new proposed corn delivery arrangements, we expect our plant construction costs related to grain handling to increase. Prevailing interest rates also have recently risen. Accordingly, we will not close on the offering unless we have obtained a written commitment from one or more lenders for debt financing to construct and start-up the plant, based on our estimated additional construction and interest costs.

      We must sell and receive the proceeds from the sale of $18,000,000 of Membership Units (inclusive of GLE and Fagen’s qualifying bridge loan proceeds) on or before August 31, 2004. If we meet this requirement, we may continue to offer Membership Units for sale through October 31, 2004.

      This Prospectus Supplement describes these new developments. YOU MUST READ THIS PROSPECTUS SUPPLEMENT WITH OUR PROSPECTUS.

       A purchase of membership units involves risks. In addition to the “Risk Factors” beginning on page 6 of our Prospectus, you should review the “Additional Risk Factors” beginning on page 9 of this Prospectus Supplement, before investing in our membership units. Additional risks include:

•	We cannot assure that GLE and Fagen will actually subscribe for membership units;

•	GLE and Fagen may be able to control our business and affairs because of their appointment of particular Governors and GLE’s management agreements with us; and

•	Investors who previously subscribed for membership units must reconfirm their subscriptions, which may make it more difficult for us to achieve the minimum sales of units required to close on our offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 25, 2004

INFORMATION FOR INVESTORS WHO PREVIOUSLY SUBSCRIBED FOR

MEMBERSHIP UNITS

      If you subscribed for Membership Units prior to July 1, 2004 (the date we last offered Membership Units for sale), we will cancel your subscription for Membership Units and return your subscription funds to you promptly unless, on or before August 31, 2004, you affirmatively reconfirm to us, in writing, that you wish to subscribe for Membership Units in our offering. We must receive your reconfirmation in person, by mail or by facsimile. Our address is 2448 — 540th Street, Suite 1, P.O. Box 216, Granite Falls, Minnesota 56241. Our facsimile number is (320) 564-3190.

RECENT DEVELOPMENTS

      On July 1, 2004, we reached an agreement in principal with GLE pursuant to which GLE proposes to purchase 6,500 of our Membership Units in connection with our initial public offering for $6,500,000. At the same time, we reached an agreement in principal with Fagen pursuant to which Fagen proposes to purchase 2,500 of our Membership Units in connection with our initial public offering for $2,500,000. The price per membership unit for GLE and Fagen is the same as the public offering price.

      Beginning in August 2001, GLE constructed an ethanol production facility in Watertown, South Dakota. GLE began production at its facility in August 2002 and currently produces 48 million gallons of ethanol annually. We believe that GLE’s experience in the construction and operation of ethanol facilities will benefit us greatly. We previously have had no relationship with GLE. However, Fagen is one of our founders and we have planned since early in our inception to use Fagen to construct our plant.

      GLE’s and Fagen’s membership unit purchases are subject to satisfaction of particular conditions, as follows:

•	GLE and Fagen making their final investment decisions after receipt of this Prospectus Supplement;

•	Our entering into a Consulting Agreement with GLE relating to its services in connection with the construction of our proposed ethanol plant;

•	Our entering into an Operating and Management Agreement with GLE relating to its services in connection with the ongoing operations and maintenance of our proposed ethanol plant;

•	Our entering into a new Grain Procurement Agreement with the Farmers Cooperative Elevator Company, to supersede our existing arrangements with the elevator for providing us with our necessary supply of corn; and

•	Amendment of our Operating and Member Control Agreement to allow GLE and Fagen to elect specific members of our Board of Governors and to require particular board and member voting approval for certain events. Our members approved the requisite amendments in August 2004.

Qualifying Bridge Loans by GLE and Fagen

      On August 10, 2004, and in lieu of subscribing for Membership Units, GLE and Fagen agreed to lend funds to us under bridge loan arrangements (currently unfunded) qualifying to count toward the $18 million minimum for our offering that we must receive by August 31, 2004. Because the bridge loan proceeds, once funded, must convert into our Membership Units, we do not expect to repay any portion of the bridge loans.

      Under the qualifying bridge loan arrangement with GLE, it agreed to lend us $6,500,000, matching the amount of its proposed purchase of Membership Units. GLE has agreed to deposit these funds in an escrow account no later than August 24, 2004. Contingent on the closing on our offering and the release from escrow of other investor subscription funds to us, and our entering into the Consulting Agreement and Operating and Management Agreement with GLE, GLE’s escrowed funds will convert into Membership Units and its escrowed funds will be released to us.

      Under the qualifying bridge loan arrangement with Fagen, it agreed to lend us a minimum of $2,500,000 and a maximum of $4,500,000. Fagen arranged for Granite Falls Bank to issue an irrevocable letter of credit in our favor granting us the unrestricted right through August 31, 2004 to draw up to this amount from the bank. However, we agreed that Fagen’s maximum qualifying bridge loan obligation would be reduced based on particular conditions. At August 20, 2004, Fagen was committed to lend us $2,570,000 under its qualifying bridge loan arrangements with us. We anticipate that by August 31, 2004, Fagen’s ultimate qualifying bridge loan commitment obligation will become $2,500,000 to match the amount of its proposed purchase of Membership Units. We intend to draw down this amount no later than August 31, 2004. Fagen has agreed that its qualifying bridge loan proceeds will convert into our Membership Units.

Proposed Consulting Agreement with GLE

      Conditioned on GLE’s purchase of 6,500 membership units from us, we plan to enter into a Consulting Agreement with GLE, which we have negotiated at arm’s length. Under the Consulting Agreement, GLE will assist in planning, and will direct and monitor, the construction of our proposed ethanol plant, including supervising any bidding process, letting all contracts, approving work schedules, making progress payments, securing lien waivers, enforcing our contractual rights and warranty claims and all other things necessary to bring construction of our facility to substantial completion. We have agreed to pay GLE $10,000 per month for its consulting services and reimburse GLE for its pre-approved expenses, other than for travel to and from our facility. The Consulting Agreement will terminate upon the effective date of our Operating and Management Agreement with GLE or sooner if we abandon our project.

Proposed Operating and Management Agreement with GLE

      Assuming GLE purchases 6,500 membership units from us, we also plan to enter into an Operating and Management Agreement with GLE, which we have also negotiated at arm’s length. Under the Operating and Management Agreement, and beginning six months prior to the estimated completion of our plant’s construction, GLE will perform all services necessary for the equipping, start up and ongoing operation of our ethanol production facility in accordance with highest industry standards. Subject in all cases to oversight by our Board of Governors (and, to the extent applicable, our audit committee), GLE’s contract services will include all activities incident to the day-to-day operations of our plant, such as:

•	obtaining and maintaining compliance with all necessary permits and licenses for our plant;

•	hiring, promoting, discharging and supervising the work of plant employees and arranging for payment of their wages;

•	directing the audit and accounting functions with respect to our plant;

•	within the budget set by the Board of Governors, contracting for the purchase of goods and services, equipment and fixtures for our plant;

•	within the budget set by the Board of Governors, arranging for necessary repairs, additions and improvements to our plant;

•	directing all grain purchasing and commodities risk management;

•	directing the marketing of ethanol and other products manufactured at our facility;

•	directing the preparation of our tax returns, SEC and other filings;

•	commencing or defending litigation or other legal proceedings on our behalf; and

•	preparing reports for our Board of Governors and members on our business and finances.

      As part of the agreement, GLE will supply its own personnel to act as part-time contract officers and managers of our plant for the positions of Chief Executive Officer or General Manager, Commodities Manager, Environmental, Health and Safety Manager and Chief Financial Officer.

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      For GLE’s services, we have agreed to pay GLE a $35,000 monthly fee, plus an annual fee equal to 3% of our net income. The monthly fee will be adjusted every three years for changes in the Consumer Price Index. We have also agreed to indemnify GLE against third parties claims brought against GLE on account of its contract services under the agreement, unless due to wrongful conduct by GLE.

      The initial term of the Operating and Management Agreement is for five years. The agreement will automatically renew for successive one-year terms unless terminated 180 days prior to the start of a renewal term. We may also replace GLE upon notice by a vote of 75% of our disinterested Governors if GLE materially breaches its obligations under the agreement.

Proposed Grain Procurement Agreement with the Farmers Cooperative Elevator Company

      At GLE’s request, we have renegotiated our corn supply arrangements with the Farmers Cooperative Elevator Company. We plan to enter into a new 12-year Grain Procurement Agreement with the elevator, conditioned on closing of our offering.

      Under the new agreement, the elevator will be the exclusive source of corn for our ethanol plant. We will pay weekly at market price (generally based on the daily posted board price at the elevator’s Minnesota Falls branch) for corn delivered to us, subject to adjustments for corn of inferior quality or with excess moisture. We will also pay a weekly corn procurement fee of $0.05 per bushel of corn delivered. The corn procurement fee will increase in the fourth and eighth years of our agreement to $0.055 and $0.06, respectively, per bushel of corn delivered.

      The new agreement will supersede our prior agreements with the elevator, except for its obligation to purchase at least $500,000 of our membership units in our offering. The elevator has actually subscribed to purchase $605,000 of our membership units.

      Based on the new arrangements, the elevator no longer plans to construct a new facility on the land it owns next to our site. Accordingly, our plant construction expenses will increase because we will be paying for and constructing the grain handling system on our site.

Amendments to Our Operating and Member Control Agreement

      In August 2004, and to satisfy a condition of GLE’s and Fagen’s purchases of membership units, and therefore, a new condition of closing on this offering, we amended our Operating and Member Control Agreement to provide for special board representation, voting and other management control arrangements. The following is a summary of the material terms and provisions of the principal amendments. This summary is qualified in its entirety by reference to the full text of the principal amendments to our Operating and Member Control Agreement. These principal amendments are attached as Appendix A to this Prospectus Supplement. A copy of the entire amended and restated Operating and Member Control Agreement is filed as an exhibit to the registration statement of which this Prospectus Supplement is a part.

      Board of Governors. Subject to the board’s creation of two additional positions, our Board of Governors will consist of seven total members, as follows:

GLE’s Board Representation and Rights of Transfer to a Successor. So long as GLE is a member and holds no less than 20% of our membership units, GLE will designate two of our Governors and an alternate. If one of GLE’s Governors is not available, the alternate may act on that Governor’s behalf. If GLE is no longer a member of us or holds less than 20% of our outstanding membership units, then GLE’s Governors will be replaced with “At-Large Additional Governors” (as described below).

Despite this, if GLE sells membership units comprising at least 20% of our outstanding membership units to a single non-affiliated person or entity, the buyer will succeed to GLE’s right to designate two Governors and an alternate. This successor’s right to designate Governors and an

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alternate will terminate (and the Governors will be replaced with “At-Large Additional Governors”) upon the earlier of:

•	the sale of the successor’s assets,

•	the sale of a majority of the successor’s capital or voting securities (whether by merger or otherwise) or

•	the date that the successor no longer holds at least 20% of our outstanding membership units.

Fagen’s Board Representation. So long as Fagen is a member and holds no less than 5% of our outstanding membership units, Fagen will designate one of our Governors. If Fagen is no longer a member of us or holds less than 5% of our outstanding membership units, then Fagen’s Governor will be replaced with an “At-Large Additional Governor.” Fagen has no right to assign its board representation rights.

“At-Large” Governors. Our members will elect the remaining four Governors (the “At-Large Governors”). If GLE, its successor or Fagen loses the right to appoint a Governor, our members will also elect the replacement Governor (an “At-Large Additional Governor”). GLE, its successor and/or Fagen may not participate in these elections if they can separately designate Governors. The At-Large Governors and any At-Large Additional Governors will together designate an alternate. If any At-Large Governor or At-Large Additional Governor is not available, this alternate may act on that Governor’s behalf.

      Our members will elect the At-Large Governors and any At-Large Additional Governors for three-year terms, as follows:

Class One. In 2005, our members will elect one (or if greater, one-third rounded down to the nearest whole number) of the At-Large Governors and any At-Large Additional Governors.

Class Two. In 2006, our members will elect a second one (or if greater, one-half rounded down to the nearest whole number) of the total number of At-Large Governors and any At-Large Additional Governors that did not stand for election in Class One.

Class Three. In 2007, our members will elect the remaining At-Large Governors and At-Large Additional Governors.

      Special Board Voting Requirements. During such time that GLE is a member of us and holds at least 20% of our outstanding membership units, particular board actions will require a minimum vote of the full Board of Governors.

      The following actions will require a  2/3 vote of the full board:

(i) Hiring a manager or entering into an agreement for management services;

(ii) Hiring any replacement marketer or entering into a replacement marketing services agreement regarding the sale of products produced or sold by us;

(iii) Approving our annual operating and capital budgets;

(iv) Approving the sufficiency of any legal opinion required or the waiver of any such legal opinion; or

(v) Approving the employment or termination of accounting and auditing firms (provided, however, that at any time that we are subject to the provisions of the Sarbanes-Oxley Act of 2002, the engagement and dismissal of our independent accountants will vest solely with our Audit Committee).

      The following actions will require a  3/4 vote of the full board:

(i) Approving the sale, lease, exchange or other disposition of all or substantially all of our assets, or any merger or consolidation;

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(ii) Approving any construction at our facility exceeding an estimated cost of $1 million;

(iii) Approving changes over $50,000 in the plans or specifications for, or the contract to design and construct, our proposed ethanol plant;

(iv) Approving the debt financing terms and agreements for our proposed ethanol plant;

(v) Approving expenditures outside of the ordinary course of business in excess of $100,000 which is not part of the annual budget (provided that necessary expenditures to meet operational emergencies may be incurred);

(vi) After this offering, admitting new or substitute members, accepting capital contributions or issuing membership units or options or warrants to purchase membership units;

(vii) Initially hiring any marketer or entering into an initial marketing services agreement regarding the sale of products produced or sold by us;

(viii) Determining our gross asset values or making any tax elections; or

(ix) Further amending our Articles of Organization or our Operating and Member Control Agreement.

      The following action will require an unanimous vote of the full Board:

(i) Amending or replacing the Grain Procurement Agreement with the Farmers Cooperative Elevator Company; or

(ii) Employing or terminating the services of legal counsel.

      Special Member Voting Requirements. During such time that GLE is a member of us and holds at least 20% of our outstanding membership units, the following actions will require member approval of a minimum  2/3 vote of our membership units:

(i) Issuing membership units at less than $1,000 per unit;

(ii) Approving the sale, lease, exchange or other disposition of all or substantially all of our assets, or any merger or consolidation;

(iii) Changing our business purpose; or

(iv) Voluntarily dissolving us.

Updates to Our Sources and Uses of Cash

      Debt Financing. We originally estimated that we would require approximately $55 million of total cash to pay for all of our construction and start-up costs. However, based on our new proposed corn procurement arrangements, the Farmers Cooperative Elevator Company no longer will construct a new facility on the land its owns next to our site. Accordingly, we estimate that our plant construction expenses will increase by approximately $2,850,000 because we will be paying for and constructing the grain handling system on our site. We also anticipate that, due to recent increases in prevailing interest rates, our capitalized interest will increase. As a result, we now need approximately $58 million of total cash. We plan to use debt financing to cover the additional expenses. Accordingly, we now require between approximately $28 and approximately $40 million (depending upon how much equity we raise from this offering) in debt financing to pay the balance of our construction and start-up costs. We recently obtained a financing proposal from a commercial bank for our debt financing, but it is not for enough funds if we raise only the minimum amount in this offering. We will not close on this offering until we obtain a written commitment from one or more lenders for an amount of debt financing which, when added to our net offering proceeds (including any qualifying bridge loan proceeds), will yield at least $57,850,000.

      Revised Sources and Uses of Cash. The following tables describe our revised proposed sources of cash and use of proceeds based on a maximum offering amount of $30,000,000 and a minimum offering

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amount of $18,000,000 and assuming no qualifying bridge loan proceeds. These figures are estimates only, and the actual sources and uses of funds may vary significantly from the descriptions given below.

	Maximum Offering		Minimum Offering

Estimated Offering and Debt Proceeds:
Gross Offering Proceeds	$30,000,000	51.8%	$18,000,000	31.1%
Less Estimated Offering Expenses	(75,000)	(0.1)	(75,000)	(0.1)

Net Offering Proceeds	29,925,000	51.7	17,925,000	31.0
Estimated Gross Debt Proceeds	27,925,000	48.3	39,925,000	69.0

Total Estimated Offering and Debt Proceeds	$57,850,000	100.0%	$57,850,000	100.0%

      Revised Estimated Use of Offering and Debt Proceeds After Minimum Offering(1):

Plant Construction	$43,050,000	74.4%
Grain Receiving Elavator	2,850,000	4.9
Land and Site Development(1)	2,500,000	4.3
Administration Buildings and Furnishings	200,000	0.3
Railroad	750,000	1.3
Construction Insurance Costs	500,000	0.9
Construction Contingency	900,000	1.6
Capitalized Interest(2)	900,000	1.6
Financing Costs(2)	1,000,000	1.7
Organizational Costs(3)	650,000	1.1
Start-up Costs(4)	4,550,000	7.9

Total Estimated Use of Proceeds	$57,850,000	100.0%

(1)	In July 2004, we borrowed $500,000 from Granite Falls Bank to enable us to purchase the land for our plant site (which we did in August 2004 for $337,000) and begin site preparation. We have agreed to repay this short-term loan, with interest at 5.9% per annum, by December 2004. We intend to use net proceeds from our offering or our debt financing to repay this short-term loan.

(2)	Assumes receipt of no qualifying bridge loan proceeds. In the event that we raise the maximum amount in this offering, we expect that our capitalized interest and financing costs above will be less. We cannot estimate the reduction in these expenses at this time.

(3)	Between February and June 2004, we borrowed an aggregate of $350,000 from Granite Falls Bank which we have used to fund legal, accounting and other costs associated with our organization and operation as an entity. We have agreed to repay these short-term loans, with interest at 5.75% per annum, by December 2004. We intend to use net proceeds from our offering or our debt financing to repay these short-term loans.

(4)	Includes $600,000 of pre-production period expenses, $1,500,000 of initial inventories of corn and other ingredients and chemicals, our initial $500,000 of work-in-process, $950,000 of ethanol and dry distillers grain inventories, $500,000 of spare parts for our process equipment and $500,000 of working capital.

      Debt Financing Commitment. In August 2004, we obtained a letter of commitment from First National Bank of Omaha for up to $34,000,000 of debt financing for the construction of our plant (not to exceed 58% of total project cost) and a subsequent term loan and for a $3,500,000 line of credit for operations. This commitment is not for enough funds for us to close on this offering if we sell only the minimum $18 million of Membership Units, and it requires us to have minimum cash equity of $24,000,000. We are continuing to seek a debt financing commitment for a greater amount. In the

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alternative, we will need to sell more than $18 million of our Membership Units before we can satisfy the basic requirements of the loan proposal and terminate the escrow of investor funds.

      Under the terms of the First National Bank of Omaha proposal:

•	During construction, we would make quarterly interest only payments on the principal balance at an interest rate equal to the one-month LIBOR (the London Interbank Offered Rate) plus 3.50%.

•	When the ethanol plant is complete and operating, the proposed construction loan would convert into two loans. The first would be a five-year term loan with quarterly interest and principal payments on a ten-year amortization. The second would be a $5,000,000 revolving loan. The interest rate on these loans would equal the one- or three-month LIBOR plus 3.50%. However, this interest rate could adjust downward depending on the ratio of our debt to tangible net worth as reported in our monthly financial statements. If this ratio were less than 1.25-to-1.00, the interest rate would be at the applicable LIBOR plus 3.25%. If this ratio were less than 1.00-to-1.00, the interest rate would be at the applicable LIBOR plus 3.00%. If this ratio were less than 0.75-to-1.00, the interest rate would at the applicable LIBOR plus 2.75%. There would be an unused commitment fee of 0.375% on the average unused portion of the revolving loan, payable quarterly.

•	We would be required to enter into an interest rate swap covering not less than 50% of our term loan’s outstanding balance. This would help protect our exposure to increases in interest rates by effectively fixing the interest rate, for some period of time, on this portion of the term loan. We cannot currently estimate what this effective fixed rate would be or whether it would run over the balance of the loan term, or whether particular changes in prevailing market interest rates could still adversely affect us.

•	The operating line of credit would be subject to annual renewal and require payment of interest only on the outstanding balance. The interest rate would equal the one-month LIBOR plus 3.50%. This interest rate could adjust downward in the same manner described above. There would be an unused commitment fee of 0.375% on the average unused portion of the operating line of credit, payable quarterly.

•	We would be required to apply 15% of our excess cash flow, as defined by the bank, to reduce our loan balance.

•	The bank would have a security interest in substantially all of our assets.

•	The loan agreements would contain restrictions and financial covenants to which we would be subject. If our project suffers delays, we may not be able to timely repay the loans. If interest rates increase, we will have higher interest payments, which could adversely affect our business.

UPDATE ON COMPETITION

      As of May 2004, the ethanol industry has grown to 76 production facilities in the United States, up from 72 facilities as reported in our Prospectus based on January 2004 information. As of May 2004, 12 additional facilities are under new or expansion construction. The largest ethanol producers include Abengoa Bioenergy Corp., A.E. Staley, AGP, Archer Daniels Midland, Aventine Renewable Energy, Inc., Badger State Ethanol, LLC, Cargill, Chief Ethanol, Corn Plus, LLP, Dakota Ethanol, LLC, Glacial Lakes Energy, LLC, Great Plains Ethanol, LLC, Iowa Ethanol, LLC, James Valley Ethanol, LLC, Little Sioux Corn Processors, LP, Michigan Ethanol, LLC, MGP Ingredients, Inc., Midwest Grain Processors, New Energy Corp., Northern Lights Ethanol, LLC, Otter Creek Ethanol, LLC, Sioux River Ethanol, LLC, Tall Corn Ethanol, LLC and VeraSun Energy Corporation, each of which is capable of producing more ethanol than we expect to produce. According to the Renewable Fuels Association, as of May 2004, the following table identifies most of the new producers, new or expansion construction and other updated information in the United States arising since the January 2004 information contained in our Prospectus.

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UPDATED U.S. FUEL ETHANOL PRODUCTION CAPACITY

in million gallons per year (mgy)

Company	Location	Feedstock	Mgy

ACE Ethanol†	Stanley, WI	Corn	15 (additional)
Agra Resources Coop (Exol)*	Albert Lea, MN	Corn	38 (increase of 1)
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	40
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	20
Golden Grain Energy, LLC*†	Mason City, IA	Corn	40
Lincolnland Agri-Energy, LLC*†	Palestine, IL	Corn	40
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	46 (increase of 6)
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	45
Sioux River Ethanol, LLC*	Hudson, SD	Corn	45
Trenton Agri Products, LLC	Trenton, NE	Corn	30
Utica Energy, LLC†	Oshkosh, WI	Corn	26 (additional)
Voyager Ethanol, LLC*†	Emmetsburg, IA	Corn	50
Total Capacity of All U.S. Plants (includes those under construction)			3,748.8

*	farmer-owned

†	under construction

UPDATE TO CERTAIN TRANSACTIONS AND CONFLICTS OF INTEREST

      Additional Banking and Loan Transactions. In July 2004, Fagen guaranteed an additional $500,000 line of credit at Granite Falls Bank to provide us with working capital. In August 2004, we used a portion of the funds from the line of credit to close on the purchase of the property for our proposed plant site. The line of credit bears interest at 5.9% per annum on the outstanding balance, which is due on demand or December 1, 2004, whichever is later. We plan to repay the line of credit, and thereby retire Fagen’s obligation, out of net proceeds of this offering or our debt financing.

UPDATE REGARDING PERMITS AND OTHER ACTIVITIES

      We have obtained a majority of the required air, water and other permits for our proposed plant. Over the past several months, we have received the following important permits and other rights:

•	In April 2004, we received an Air Emission Permit from the Minnesota Pollution Control Agency (the “MPCA”);

•	In May 2004, we received a Water Quality Discharge Permit (NPDES/ SDS) from the MPCA;

•	In June 2004, we received a Conditional Water Use Permit for the Minnesota River from Chippewa County;

•	In July 2004, we received an Above Ground Storage Tank Permit (effective September 1, 2004) from the MPCA; and

•	In August 2004, we received a Construction Storm Water Permit from the MPCA.

      In addition, we are also working to finalize our final water appropriation and intake permit with the Army Corp. of Engineers. In August 2004, we executed our agreement with our electrical service provider. We also obtained from the Minnesota Department of Transportation a utilities permit for a road right of way access and modification. We continue to negotiate through a retained consultant our rail contract with

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both the TC&W railroad and the Burlington Northern Santa Fe railroad. We are also working towards finalizing our agreement with natural gas providers.

      We continue to work on the preliminary design and development of our proposed plant and obtaining our final permitting requirements and other contracts. We also are meeting with potential marketers for our ethanol and distillers dried grains. We will seek to have marketing arrangements completed well before we complete construction of our plant.

ADDITIONAL RISK FACTORS

      You should be aware that there are various risks associated with an investment in us before you invest in our membership units. You should carefully consider these additional risk factors, together with all of the other information included in this Prospectus Supplement, along with the risk factors, and all of the other information, included in our prospectus.

Additional Risks Associated with Our Financing Plan and This Offering

We cannot assure that GLE and Fagen will actually subscribe for membership units.

      GLE and Fagen have not made their final investment decision to purchase membership units. Their proposed purchases are also subject to particular conditions that we may not satisfy. If GLE and Fagen do not purchase membership units, we will need to seek other investors to reach the minimum number of membership units in this offering.

Investors who have previously subscribed must reconfirm their subscriptions, adversely impacting our ability to complete this offering.

      Because of our new proposed arrangements with GLE and Fagen, investors who previously subscribed for membership units must reconfirm their subscriptions. We will return the escrowed funds to investors who do not do so and then must seek new investors to replace those who do not reconfirm their subscriptions. This may make it more difficult for us to achieve the minimum sales of units required to close on our offering.

We cannot assure that we will obtain the necessary debt financing for our project.

      We estimate that our construction costs for the ethanol plant will increase approximately $2,850,000 because we are now responsible to pay for and construct the grain handling system on our site. Interest rates have also recently increased. We are not raising additional equity to cover these additional expenses, but intend to use debt financing. We recently obtained a debt financing commitment for our project, but it is not for enough funds if we raise only the minimum amount in this offering. We cannot assure that we will be able to obtain the required debt financing.

Additional Risks Associated with Our Formation and Operation

GLE and Fagen may be able to control our business and affairs, and their interests may conflict with ours.

      Because of their right to appoint particular Governors, GLE and Fagen may be able to control, or significantly influence, decisions of our Board of Governors. In addition, we will enter into agreements with GLE giving it and its officers comprehensive, day-to-day management authority over our business and finances. As a result, GLE and Fagen could make decisions that adversely our other members. In addition, GLE’s and Fagen’s control over us could deter third parties from making an offer to acquire our business, which might harm investors.

9

We will depend on GLE and its officers, who will dedicate only part-time efforts to us.

      Under the proposed agreement with GLE, GLE will provide contract management of our business. GLE’s officers will provide services to us on a part-time basis, without any specific time commitments. We cannot assure that the inherent conflicts of interest that will arise will not harm us.

EXPERTS

      The financial statements of Granite Falls Community Ethanol Plant, LLC as of and for the years ended December 31, 2003 and 2002, and for the period from inception (December 29, 2000) to December 31, 2003, appearing in this Prospectus Supplement and registration statement have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

10

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

Board of Governors

Granite Falls Community Ethanol Plant, LLC
Granite Falls, MN

      We have audited the accompanying balance sheet of Granite Falls Community Ethanol Plant, LLC (a development stage company), as of December 31, 2003 and 2002 and the related statements of operations, changes in members’ equity (deficit), and cash flows for the years ended December 31, 2003 and 2002 and for the period from inception (December 29, 2000) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Granite Falls Community Ethanol Plant, LLC (a development stage company) as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2003, and the period from inception to December 31, 2003 in conformity with U.S. generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, among other conditions, the Company has incurred a shortage of operating cash, has negative working capital, and has members’ deficit of $299,724. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding this matter is also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota

February 3, 2004, except for the second paragraph of Note 4 and the fourth sentence of Note 7 as to which the date is February 17, 2004

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

BALANCE SHEET

	December 31,	December 31,
	2003	2002

ASSETS
Current Assets
Cash	$—	$251,987
Prepaid expenses	2,000	1,005

Total current assets	2,000	252,992
Equipment
Office equipment	6,317	6,317
Less accumulated depreciation	1,369	105

Net equipment	4,948	6,212
Other Assets
Deferred offering costs	—	134,978

Total other assets	—	134,978

Total Assets	$6,948	$394,182

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities
Checks drawn in excess of funds on deposit	$11,417	$—
Accounts payable	86,937	39,095
Accrued interest	11,518	5,201
Note payable — Granite Falls Bank	149,000	—
Note payable — City of Granite Falls	47,800	—

Total current liabilities	306,672	44,296
Long-Term Debt	—	47,800
Commitments and Contingencies
Members’ Equity (deficit)
Member contributions, net of costs related to capital contributions, 1,417 units outstanding at December 31, 2003 and December 31, 2002	628,641	628,641
Deficit accumulated during development stage	(928,365)	(326,555)

Total members’ equity (deficit)	(299,724)	302,086

Total Liabilities and Members’ Equity (deficit)	$6,948	$394,182

      Notes to Financial Statements are an integral part of this Statement.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

STATEMENTS OF OPERATIONS

			From Inception
	Year Ended	Year Ended	(December 29, 2000)
	December 31,	December 31,	to December 31,
	2003	2002	2003

Revenues	$—	$—	$—
Operating Expenses
Project coordinator	56,218	59,291	149,359
Surveying, site and permitting expense	30,792	36,477	120,510
Professional and consulting fees	126,805	108,595	249,712
General and administrative	57,672	15,186	76,378

Total operating expenses	271,487	219,549	595,959

Operating Loss	(271,487)	(219,549)	(595,959)
Other Income (Expense)
Interest income	748	3,221	3,969
Miscellaneous income	—	—	1,000
Interest expense	(6,317)	(4,202)	(12,621)
Offering costs	(324,754)	—	(324,754)

Total other expense, net	(330,323)	(981)	(332,406)

Net Loss	$(601,810)	$(220,530)	$(928,365)

Net Loss Per Unit (1,417, 928 and 780 weighted average units outstanding, respectively)	$(424.71)	$(237.64)	$(1,190.21)

Notes to Financial Statements are an integral part of this Statement.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

Balance — December 29, 2000	$—
Balance — December 31, 2000	—
Net loss for the year ended December 31, 2001	(106,025)

Balance — December 31, 2001	(106,025)
Capital contributions
January 2002 — 200 units	55,000
March-July 2002 — 1,167 units, net of $35,962 of costs related to raising capital contributions	547,538
August 2002 — conversion of $25,000 note payable and accrued interest to the City of Granite Falls to 50 units	26,103
Net loss for the year ended December 31, 2002	(220,530)

Balance — December 31, 2002	302,086
Net loss for the year ended December 31, 2003	(601,810)

Balance — December 31, 2003	$(299,724)

Notes to Financial Statements are an integral part of this Statement.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

			From Inception
	Year Ended	Year Ended	(December 29, 2000)
	December 31,	December 31,	to December 31,
	2003	2002	2003

Cash Flows from Operating Activities
Net loss	$(601,810)	$(220,530)	$(928,365)
Adjustments to reconcile net loss to net cash from operations:
Depreciation	1,264	105	1,369
Offering costs	324,754	—	324,754
Changes in assets and liabilities
Prepaid expenses	(995)	(1,005)	(2,000)
Accounts payable	33,950	(13,998)	68,632
Accrued interest	6,317	4,202	12,621

Net cash used in operating activities	(236,520)	(231,226)	(522,989)
Cash Flows from Investing Activities
Capital expenditures	—	(6,317)	(6,317)

Net cash used in investing activities	—	(6,317)	(6,317)
Cash Flows from Financing Activities
Checks drawn in excess of cash	11,417	—	11,417
Proceeds from short term notes payable	149,000	—	149,000
Proceeds from long term notes payable	—	—	72,800
Member contributions	—	638,500	638,500
Payments for costs of raising capital	—	(35,962)	(35,962)
Payments for offering costs	(175,884)	(130,565)	(306,449)

Net cash provided by (used in) financing activities	(15,467)	471,973	529,306

Net Increase (Decrease) in Cash	(251,987)	234,430	—
Cash — Beginning of Period	251,987	17,557	—

Cash — End of Period	$—	$251,987	$—

Supplemental Disclosure of Noncash Investing and Financing Activities
Deferred offering costs in accounts payable	$18,305	$4,413	$18,305

Conversion of note payable and accrued interest into member units	$—	$26,103	$26,103

Notes to Financial Statements are an integral part of this Statement.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2003 and 2002

1.	Summary of Significant Accounting Policies

Nature of Business

      The Company, which anticipates its plant location to be near Granite Falls, Minnesota, was organized to fund and construct a 40 million gallon ethanol plant with distribution to upper Midwest states. In addition, the Company intends to produce and sell distillers dried grains as a co-product of ethanol production. Construction is anticipated to begin in the spring or summer of 2004. As of December 31, 2003, the Company is in the development stage with its efforts being principally devoted to organizational, project feasibility, equity raising and permitting activities.

Fiscal Reporting Period

      The Company has adopted a fiscal year ending December 31 for reporting financial operations.

Accounting Estimates

      Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

      Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

Cash

      The Company maintains its accounts at one financial institution which is a member of the Company. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Deferred Offering Costs

      The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity units occurs, these costs will be netted against the proceeds received; or if the equity financing does not occur, they will be expensed. The initial stock offering terminated in December 2003 and all related deferred offering costs totaling $324,754 were expensed.

Equipment

      Equipment is stated at the lower of cost or estimated fair value. Depreciation is provided over an estimated useful life of five years by use of the straight line depreciation method. Depreciation expense for the years ending 2003 and 2002 was $1,264 and $105, respectively. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

Fair Value of Financial Instruments

      The fair value of the Company’s cash and note payable to Granite Falls Bank approximates its carrying value. It is not currently practicable to estimate the fair value of the notes payable to the City of Granite Falls since these agreements contain unique terms, conditions, and restrictions, which were

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

negotiated at arm’s length with the City of Granite Falls, as discussed in Note 3, there is no readily determinable similar instrument on which to base an estimate of fair value.

Grants

      The Company will recognize grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant.

Income Taxes

      Granite Falls Community Ethanol Plant, LLC is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

Reclassification

      Certain amounts in the Statement of Operations for 2002 and inception to date have been reclassified to conform to 2003 classifications. These reclassifications had no effect on net loss as previously reported.

Financial Statement Pronouncements

      The Financial Accounting Standards Board (FASB) has issued Statement No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133.

      The Financial Accounting Standards Board (FASB) has issued Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The Statement establishes standards for how an issuer classifies and measures certain financial instruments.

      Management does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

2.	Development Stage Enterprise

      The Company was formed on December 29, 2000 to have an indefinite life. The Company was initially capitalized by proceeds from notes payable to the City of Granite Falls, Minnesota and later by contributions from its founding members and additional seed capital investors. The seven founders contributed an aggregate of $55,000 for 700 units and subsequently the Board of Governors approved a 1:2 reverse membership unit split for the founding members. In addition, six of the seven founding members agreed to return to the Company one-half of each of their remaining units, thereby reducing the number of units held by each such founding member to twenty-five. Sixty-five members, including six of the founders or their affiliates, contributed an additional aggregate of $583,500 for 1,167 units that were issued between March and July 2002 pursuant to a private placement memorandum. On July 31, 2002, the Company discontinued selling units under the private placement memorandum. In August 2002, the Company converted a $25,000 note payable plus accrued interest to the City of Granite Falls to 50 units. Net Loss Per Unit retroactively reflects the two 1:2 reverse membership unit splits as well as the return of units to the Company by the founders.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Income and losses are allocated to all members based upon their respective percentage units held. See Note 4 for further discussion of members’ equity.

3.	Notes Payable

      At December 31, 2003 and 2002, the Company has $47,800 of notes payable with the City of Granite Falls, Minnesota due on January 1, 2004, including interest at 7%. All notes are secured by terms and conditions of the Development Agreement dated February 2, 2001, and subsequently amended, between the City and the Company. The repayment of up to the entire amount may be forgiven subject to the covenants set forth in the Development Agreement.

      Under the terms of the Development Agreement, the notes payable can be forgiven at a rate of $5,000 for each job created, up to ten jobs, within six months of the start-up of operations of the facility, provided each job pays a gross annual wage or salary of not less than $24,500. In addition, upon the completion of financing and organizational startup, $25,000 of the notes payable may be converted to equity with a market value of $25,000 or more. In August 2002, the City Council of Granite Falls approved the conversion of a $25,000 note due from the Company plus accrued interest into fifty units. The notes payable are completely forgiven, in their entirety, if the project is abandoned.

      As of December 31, 2003, the Company has a line of credit from a bank expiring January 15, 2004 at a maximum of $200,000 with an interest rate of 5.75% and secured by a separate security agreement and guaranteed by two members of the Company. The outstanding balance as of December 31, 2003, was $149,000.

      In January 2004, the notes payable to the City of Granite Falls and Granite Falls Bank matured. The Company is working with the City of Granite Falls to extend the note. The Company obtained an extension on the Granite Falls Bank note to June 2004. In February 2004, the Company obtained an additional $100,000 note payable with interest at 5.75% from the Granite Falls Bank due in October 2004.

4.	Members’ Equity

      As specified in the Company’s operating agreement, the Company initially will have one class of units. No member shall transfer all or any portion of an interest without the prior written consent of the Board of Governors. The Company prepared an SB-2 Registration Statement for a minimum of 18,000 units and a maximum of 30,000 units which where available for sale at $1,000 per unit with a minimum investment of $5,000. During February 2003, the Company’s Registration Statement was declared effective by the United States Securities and Exchange Commission. The Company did not raise the minimum of $18,000,000 through the offering by December 27, 2003 and the offering expired. As of December 31, 2003, the Company was returning funds to the subscribed investors.

      The Board voted to prepare a new offering and has filed a Registration Statement with the United States Securities and Exchange Commission. This Registration Statement will offer up to a minimum of $18,000,000 and a maximum of $30,000,000 of units for sale at $1,000 per unit. The minimum purchase is five units. The Registration Statement was declared effective in February 2004.

      In addition, bridge loans may be used for property acquisition and plant construction to begin before any subscriptions are accepted. These bridge loans will count toward the $18,000,000 minimum purchase of units if the lender loans the Company at least $500,000 and, by the time the Company first accepts subscriptions, the lender has agreed that the Company will repay the loan only if the Company sells more than the $18,000,000 of units in the Offering and the lender will convert any unpaid balance at August 30, 2004 to units in the Offering at $1,000 per unit.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The Company will hold all funds received from investors (other than qualifying bridge loan proceeds) in an interest-bearing account at Granite Falls Bank, the escrow agent, until they receive the minimum subscription amount of $18,000.000 (counting, for this purpose, any qualifying bridge loan proceeds) and secure a written commitment from one or more lenders for debt financing to construct and start-up the plant. The Company must receive the $18,000,000 minimum (counting, for this purpose, any qualifying bridge loan proceeds) by August 31, 2004 and secure the debt financing commitment by September 30, 2004. The existing members must also approve particular amendments to the operating agreement before they close. The Company will return the investments (other than qualifying bridge loan proceeds) to the investors promptly with interest if they do not satisfy these conditions.

5.	Income Taxes

      The differences between the financial statement basis and tax basis of assets are as follows:

	December	December
	2003	2002

Financial statement basis of assets	$6,948	$394,182
Plus organization and start-up costs capitalized	494,916	170,162
Syndication costs not deductible for tax purposes	—	(134,978)
Accumulated depreciation and amortization	(1,369)	(211)

Income tax basis of assets	$500,495	$429,155

      There were no differences between the financial statement basis and tax basis of the Company’s liabilities.

6.	Commitments and Contingencies

      The Company has signed a non-binding letter of intent with a general contractor, who is also a member, for various design and construction services. The letter of intent stipulates that the engineer and general contractor will be engaged to construct a plant for approximately $43 million. The Company intends to begin construction in the spring or summer of 2004 and anticipates total project costs to approximate $55 million.

      In addition to the equity the Company intends to raise by August 31, 2004 of $18 to $30 million, the Company will need to obtain debt financing of approximately $25 to $37 million, depending upon the amount of equity raised, to fund the cost of the project. The Company needs to obtain a debt financing commitment by September 30, 2004. The Company does not currently have a written commitment to obtain the additional debt financing.

      In February 2002, the Company executed an energy management and engineering service agreement with an organization that will provide economic comparisons and engineering cost estimates. The total initial commitment for this agreement is $20,000 plus a maximum of $2,500 for travel expense. As of September 30, 2003, $37,750 of these costs are included in accounts payable. The agreement expired in October 2002 and was extended for seven months. In May 2003, the Company terminated this agreement.

      In fiscal 2001, the Company made a nominal payment to obtain an option to purchase approximately 31 acres of land for a price of $168,000. This option was extended in December 2003 to December 31, 2004. The Company is considering this parcel of land as a viable site for their ethanol plant.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In March 2003, the Company made a nominal payment to obtain an option agreement to purchase approximately 25 acres of land for approximately $168,000. This agreement gives the Company until December 31, 2004 to exercise this option.

      In March 2001, the Company executed an agreement, as subsequently amended, with a member to serve as project coordinator. The agreement pays a maximum of $5,000 per month, renews every thirty days, and may be terminated by the Company at any time with no less than 10 days written notice.

      In February 2003, the Company entered into an agreement with an unrelated party to act as the Company’s project consultant. The agreement pays $1,250 per week, with a one-time bonus of $40,000 ($20,000 minimum in Company stock). This bonus is payable after the Company has raised the minimum amount of equity required to close on its public offering and has secured a loan commitment by a prospective lender sufficient to finance the Company’s project. As of December 31, 2003, $4,284 of these costs are included in accounts payable.

      In April 2003, the Company entered an agreement with an unrelated party to primarily focus on transportation, with an emphasis on rail rates, competing modes, transloading alternatives, potential rail-water outlets and new types of rail equipment. The consulting fee will be $75 per hour plus any out-of-pocket expenses, with fees prior to start up at a maximum of $10,000, at which $5,000 will be at risk. As of December 31, 2003, there were no costs included in accounts payable.

      In October 2003, the Company entered into a corn storage and grain handling agreement with a member. The parties agree that their obligations shall be subject to and conditioned upon final approval by the lenders and final financial close of the public offering. In addition, the member does agree that it shall execute a subscription agreement in connection with the above referenced public offering and that the minimum subscribed amount and contribution with respect to the project represented thereby shall be no less than $500,000.

7.	Going Concern

      As shown in the accompanying financial statements, the Company incurred a net loss of $928,365 from inception to December 31, 2003. The Company has incurred a shortage of operating cash and has negative working capital. The Company had not raised the minimum equity offering amount by December 27, 2003 and the offering expired. The Company filed its second registration statement with the United States Securities and Exchange Commission which became effective February 2004. These factors create an uncertainty about the Company’s ability to continue as a going concern. Management of the Company has obtained a line of credit and is seeking additional grants, although they have not yet secured any commitments for such grants. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

8.	Events (Unaudited) Subsequent to the Date of the Report of Independent Auditors

      The Company is filing a post-effective amendment to its Registration Statement. Incorporated in the amendment, the Company has revised its estimate of total costs of the project from approximately $55 million to approximately $57.9 million. The Company anticipates funding the development of the ethanol plant by raising equity of at least $18 million and securing financing of $27.9 -$39.9 million. As of June 30, 2004, the Company has received subscriptions for 10,202 units, which will be subject to certain withdrawal rights as described in the amendment.

      In June 2004, the Company obtained an extension to repay the $200,000 note to Granite Falls Bank until December 1, 2004 or, if sooner, until the bank demands payment.

      In July 2004, the Company obtained a $500,000 note from Granite Falls Bank with interest at 5.9% and is due on demand or December 1, 2004, whichever is earlier. The note is guaranteed by a member.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In August 2004, the Company entered into a debt financing commitment with First National Bank of Omaha for a construction loan of up to $34 million for the construction of the ethanol plant and a subsequent line of credit of $3.5 million. During construction of the ethanol plant, the Company would pay quarterly interest payments on the outstanding construction loan balance at the one-month London Interbank Offered Rate (LIBOR) plus 3.50%. Upon the ethanol plant becoming operational, the construction loan will convert into a five year term loan amortized over ten years. The term loan has provisions for both a variable or fixed rate option.

      In August 2004, the Company entered into an agreement with an electrical service provider to provide electrical service to the ethanol plant. Under the agreement, in additional to paying the stated electrical rates, the Company is required to install, or have installed, transmission lines and a substation. The cost of the transmission lines and substation are included in the Company’s anticipated total project costs of the ethanol plant as discussed above.

      In August 2004, the Company also entered into two bridge loan arrangements qualifying to count toward the $18 million minimum for the Company’s initial public offering. One of the qualifying bridge loan arrangements, for between $2.5 and $4.5 million, was provided by a member. At a minimum, $9 million of qualifying bridge loans will convert to equity units if the SEC declares effective the post-effective amendment to the Company’s Registration Statement on or before August 31, 2004. The Company is negotiating a construction consulting and an operating and management agreement with one of the qualifying bridge loan providers.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

CONDENSED BALANCE SHEET

June 30,
2004

(Unaudited)
ASSETS
Current Assets
Cash	$14,446
Prepaid expenses	10,425

Total current assets	24,871
Equipment
Office equipment	6,317
Less accumulated depreciation	1,997

Net equipment	4,320
Other Assets
Deferred offering costs	86,529

Total other assets	86,529

Total Assets	$115,720

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$210,795
Accrued interest	13,626
Notes payable — Granite Falls Bank	350,000
Notes payable — City of Granite Falls	47,800

Total current liabilities	622,221
Commitments and Contingencies
Members’ Equity (Deficit)
Member contributions, net of costs related to capital contributions, 1,417 units outstanding at June 30, 2004	628,641
Deficit accumulated during development stage	(1,135,142)
Total members’ equity (deficit)	(506,501)

Total Liabilities and Members’ Equity (Deficit)	$115,720

Notes to Financial Statements are an integral part of this Statement.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

			From Inception
	Quarter Ended	Quarter Ended	(December 29, 2000)
	June 30,	June 30,	to June 30,
	2004	2003	2004

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—
Operating Expenses
Project coordinator	13,000	14,960	174,322
Surveying, site and permitting expense	15,092	4,008	157,454
Professional and consulting fees	49,451	63,794	353,525
General and administrative	15,787	34,930	108,771

Total operating expenses	93,330	117,692	794,072

Operating Loss	(93,330)	(117,692)	(794,072)
Other Income (Expense)
Interest income	—	228	3,969
Miscellaneous income	—	—	2,000
Interest expense	(5,647)	(958)	(22,285)
Offering costs	—	—	(324,754)

Total other income (expense), net	(5,647)	(730)	(341,070)

Net Loss	$(98,977)	$(118,422)	$(1,135,142)

Net Loss Per Unit (1,417, 1,417 and 870 weighted average units outstanding, respectively)	$(69.85)	$(83.57)	$(1,304.76)

Notes to Financial Statements are an integral part of this Statement.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2004	2003

	(Unaudited)	(Unaudited)
Revenues	$—	$—
Operating Expenses
Project coordinator	24,963	29,960
Surveying, site and permitting expense	36,944	12,834
Professional and consulting fees	106,864	108,782
General and administrative	29,344	77,078

Total operating expenses	198,115	228,654

Operating Loss	(198,115)	(228,654)
Other Income (Expense)
Interest income	1	716
Miscellaneous income	1,000	—
Interest expense	(9,664)	(1,899)

Total other expense, net	(8,663)	(1,183)

Net Loss	$(206,778)	$(229,837)

Net Loss Per Unit (1,417 average units outstanding for both periods)	$(145.93)	$(162.20)

Notes to Financial Statements are an integral part of this Statement.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

	Six Months	Six Months	From Inception
	Ended	Ended	(December 29, 2000)
	June 30,	June 30,	to June 30,
	2004	2003	2004

	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(206,778)	$(229,837)	$(1,135,142)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	628	632	1,997
Offering costs	—	—	324,754
Changes in assets and liabilities
Prepaid expenses	(8,425)	(8,928)	(10,425)
Accounts payable	114,180	69,678	201,116
Accrued interest	2,108	1,899	14,729

Net cash used in operating activities	(98,287)	(166,556)	(602,971)
Cash Flows from Investing Activities
Capital expenditures	—	—	(6,317)

Net cash used in investing activities	—	—	(6,317)
Cash Flows from Financing Activities
Checks drawn in excess of cash	(11,417)	—	—
Proceeds from short term notes payable	201,000	—	422,800
Member contributions	—	—	638,500
Payments for costs of raising capital	—	—	(35,962)
Payments for offering costs	(76,850)	(40,461)	(401,604)

Net cash provided by (used in) financing activities	112,733	(40,461)	623,734

Net Increase (Decrease) in Cash	14,446	(207,017)	14,446
Cash — Beginning of Period	—	251,987	—

Cash — End of Period	$14,446	$44,970	$14,446

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$7,556	$—	$7,556

Supplemental Disclosure of Noncash Investing and Financing Activities
Deferred offering costs in accounts payable	$9,679	$2,355	$9,679

Conversion of note payable and accrued interest into member units	$—	$—	$26,103

Notes to Financial Statements are an integral part of this Statement.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

June 30, 2004

1.	Summary of Significant Accounting Policies

      The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended December 31, 2003, contained in the Company’s annual report on Form 10-KSB for 2003.

      In the opinion of management, the interim condensed financial statements reflect all adjustments considered necessary for fair presentation. The adjustments made to these statements consist only of normal recurring adjustments.

Nature of Business

      The Company, which anticipates its plant location to be near Granite Falls, Minnesota, was organized to fund and construct a 40 million gallon ethanol plant with distribution to upper Midwest states. In addition, the Company intends to produce and sell distillers dried grains as a co-product of ethanol production. Construction is anticipated to begin in the fall of 2004. As of June 30, 2004, the Company is in the development stage with its efforts being principally devoted to organizational, project feasibility, equity raising and permitting activities.

Accounting Estimates

      Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

      Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

Deferred Offering Costs

      The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity units occurs, these costs will be netted against the proceeds received; or if the equity financing does not occur, they will be expensed.

Fair Value of Financial Instruments

      The fair value of the Company’s cash and notes payable to Granite Falls Bank approximates its carrying value. It is not currently practicable to estimate the fair value of the notes payable to the City of Granite Falls since these agreements contain unique terms, conditions, and restrictions, which were negotiated at arm’s length with the City of Granite Falls, as discussed in Note 3, there is no readily determinable similar instrument on which to base an estimate of fair value.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Grants

      The Company will recognize grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant.

Income Taxes

      Granite Falls Community Ethanol Plant, LLC is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

Financial Statement Pronouncements

      The Financial Accounting Standards Board (FASB) has issued Statement No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133.

      The Financial Accounting Standards Board (FASB) has issued Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The Statement establishes standards for how an issuer classifies and measures certain financial instruments.

      Management does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

2.	Development Stage Enterprise

      The Company was formed on December 29, 2000 to have an indefinite life. The Company was initially capitalized by proceeds from notes payable to the City of Granite Falls, Minnesota and later by contributions from its founding members and additional seed capital investors. The seven founders contributed an aggregate of $55,000 for 700 units and subsequently the Board of Governors approved a 1:2 reverse membership unit split for the founding members. In addition, six of the seven founding members agreed to return to the Company one-half of each of their remaining units, thereby reducing the number of units held by each such founding member to twenty-five. Sixty-five members, including six of the founders or their affiliates, contributed an additional aggregate of $583,500 for 1,167 units that were issued between March and July 2002 pursuant to a private placement memorandum. On July 31, 2002, the Company discontinued selling units under the private placement memorandum. In August 2002, the Company converted a $25,000 note payable plus accrued interest to the City of Granite Falls to 50 membership units. Net Loss Per Unit retroactively reflects the two 1:2 reverse membership unit splits as well as the return of units to the Company by the founders.

      Income and losses are allocated to all members based upon their respective percentage units held. See Note 4 for further discussion of members’ equity.

3.	Notes Payable

      At June 30, 2004, the Company has $47,800 of notes payable with the City of Granite Falls, Minnesota due on January 1, 2004, including interest at 7%. All notes are secured by terms and conditions of the Development Agreement dated February 2, 2001, and subsequently amended, between the City and the Company. The repayment of up to the entire amount may be forgiven subject to the covenants set

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

forth in the Development Agreement. The Company is currently negotiating extensions of the notes with the City.

      Under the terms of the Development Agreement, the notes payable can be forgiven at a rate of $5,000 for each job created, up to ten jobs, within six months of the start-up of operations of the facility, provided each job pays a gross annual wage or salary of not less than $24,500. In addition, upon the completion of financing and organizational startup, $25,000 of the notes payable may be converted to equity with a market value of $25,000 or more. In August 2002, the City Council of Granite Falls approved the conversion of a $25,000 note due from the Company plus accrued interest into fifty membership units. The notes payable are completely forgiven, in their entirety, if the project is abandoned.

      As of June 30, 2004, the Company has a line of credit from a bank expiring December 1, 2004 (or upon the bank’s demand if sooner) at a maximum of $200,000 with an interest rate of 5.75% and secured by a separate security agreement and guaranteed by two members of the Company. The outstanding balance as of June 30, 2004 was $200,000.

      In February 2004, the Company obtained an additional $100,000 note payable with interest at 5.75%, secured by a separate security agreement and guaranteed by a member of the Company and due in October 2004 (or sooner, upon the bank’s demand), from the Granite Falls Bank. The outstanding balance as of June 30, 2004 is $100,000.

      In April 2004, the Company obtained an additional $50,000 note payable with interest at 5.75% from the Granite Falls Bank due in October 2004 (or sooner, upon the bank’s demand), secured by a separate security agreement and guaranteed by a member of the Company. The outstanding balance as of June 30, 2004 is $50,000.

      In July 2004, the Company obtained a $500,000 loan with interest at 5.9% from Granite Falls Bank to purchase land and for operations. This note is due in December 2004 (or sooner, upon the bank’s demand) and is secured by a separate security agreement and guaranteed by a member of the Company.

4.	Members’ Equity

      As specified in the Company’s operating agreement, the Company initially will have one class of membership units. No member shall transfer all or any portion of an interest without the prior written consent of the Board of Governors. The Company prepared an SB-2 Registration Statement for a minimum of 18,000 units which expired on December 27, 2003 because the Company did not raise the required minimum.

      The Board voted to prepare a new offering and has filed a Registration Statement with the United States Securities and Exchange Commission. This Registration Statement will offer up to a minimum of $18,000,000 and a maximum of $30,000,000 of units for sale at $1,000 per unit. The minimum purchase is five units. The Registration Statement was declared effective in February 2004.

      In addition, bridge loans may be used for property acquisition and plant construction to begin before any subscriptions are accepted. These bridge loans will count toward the $18,000,000 minimum purchase of units if the lender loans the Company at least $500,000 and, by the time the Company first accepts subscriptions, the lender has agreed that the Company will repay the loan only if the Company sells more than the $18,000,000 of units in this offering and the lender will convert any unpaid balance at August 30, 2004 to units in this offering at $1,000 per unit.

      The Company will hold all funds received from investors, other than qualifying bridge loan proceeds, in an interest-bearing account at Granite Falls Bank, the escrow agent, until they receive the minimum subscription amount of $18,000,000, including, for this purpose, any qualifying bridge loan proceeds, and

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

secure a written commitment from one or more lenders for debt financing to construct and start-up the plant. The Company must receive the $18,000,000 minimum, including, for this purpose, any qualifying bridge loan proceeds, by August 31, 2004 and secure the debt financing commitment by September 30, 2004. The existing members must also approve particular amendments to the operating agreement before they close. The Company will return the investments, other than qualifying bridge loan proceeds, to the investors promptly with interest if they do not satisfy these conditions.

      At June 30, 2004, the Company had subscriptions totaling $10,202,000 for 10,202 units. The Company filed post-effective amendments to its Registration Statement in July and August 2004. As required in accordance with the amendments to the Company’s Registration Statement, investors who previously subscribed for membership units must reconfirm their subscriptions.

5.	Commitments and Contingencies

      The Company has signed a non-binding letter of intent with a general contractor, who is also a member, for various design and construction services. The letter of intent stipulates that the engineer and general contractor will be engaged to construct a plant for approximately $43 million. The Company intends to begin construction in the fall of 2004 and anticipates total project costs to approximate $57.9 million

      In addition to the equity the Company intends to raise by August 31, 2004 of $18 million to $30 million, the Company will need to obtain debt financing of approximately $27.9 million to $39.9 million, depending upon the amount of equity raised, to fund the cost of the project. In August 2004, the Company entered into a debt financing commitment with First National Bank of Omaha for a construction loan of up to $34 million for the construction of the ethanol plant and a subsequent line of credit of $3.5 million. During construction of the ethanol plant, the Company would pay quarterly interest payments on the outstanding construction loan balance at the one-month London Interbank Offered Rate (LIBOR) plus 3.50%. Upon the ethanol plant becoming operational, the construction loan will convert into a five year term loan amortized over ten years. The term loan has provisions for both a variable or fixed rate option.

      In fiscal 2001, the Company made a nominal payment to obtain an option to purchase approximately 31 acres of land for a price of $168,000. In August 2004, the Company exercised this option.

      In March 2003, the Company made a nominal payment to obtain an option agreement to purchase approximately 25 acres of land, adjacent to the above 31 acres, for approximately $168,000. In August 2004, the Company exercised this option.

      In March 2001, the Company executed an agreement, as subsequently amended, with a member to serve as project coordinator. The agreement pays a maximum of $5,000 per month, renews every thirty days, and may be terminated by the Company at any time with no less than 10 days written notice.

      In February 2003, the Company entered into an agreement with an unrelated party to act as the Company’s project consultant. The agreement pays $1,250 per week, with a one-time bonus of $40,000 ($20,000 minimum in Company stock). This bonus is payable after the Company has raised the minimum amount of equity required to close on its public offering and has secured a loan commitment by a prospective lender sufficient to finance the Company’s project. As of June 30, 2004, $23,186 of these costs are included in accounts payable. The unrelated party has the option of receiving the balance of related services payable in a cash payment or in exchange for membership units, provided the offering is successful.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In April 2003, the Company entered an agreement with an unrelated party to primarily focus on transportation, with an emphasis on rail rates, competing modes, transloading alternatives, potential rail-water outlets and new types of rail equipment. The consulting fee will be $75 per hour plus any out-of-pocket expenses, with fees prior to start up at a maximum of $10,000, at which $5,000 will be at risk. As of June 30, 2004, there were no costs included in accounts payable.

      In October 2003, the Company entered into a corn storage and grain handling agreement with a member. The parties agree that their obligations shall be subject to and conditioned upon final approval by the lenders and final financial close of the public offering. In addition, the member does agree that it shall execute a subscription agreement in connection with the above referenced public offering and that the minimum subscribed amount and contribution with respect to the project represented thereby shall be no less than $500,000. The Company is currently renegotiating the corn storage and grain handling agreement.

      In August 2004, the Company entered into an agreement with an electrical service provider to provide electrical service to the ethanol plant. Under the agreement, in additional to paying the stated electrical rates, the Company is required to install, or have installed, transmission lines and a substation. The cost of the transmission lines and substation are included in the Company’s anticipated total project costs of the ethanol plant as discussed above.

      In August 2004, the Company also entered into two bridge loan arrangements qualifying to count toward the $18 million minimum for the Company’s initial public offering. One of the qualifying bridge loan arrangements, for between $2.5 and $4.5 million, was provided by a member. At a minimum, $9 million of qualifying bridge loans will convert to equity units if the SEC declares effective the post-effective amendment to the Company’s Registration Statement on or before August 31, 2004. The Company is negotiating a construction consulting and an operating and management agreement with one of the qualifying bridge loan providers.

6.	Going Concern

      As shown in the accompanying financial statements, the Company incurred a net loss of $1,135,142 from inception to June 30, 2004. The Company has incurred a shortage of operating cash and has negative working capital. The Company did not raise the minimum equity offering amount by December 27, 2003, the offering expired and the Company expensed $324,754 of costs relating to the offering.. The Company filed its second registration statement with the United States Securities and Exchange Commission which became effective February 2004. These factors create an uncertainty about the Company’s ability to continue as a going concern. Management of the Company has obtained lines of credit and is seeking additional grants, although they have not yet secured any commitments for such grants. The Company is also in discussions with two potential significant investors. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Appendix A

PRINCIPAL AMENDMENTS TO OPERATING AND MEMBER CONTROL AGREEMENT

SECTION 6

MANAGEMENT OF THE COMPANY

      6.1     Management.

      (a) The Company shall be managed by a Board of Governors whose members are elected, designated or appointed in accordance with Section 6.1(c). All powers of the Company shall be exercised by or under the authority of, and the business affairs of the Company managed under the direction of the Board of Governors in accordance with this Agreement. Individual Governors or Officers designated by the Board from time to time may act for or on behalf of the Company and execute all agreements on behalf of the Company and otherwise bind the Company as to third parties without the consent of the Members or remainder of the Board of Governors; provided, however, that with respect to those issues requiring approval of the Members under the Act or as set forth in this Agreement, such approval must first be obtained; and further provided, that except for those acts for which the approval of the Board of Governors is required by this Agreement, and except for those powers or acts specifically reserved to the Board of Governors by this Agreement, the Board of Governors shall have authority to appoint a management company to manage the business and affairs of the Company in accordance with agreements reached by the Board and any such management company from time to time.

      (b) The salaries and other compensation, if any, of the Governors for management services shall be fixed annually by a vote of a Majority of the Board.

      (c) The Board of Governors shall be comprised of natural persons as stated in the Articles of Organization. The Board of Governors shall consist of the following:

(i) Subject to Section 6.1(c)(vix), the Board of Governors shall consist of seven (7) individuals.

(ii) So long as it is a member and holds no less than 20% of the issued and outstanding Membership Units of the Company, Glacial Lakes Energy, LLC (“Glacial Lakes”) shall designate two (2) members to serve on the Board of Governors (the “Glacial Lakes Appointees”), and an alternate (the “Glacial Lakes Alternate”) to serve as described below. Glacial Lakes shall promptly appoint any replacements for such individuals if they resign and/or retire from the Board of Governors or from service as an alternate. If a Glacial Appointee is not available for, or during any part of, a meeting of the Board of Governors or to take action in writing in lieu of such a meeting, the Glacial Alternate is entitled to act as a Governor at such meeting, or during such part, or to take such action in writing (but only on behalf of one Glacial Appointee, if both are unavailable). In any event, if Glacial Lakes is no longer a member of the Company or holds less than 20% of the issued and outstanding Membership Units of the Company, then the Glacial Lakes Appointees and the Glacial Lakes Alternate shall be deemed to have resigned and, unless the provisions of Section 6.1(c)(iii) apply, the Glacial Lakes Appointees shall be replaced as At-Large Additional Governors under Section 6.1(c)(v).

(iii) If Glacial Lakes sells a number of its Membership Units comprising at least 20% of the issued and outstanding Membership Units of the Company to a single person or entity that is not an Affiliate of Glacial Lakes, the buyer of such Membership Units (the “Glacial Successor”) shall succeed to Glacial Lakes’ right to designate two (2) members to serve on the Board of Governors (the “Glacial Successor Appointees”), and the alternate (the “Glacial Successor Alternate”). The Glacial Successor’s right to designate the Glacial Successor Appointees and the Glacial Successor Alternate will terminate (and such Appointees and Alternate shall be deemed to have resigned and the Glacial Successor Appointees shall be replaced as At-Large Additional Governors under Section 6.1(c)(v)) upon the earlier of (x) the sale or other disposition of all or substantially all of the Glacial Successor’s assets, (y) the sale or other disposition (including whether by equity sale to,

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or merger or consolidation with or into, another person or entity) of a majority of the capital securities, or voting securities, of the Glacial Successor or (z) the date that the Glacial Successor no longer holds at least 20% of the issued and outstanding Membership Units of the Company. Glacial Lakes shall have no other right to assign the appointment of Governors or an alternate except as provided by this Section 6.1(c)(iii).

(iv) So long as it is a member and holds no less than 5% of the issued and outstanding Membership Units of the Company, Fagen, Inc. (“Fagen”) shall designate one (1) member to serve on the Board of Governors (the “Fagen Appointee”). Fagen shall promptly appoint any replacements for the Fagen Appointee in the event of his or her resignation and/or retirement from the Board of Governors. In the event that Fagen is no longer a member of the Company or holds less than 5% of the issued and outstanding Membership Units in the Company, then the Fagen Appointee shall be deemed to have resigned and Fagen’s Appointee shall be replaced as an At-Large Additional Governor under Section 6.1(c)(v).

(v) The remaining four Governors (the “At-Large Governors”), together with any Governor to be elected to fill a vacancy created by the deemed resignation above of a former Glacial Lakes, Fagen or Glacial Successor Appointee (an “At-Large Additional Governor”) shall be elected by the members of the Company. However, Glacial Lakes, Glacial Successor and Fagen shall not be entitled to vote with respect to the election of the At-Large Governors or any At-Large Additional Governor if Glacial Lakes, the Glacial Successor and/or Fagen, as applicable, continues to have the right to separately appoint one or more Governors above. The At-Large Governors and any At-Large Additional Governors shall together (by majority vote of all such Governors) designate an alternate (the “At-Large Alternate”) to serve as follows. If any At-Large Governor or At-Large Additional Governor is not available for, or during any part of, a meeting of the Board of Governors or to take action in writing in lieu of such a meeting, the At-Large Alternate is entitled to act as a Governor at such meeting, or during such part, or to take such action in writing (but only on behalf of one At-Large Governor or At-Large Additional Governor, if more than one is unavailable). The At-Large Governors and any At-Large Additional Governors shall together have the right to fill vacancies in the At-Large Governor and At-Large Additional Governor positions by majority vote.

(vi) The manner of election as to the At-Large Governors and any At-Large Additional Governors shall be by affirmative vote of a Majority in Interest of the members (excluding Glacial Lakes, the Glacial Successor and Fagen to the extent noted above) and as follows: at the First Annual Meeting of Members after the date hereof, one (or if greater, one-third rounded down to the nearest whole number) of the At-Large Governors and any At-Large Additional Governors shall be elected for a 3-year term (“Class One”); at the Second Annual Meeting of the Members after the date hereof, a second one (or if greater, one-half rounded down to the nearest whole number) of the total number of At-Large Governors and any At-Large Additional Governors that did not stand for election in Class One shall be elected to 3-year term (“Class Two”); and at the Third Annual Meeting of Members after the date hereof, the remaining At-Large Governors and At-Large Additional Governors shall be elected for a 3-year term (“Class Three”).

(vii) Each Governor shall serve until his or her successor is duly elected or, if earlier, until such Governor’s death, actual or deemed resignation or removal.

(viii) Each alternate, as designated above, shall be entitled to attend all Board functions and to receive and shall receive all information provided to the Governors; provided, however, that if legal counsel to the Company concludes that providing or sharing particular information with an alternate would jeopardize the Company’s attorney-client privilege, then the Company may withhold such information from the alternate.

(vix) The right is reserved to the Board of Governors to establish two (2) additional board seats upon such criteria as approved unanimously by the Board of Governors.

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      6.5     Removal of a Governor. One or both of the Glacial Lakes Appointees may be removed from time to time with or without cause by Glacial Lakes. One or both of the Glacial Successor Appointees may be removed from time to time with or without cause by the Glacial Successor. The Fagen Appointee may be removed from time to time with or without cause by Fagen. Any other Governor may be removed from time to time with or without cause by a Majority in Interest of Members. However, Glacial Lakes, Glacial Successor and Fagen shall not be entitled to vote with respect to the removal of any At-Large Governors or any At-Large Additional Governor if Glacial Lakes, the Glacial Successor and/or Fagen, as applicable, continues to have the right to separately appoint one or more Governors under Section 6.1(c).

      6.6     Board Voting Requirements for Certain Issues.

      During such time that Glacial Lakes is a member of the Company and holds at least 20% of the issued and outstanding Membership Units of the Company, the following actions shall require the minimum vote, as set forth in each item, of the full Board of Governors before such decisions are binding or effective on the Company:

(i) Hiring of a manager or entering into an agreement to have management services provided to the Company shall require a two-thirds ( 2/3) vote.

(ii) The initial hiring of any marketer(s) or entering into an agreement to have marketing services provided to the Company (regarding the sale of ethanol, distillers grain, or any other products produced or sold by the Company) shall require a three-fourths ( 3/4) vote and any hiring thereafter shall require a two-thirds ( 2/3) vote.

(iii) The sale, lease, exchange or other disposition of any assets of the Company out of the ordinary course of business, except for sales of ethanol, distillers grain, or any other products produced or sold by the Company, the sale, lease, exchange or other disposition of all or substantially all of the Company’s assets or the merger or consolidation of the Company with or into any other Person shall require a three-fourths ( 3/4) vote.

(iv) Construction, whether repair, remodeling or new, exceeding an estimated cost of $1 million shall require a three-fourths ( 3/4) vote.

(v) Material changes (in excess of $50,000) in the plans or specifications of the Company’s proposed ethanol plant and the contract to design and construct the plant shall require a three-fourths ( 3/4) vote;

(vi) Approval of the amount and terms of debt financing and all documents and agreements entered into in connection therewith to construct and finance the start-up costs of the proposed ethanol plant shall require a three-fourths ( 3/4) vote;

(vii) The annual operating and capital budgets for each fiscal year shall require a two-thirds ( 2/3) vote;

(viii) Any contract, obligation, liability, disbursement or lawsuit settlement outside of the ordinary course of business in excess of $100,000 which is not part of the then-current fiscal year’s approved Annual Operating or Capital Budget (provided that necessary expenditures to meet operational emergencies at the proposed ethanol plan may be incurred prior to such approval if immediate action is required for the safety or operation of the proposed plant shall require a three-fourths ( 3/4) vote;

(ix) Any investment in excess of $100,000 which is not part of the then current fiscal year’s approval Annual Capital Budget shall require a three-fourths ( 3/4) vote;

(x) Other than in connection with the Company’s proposed initial public offering of Membership Units, the acceptance of additional capital contributions, the issuance of additional Membership Units, or the issuance of options or warrants to purchase Membership Units shall require a three-fourths ( 3/4) vote;

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(xi) The determination of the gross asset values of the Company property shall require a three-fourths ( 3/4) vote;

(xii) Except as provided by Section 10 or in connection with the Company’s proposed initial public offering of Membership Units, the admission of additional or substitute members and the terms of such admission shall require a three-fourths ( 3/4) vote;

(xiii) The sufficiency of any legal opinion required or the waiver of any such legal opinion shall require a two-thirds ( 2/3) vote;

(xiv) Any tax elections made under this Agreement shall require a three-fourths ( 3/4) vote;

(xv) Any amendment to the Articles or this Agreement shall require a three-fourths ( 3/4) vote;

(xvi) The employment or termination of legal counsel shall require a unanimous vote and accounting and auditing firms a two-thirds vote (provided, however, that at any time that the Company is subject to the provisions of the Sarbanes-Oxley Act of 2002, the engagement and dismissal of the Company’s independent accountants shall vest solely with the Company’s Audit Committee);

(xvii) Entering into any new corn procurement agreement, or amending the FCE Corn Procurement Agreement in effect on the Effective Date of this Agreement, shall require a unanimous vote.

      6.7     Voting Requirements for Certain Items Reserved for Member Approval. During such time that Glacial Lakes is a member of the Company and holds at least 20% of the issued and outstanding Membership Units of the Company, the following actions require Member approval (in addition to such other Member or Board approvals required by this Agreement) of a minimum two-thirds ( 2/3) vote of Membership Units of the Company at a meeting of Members at which at quorum is present:

(i) Issue Membership Units in the Company (subsequent to the final closing of the Company’s proposed initial public offering of Membership Units) at less than $1,000 per unit;

(ii) Sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company;

(iii) Merger or consolidation of the Company with or into any other Person;

(iv) A change in the business purpose of the Company; or

(v) Voluntary dissolution of the Company.

      6.11     Quorum. The presence of a Majority of the Governors shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the Governors represented may adjourn the meeting from time to time without further notice. If proper notice is not given, or waived, there must be at least one (1) Governor of or appointed by Glacial Lakes present in order to conduct business.

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GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

$1,000 per Membership Unit

Maximum Offering: $30,000,000 of Membership Units          Minimum Offering: $18,000,000 of Membership Units

Minimum Purchase: Five Membership Units

     We are offering membership units of Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company. We intend to use the proceeds to pay for a portion of the property acquisition, construction and start-up operational costs of a 40 million gallon per year ethanol plant to be located near Granite Falls, Minnesota. We will also need significant debt financing in order to complete the project. Our financing plan therefore contemplates substantial leverage. This is our initial public offering and no public market exists for our membership units.

     Offering Terms. The initial public offering price for the membership units is $1,000 per unit. Each membership unit represents a pro rata ownership interest in our capital, profits, losses and distributions. You must purchase a minimum of five membership units (a $5,000 minimum investment). Our officers and governors are selling the membership units on our behalf directly to investors without using an underwriter or a finder to introduce prospective investors to us.

     We require an aggregate minimum purchase of at least $18,000,000 of units (18,000 units) by all investors before we will accept any subscriptions. This $18,000,000 minimum may include proceeds from units purchased by our existing governors and members or their affiliates. In addition, to allow property acquisition and plant construction to begin, we may borrow funds from one or more lenders before we accept any subscription in this offering. These bridge loan lenders may include our existing governors and members or their affiliates, and any of them may guarantee these loans. We will count a bridge loan toward our $18,000,000 minimum purchase of units if the lender loans us at least $500,000 and, by the time we first accept subscriptions in this offering, the lender has agreed in writing that:

•	we will repay the bridge loan only if we sell more than $18,000,000 of units in this offering (without counting the bridge loan funds) and then will do so only out of debt financing proceeds described below with those lenders’ consent; and

•	as to any bridge loan amount that we cannot repay on or prior to August 30, 2004 by complying with the above condition, the lender will automatically convert it at that date into units in this offering at $1,000 per unit.

     When you subscribe, you must remit 10% of the purchase price for the membership units you are purchasing. You will sign a promissory note agreeing to pay the 90% balance within 20 days after we send you a written notice to pay. We will send this notice after we receive written subscriptions totaling a minimum of $18,000,000 of units (counting, for this purpose, any qualifying bridge loan proceeds). We may not consummate a sale with you unless you have received this prospectus at least five days earlier.

     Escrow and Closing. We will hold all funds received from investors (other than qualifying bridge loan proceeds) in an interest-bearing escrow account at Granite Falls Bank, our escrow agent, until we receive the minimum subscription amount of $18,000,000 (counting, for this purpose, any qualifying bridge loan proceeds) and secure a written commitment from one or more lenders for debt financing to construct and start-up the plant. We must receive the $18,000,000 minimum (counting, for this purpose, any qualifying bridge loan proceeds) by August 31, 2004 and secure the debt financing commitment by September 30, 2004. Our existing members must also approve particular amendments to our operating agreement before we close. We will return your investment (other than qualifying bridge loan proceeds) to you promptly with interest if we do not satisfy these three conditions. However, if we sent you a notice to pay your promissory note and you fail to timely do so, we will keep your 10% deposit and the accrued interest on it. Unless the lenders otherwise require, we will deposit proceeds from any qualifying bridge loans into our general business account for immediate use without escrow of any kind.

      A purchase of membership units involves risks. You should review the section entitled “Risk Factors” beginning on page 6 before investing in our membership units. Risks include:

•	significant restrictions on transferability of membership units may make it difficult for you to resell or liquidate your investment;

•	no public trading market exists for the membership units and no public market is expected to develop which may make it difficult for you to resell or liquidate your investment other than at a loss;

•	fluctuations in corn and utility prices, along with fluctuations in sale prices of our finished products, may significantly impact our ability to earn a profit;

•	we will not generate revenues until after the proposed ethanol plant is completed and operating which we do not expect to happen for an estimated 14 to 16 months after the offering closes, we close on the purchase of the property, complete site preparation and construction of the plant commences;

•	the project could suffer delays that could postpone our ability to generate revenues and make it more difficult for us to pay our debts or to earn a profit; and

•	after closing on this offering, we could fail to satisfy the conditions of our debt financing commitment, expend all or a portion of the funds raised in this offering toward construction of the plant and administrative operations in anticipation of obtaining debt financing from an alternative source and ultimately be unable to complete construction and commence operations or return any funds invested by you because of our inability to obtain adequate debt financing.

     The following table summarizes our estimated proceeds from the offering depending upon whether the minimum or maximum dollar amount of units offered are sold, and before deducting offering expenses estimated at $75,000:

	Minimum		Maximum

	Per Unit	Total	Per Unit	Total

Public Offering Price	$1,000	$18,000,000	$1,000	$30,000,000
Net Proceeds	$1,000	$18,000,000	$1,000	$30,000,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2004

PROSPECTUS SUMMARY
Summary Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
DISTRIBUTION POLICY
SELECTED FINANCIAL DATA
SUMMARY FINANCIAL DATA
MANAGEMENT’S PLAN OF OPERATIONS
BUSINESS
U.S. FUEL ETHANOL PRODUCTION CAPACITY in million gallons per year (mgy)
MANAGEMENT
PRINCIPAL MEMBERS
CERTAIN TRANSACTIONS AND CONFLICTS OF INTEREST
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS
DESCRIPTION OF MEMBERSHIP UNITS
RESTRICTIONS ON TRANSFER OF UNITS
UNITS ELIGIBLE FOR FUTURE SALE
SUMMARY OF OPERATING AND MEMBER CONTROL AGREEMENT
INCOME TAX CONSIDERATIONS OF OWNING OUR MEMBERSHIP UNITS
SUBSCRIPTION TO MEMBERSHIP UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
TRANSFER AGENT
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS September 30, 2003 and 2002 (unaudited) and December 31, 2002 and 2001 (audited)
Appendix A
Definitions
Initial Date, Parties and Terms of Agreement
Business of the Company
Capital Contributions
Allocations and Distributions
Management of the Company
Rights and Obligations of Members
Meetings of Members
Waiver and Consent
Transfer of Membership Interests
SECTION 11 Records, Financial and Tax Reporting
SECTION 12 Fiscal Affairs
SECTION 13 Termination and Dissolution
SECTION 14 Miscellaneous
GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC SUBSCRIPTION APPLICATION AND AGREEMENT
PROMISSORY NOTE AND SECURITY AGREEMENT

PROSPECTUS

PROSPECTUS SUMMARY

      This summary outlines the main points of the offering. This summary does not replace the more detailed information found in the remainder of the prospectus. You are urged to read this prospectus in its entirety.

      The Offering. We are offering a minimum of $18,000,000 and a maximum of $30,000,000 of membership units. The price per membership unit is $1,000. You must purchase a minimum of five membership units (a $5,000 minimum investment). We have 1,417 outstanding membership units. After the offering, there will be between 19,417 and 31,417 outstanding membership units depending upon whether we sell the minimum or maximum number of units in this offering and the price at which we sell them.

      Granite Falls Community Ethanol Plant, LLC. Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company, was organized on December 29, 2000 to construct and operate an ethanol plant to be located near Granite Falls, Minnesota. We are seeking capital to develop, build and operate a 40 million gallon per year ethanol plant near Granite Falls, Minnesota. We have entered into a letter of intent with an ethanol construction and engineering firm, Fagen, Inc., to design and construct our proposed ethanol plant. Fagen is a member of us. The letter of intent is not binding, and any party may withdraw at any time without penalty or further obligation. Our business address is currently 2448 — 540th Street, Suite 1, P.O. Box 216, Granite Falls, Minnesota 56241. Our telephone number is (320) 564-3100.

      The Plant. Preliminary planning for our ethanol plant project began in spring 2001. We have options to purchase two parcels of real property, together aggregating approximately 56 acres, located 1 1/2 miles east of Granite Falls, Minnesota between the City and Minnesota Highway 23 on which we propose to build the plant. We anticipate closing on the purchase of the property and beginning preparation of the site for construction promptly after the close of this offering. However, if we obtain qualifying bridge loans from one or more lenders, we will purchase the property and begin preparation of the site for construction in advance of closing on this offering. We anticipate commencing construction after we complete all site preparations required by Fagen and have obtained all necessary construction permits. Assuming we do not obtain qualifying bridge loans to start earlier, we anticipate that it will take approximately one month from completion of this offering to purchase the property, comply with all site preparation requirements and obtain all necessary construction permits. Our goal is to begin construction of the plant as soon as possible after the close of this offering, but in any event (and assuming no qualifying bridge loans) within 60 days after we close on the purchase of the property, subject to additional delays due to adverse weather conditions. Once construction commences, we expect that it will take approximately 14 to 16 months to build the ethanol plant. This schedule is only an estimate and our actual construction schedule could be longer.

      We expect our ethanol plant to annually convert approximately 15 million bushels of corn into approximately 40 million gallons of ethanol per year and 130,000 tons of dry distillers grains. We plan to accept corn and produce ethanol and distillers grains when construction is complete. We currently expect to market most of our ethanol and distillers grains through marketers or distributors who will sell our ethanol and distillers grains to national, regional and local markets.

      Distribution Policy. We will not distribute cash to our members in the immediate future. See the section entitled “Distribution Policy.” We do not expect to generate revenues until the ethanol plant construction is completed and the ethanol plant is operational. Once operational, subject to loan covenants and restrictions, we anticipate distributing our net cash flow to our members in proportion to the membership units held. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our governors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. If our financial performance and loan covenants permit, our governors will try to make cash distributions at times and in amounts that will permit unit holders to make income tax payments, but we may never be in a position to pay cash distributions.

      Risk Factors. You should consider the risks described in the section entitled “Risk Factors” before making an investment in our membership units. These risks include, but are not limited to the following:

•	Our assumptions concerning our financing requirements and future operations;

•	Risks that we will not generate sufficient revenues to meet our debt service obligations and comply with restrictive covenants;

•	Risks that the site we have selected for purchase and construction of the ethanol plant will not meet our requirements and that we will need to seek an alternative site;

•	Risks in construction such as delays due to adverse weather conditions which could delay commencement and/or completion of the ethanol plant;

•	Risks related to our business, including that we may not generate sufficient cash to make any distributions to members due to our inability to manufacture ethanol as efficiently as we expect due to factors related to costs and supply of corn, energy or water, or other factors affecting demand for ethanol such as price, competition and general economic conditions;

•	Risks relating to state and federal ethanol subsidies, public sentiment towards ethanol production and use, environmental restrictions that could limit our activities or increase our costs and liabilities, and demand for ethanol generally;

•	Risks from our expected tax status as a partnership which if challenged by the IRS, could have adverse financial and tax consequences to us and to investors.

      Debt Financing. The funds raised in this equity offering from the sale of membership units will not be sufficient to pay for all of our construction and start-up costs. We need approximately $55 million of total cash. We are therefore seeking between approximately $25 and approximately $37 million (depending upon how much equity we raise from this offering) in debt financing to pay the balance of those expenses. We have not yet obtained any financing proposal from a commercial bank or other source for our debt financing. However, we will not close on this offering until we obtain a written commitment from one or more lenders for an amount of debt financing which, when added to our net offering proceeds (including any qualifying bridge loan proceeds), will yield at least $54,775,000.

      Sources and Uses of Cash. The following table describes our proposed sources of cash and use of proceeds based on a maximum offering amount of $30,000,000 and a minimum offering amount of $18,000,000 and assuming no qualifying bridge loan proceeds. These figures are estimates only, and the actual sources and uses of funds may vary significantly from the descriptions given below.

	Maximum Offering		Minimum Offering

Estimated Offering and Debt Proceeds:
Gross Offering Proceeds	$30,000,000	54.8%	$18,000,000	32.9%
Less Estimated Offering Expenses	(75,000)	(0.2)	(75,000)	(0.2)

Net Offering Proceeds	29,925,000	54.6	17,925,000	32.7
Estimated Gross Debt Proceeds	24,850,000	45.4	36,850,000	67.3

Total Estimated Offering and Debt Proceeds:	$54,775,000	100.0%	$54,775,000	100.0%

      Estimated Use of Offering and Debt Proceeds After Minimum Offering (1):

Plant Construction	$43,050,000	78.6%
Land and Site Development	2,500,000	4.6
Administration Building and Furnishings	200,000	0.4
Railroad	750,000	1.3
Construction Insurance Costs	500,000	0.9
Construction Contingency	1,000,000	1.8
Capitalized Interest(1)	800,000	1.5
Financing Costs(1)	750,000	1.3
Organizational Costs	425,000	0.8
Start-up Costs(2)	4,800,000	8.8

Total Estimated Use of Proceeds:	$54,775,000	100.0%

(1)	Assumes receipt of no qualifying bridge loan proceeds. In the event that we raise the maximum amount in this offering, we expect that our capitalized interest and financing costs above will be less. We cannot estimate the reduction in these expenses at this time.

(2)	Includes $600,000 of pre-production period expenses, $1,500,000 of initial inventories of corn and other ingredients and chemicals, our initial $500,000 of work-in-process, $950,000 of ethanol and dry distillers grain inventories, $500,000 of spare parts for our process equipment and $750,000 of working capital.

      Operating and Member Control Agreement and Management. We are governed by an Operating and Member Control Agreement that all investors must sign. We are currently managed by six governors who do not need to be members. We have one vacancy on our Board. The governors elect our officers and our governors and officers manage us. Members have the right to vote on certain events, such as electing or removing governors, dissolving us and other extraordinary transactions. We will have annual meetings of members at which members will elect governors. Our governors are divided into three classes of two governors each. At each annual meeting of members, the members will elect governors of one class to serve for a three-year term.

      Tax Consequences. We expect to be taxed as a partnership for federal income tax purposes. We will therefore not pay any federal income taxes and will instead allocate our net income to our members who must include that income as part of his or her taxable income. This means that you will have to pay taxes on your allocated share of our income whether or not we make a distribution to you in that year. Generally, you may be able to deduct your share of our losses subject to certain limitations. You also may have state and local tax obligations that we do not address in this prospectus. This prospectus has a discussion of income tax consequences relating to the investment in the membership units under the section entitled “Income Tax Considerations of Owning Our Membership Units.” You should review this discussion and consult your tax or financial advisor to determine whether an investment in the membership units is suitable for you.

      Suitability. Investing in our membership units is highly speculative and very risky. Our membership units are suitable only as a long-term investment and only if you can bear a complete loss of your investment. Our membership units are suitable only for persons of adequate financial means. You can only invest in this offering if you meet one of the following suitability tests:

(1)	You have annual income from whatever source of at least $45,000 and a net worth of at least $45,000, exclusive of home, furnishings and automobiles; or

(2)	You have a net worth of at least $150,000, exclusive of home, furnishings and automobile.

      For husbands and wives purchasing jointly, we will apply the tests on a joint basis. Even if you represent that you meet the above suitability standards, our Board of Governors may reject any subscription for any reason, including if our Board determines that the membership units are not a suitable investment for a particular investor.

      We do not expect any public market to develop for our membership units, which means that it will be difficult for you to sell them. In addition, our Operating and Member Control Agreement significantly restricts the transferability of membership units and prohibits any sale or transfer without the consent of our Board of Governors. You should not buy these membership units if you need to quickly sell them in the future.

      Escrow Procedures. Proceeds from subscriptions for the membership units (other than qualifying bridge loan proceeds) will be deposited in an interest-bearing escrow account that we have established with Granite Falls Bank as escrow agent under a written escrow agreement. We will not close on the offering until certain conditions to closing the offering are satisfied. We will return your investment promptly with interest under the following scenarios:

•	If we determine in our sole discretion to terminate the offering prior to August 31, 2004;

•	If we do not receive the $18,000,000 minimum (counting, for this purpose, any qualifying bridge loan proceeds), and obtain approval from our existing members to the attached form of our Operating and Member Control Agreement, by August 31, 2004; or

•	If by September 30, 2004, we have not obtained a written commitment for debt financing with a lender or lenders for an amount which, when added to our net offering proceeds (including any qualifying bridge loan proceeds), will yield at least $54,775,000. We expect this debt amount to be between approximately $25 and approximately $37 million, depending on the amount of equity raised and offering costs.

      You will not be able to access your funds in the escrow account. We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, or money market funds, including those available through the escrow agent.

      Purchases and qualifying bridge loans by our existing governors, officers and members and their affiliates will count toward our $18 million. We have not limited the number of units that these persons may purchase. Other than Fagen, Inc., we do not expect their purchases to aggregate in excess of 5% of the units being offered. Fagen, Inc. and the Farmers Cooperative Elevator Company, each affiliates of us, have indicated their plans to purchase 2,500 and 605 units in this offering for $2,500,000 and $605,000, respectively.

      Subscription Procedures. Investors must complete the subscription application and agreement included as Appendix B to this prospectus and deliver an executed copy of the signature page to our Operating and Member Control Agreement. When you subscribe, you must also include a check payable to Granite Falls Bank (GFCEP Escrow Account) for 10% of the purchase price for the membership units you are purchasing. You must additionally sign a promissory note agreeing to pay the 90% balance within 20 days after we send you a written notice to pay. We will send this notice after we receive written subscriptions totaling a minimum of $18,000,000 of units (counting, for this purpose, any qualifying bridge loan proceeds). In the subscription application and agreement, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the Operating and Member Control Agreement and understands that the membership units are subject to significant transfer restrictions. The subscription application and agreement also requires information about the nature of your desired ownership of your membership units, your state of residence and your taxpayer identification or social security number. Our Board of Governors reserves the right to reject any subscription. If we reject your subscription, we will promptly return your application, check and signature page.

      Investors deemed the beneficial owners of 5% or more, and 10% or more, of our membership units may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you believe that you may become the beneficial owner of 5% or more of our outstanding membership units, you should consult your own legal counsel to determine what filing and reporting obligations you may have under the federal securities laws.

Summary Financial Data

	Nine Months Ended
	September 30,
				From
			Year Ended	Inception to
	(unaudited)		December 31,	September 30,
	2003	2002	2002	2003

				(unaudited)
Statement of Operations Data:
Revenues	$—	$—	$—	$—
Net loss	(507,185)	(184,976)	(220,530)	(833,740)
Net loss per unit	$(358)	$(242)	$(238)	$(1,156)
Units used in computing net loss per unit	1,417	763	928	721

	September 30, 2003

		As Adjusted

	Actual	Minimum(1)	Maximum(2)

	(unaudited)
Balance Sheet Data:
Cash	$2,601	$54,777,601	$54,777,601
Total assets	13,901	54,788,901	54,788,901
Long-term debt	—	36,850,000	24,850,000
Members’ equity (deficit)	(205,099)	17,719,901	29,719,901

(1)	Assumes we raise $18 million in this offering and obtain approximately $37 million of debt financing, net of $75,000 of estimated offering costs.

(2)	Assumes we raise $30 million in this offering and obtain approximately $25 million of debt financing, net of $75,000 of estimated offering costs.

RISK FACTORS

      You should be aware that there are various risks associated with an investment in us before you invest in our membership units. You should carefully consider these risk factors, together with all of the other information included in this prospectus.

Risks Associated with Our Financing Plan and This Offering

  We will not return funds you pay into our escrow account unless our offering fails.

      We must raise the $18 million minimum in this offering and obtain approval by our existing members to particular amendments to our operating agreement by August 31, 2004, and obtain our required debt financing commitment by September 30, 2004. Absent a rescission offer by us, you cannot withdraw your escrowed funds unless we unsuccessfully terminate the offering. Therefore, even if the offering ultimately fails, we will not return your escrowed funds and the nominal interest on them until as late as October 2004.

If you fail to pay your purchase price balance when due, we may keep your down payment and sue you for damages.

      You will pay 10% of the purchase price for your units when you subscribe. You will sign a promissory note agreeing to pay the 90% balance within 20 days after we send you written notice. We will send this notice after we receive written subscriptions totaling a minimum of $18 million (counting, for this purpose, any qualifying bridge loan proceeds). This could occur at any time through August 2004. If you fail to timely pay your note when due, we will keep your escrowed funds and the interest on them and may also sue for damages, even if our offering terminates unsuccessfully. The success of our offering depends on the timely payment of notes by subscribers.

  Because there is no public trading market for our units, you may be unable to resell them.

      There is no established public trading market for our membership units and an active trading market will not develop despite this offering. To maintain our partnership tax status, you may not trade our membership units on an established securities market or readily trade our membership units on a secondary market (or a substantial equivalent). We therefore will not apply for listing of our membership units on any stock exchange or on the Nasdaq Stock Market. As a result, you will not be able to readily sell your membership units and could lose your investment.

Our inexperience at selling securities may prolong our offering and thereby delay construction, or delay return of funds to you if we ultimately cannot complete our offering.

      We are making this offering on a “best efforts” basis. No underwriter or placement agent has agreed to assist our directors in fundraising. We plan to offer units directly to investors by advertising in local media and mailing information to local residents. We also plan to hold informational meetings in states that allow us to sell our units. Our directors have full-time occupations other than raising funds for us and have committed no specific number of hours to work on fundraising. During 2003, we conducted a public offering of our membership units, but did not raise the $18 million minimum to close. We may not successfully or timely attract investors in this offering. Delays in completing our offering will lead to delays in construction, which may impact our profitability. Delays in abandoning our offering will affect your access to funds held in escrow.

  We have significant transfer restrictions that could make it difficult to sell your membership units.

      Your ability to transfer your membership units is also restricted by our Operating and Member Control Agreement. To help ensure that a secondary market does not develop, our Operating and Member Control Agreement prohibits transfers without the approval of our Board of Governors. The Board of Governors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include:

•	transfers by gift,

•	transfer upon death of a member,

•	transfers between family members and

•	transfers that comply with the “qualifying matching services” requirements.

      Transfers of membership units in violation of the publicly traded partnership rules or without the prior consent of our Board are invalid.

      The illiquid nature of the membership units could impact the value of your membership units and result in a lower sale price in the event you are permitted to transfer your membership units. You must bear the economic risks associated with your investment in us for an indefinite period of time.

Our substantial debt service could limit our future borrowing and other activities and ability to make cash distributions to you.

      Our anticipated debt service requirements may make us vulnerable to economic or market downturns. We expect that any financing proposal we receive will have a floating interest rate over prime, subject to quarterly adjustments. If we cannot service our debt, we may be forced to reduce or delay planned capital expenditures, sell assets, restructure our indebtedness or seek additional equity capital. In addition, our debt load and service requirements could have important consequences which could reduce the value of your investment, including:

•	Limiting our ability to obtain additional financing;

•	Reducing funds available for operations and distributions because a substantial portion or all of our cash flows will be used to pay interest and principal on our debt;

•	Making us vulnerable to increases in prevailing interest rates;

•	Placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

•	Subjecting all or substantially all of our assets to liens, which means that there could be no assets left for members in the event of a liquidation; and

•	Limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in general economic conditions or our business.

Our anticipated loan covenants could restrict our future borrowing and other activities and ability to make cash distributions to you.

      The terms of any debt financing agreements we enter into will likely contain numerous financial, maintenance and other restrictive covenants. These covenants may limit our ability to, among other things:

•	Incur additional indebtedness;

•	Make capital expenditures in excess of prescribed thresholds;

•	Make distributions to our members, redeem or repurchase our membership units;

•	Make various investments;

•	Create liens on our assets;

•	Utilize asset sale proceeds; or

•	Merge or consolidate or dispose of all or substantially all of our assets.

      A breach of these covenants could result in default under applicable debt agreements. If we default on any covenant, a lender could accelerate our indebtedness, in which case the entire debt would become immediately due and payable. If this occurs, we might not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. These events could cause us to cease construction, or if the plant is constructed and operating, to cease operations.

Our Board of Governors set the price for the membership units without an independent evaluation and therefore the actual value may be lower.

      Our Board of Governors has determined the membership unit purchase price without an independent valuation. The Board established the total offering amount based on our estimate of capital and expense requirements and not based on perceived market value, book value, or other established criteria. The actual value of your membership units may be lower than the offering price you pay. We also cannot guarantee that we or any other person will purchase your membership units at the offering price or any other price. You could therefore lose all or a substantial part of your investment.

If we close on this offering but do not obtain the debt financing that we need, you may lose some or all of your investment.

      We will not close on the offering until we receive subscriptions and proceeds for the minimum amount offered (counting, for this purpose, qualifying bridge loan proceeds) and secure a written commitment from one or more lenders for the debt financing that we need. However, a written commitment only obligates the lender to lend us the debt financing that we need if we satisfy all of the conditions of the commitment. Accordingly, we may close on your entire subscription, but never obtain the debt financing that we need.

      If this occurs we may:

•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source,

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source, or

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

      In any of these situations, we may not successfully construct and commence operations of our proposed plant and may terminate operations. As a result, you could lose part or all of your investment.

  You will experience dilution to the value of your membership units.

      Assuming we receive no proceeds from qualifying bridge loans, you will experience immediate dilution of the net tangible book value of your membership units of between $54 and $87 per membership unit based on our September 30, 2003 net tangible book value (deficit). See the section entitled “Dilution.” In addition, any future sale of membership units or rights to purchase additional units could lower the value of your units by diluting your ownership interest in us, reducing your voting power and reducing distributions that we may make to you.

Risks Associated with Construction and Development

The assumptions we use may not materialize and our actual business and operations could differ materially as a result.

      Many of our assumptions underlying our plan of operations are based on documents or agreements that we have not begun to negotiate or are not yet final or executed. Certain proposals or plans that are discussed in this prospectus have not been implemented. These include the construction agreement for our plant, our debt financing arrangements, our corn and energy supply contracts, our marketing arrangements and employment terms. You should be aware that the definitive versions of such agreements, documents, plans or proposals may contain terms or conditions that differ significantly from our assumptions, may not materialize or if they do materialize, may not prove to be reasonable. Our actual financial performance and business may differ materially from those contemplated in or for this prospectus.

We may need to select an alternative site for the ethanol plant, increasing our costs and delaying construction and our ability to generate revenues.

      Although we have an option to acquire a proposed site for the ethanol plant near Granite Falls, Minnesota, there is not adequate underground well water at the site. We have negotiated the terms of an easement arrangement to transport additional water to the proposed site from land approximately one mile away owned by the Farmers Cooperative Elevator Company of Hanley Falls, Minnesota, a member of us whose general manager and one of its board members are two of our governors. However, we must obtain an easement from the county to pipe the water from this location. We cannot assure that we can reach this agreement. If we need to select a different site for this or any other reason, we likely will incur delays in beginning construction, increasing our costs and delaying the time when we may begin to generate revenues from products manufactured at our plant. This could reduce the value of your membership units.

  You may lose money if we cannot successfully negotiate a construction contract for our plant.

      We have a letter of intent with Fagen, Inc., a member of us whose consultant is one of our governors and officers, for various design and construction services. The letter of intent is not a binding contract, and either party could terminate it at any time without penalty or further obligation. We expect Fagen to propose a design-build contract in which Fagen will serve as our design-builder and will engage others to provide design and engineering services to them. Fagen’s obligation to build the proposed ethanol plant is not reflected in a binding definitive agreement, and we may never execute a binding definitive agreement. If we are unable to negotiate the terms of a design-build contract with Fagen, or if Fagen otherwise terminated its relationship with us, we might not be able to satisfy the conditions for lending under our debt financing commitment, which would force us to abandon our business.

We will incur delays and additional expense if the Farmers Cooperative Elevator Company fails to construct certain site improvements or otherwise supply us with corn.

      Our plan of operations assumes that the Farmers Cooperative Elevator Company, a member of us whose general manager and one of its board members are two of our governors, will construct a new grain elevator operation adjacent to our plant site to supply our entire corn requirements. We expect that the elevator will build the system for transportation of corn from the elevator to our plant. Although we have an agreement with the Farmers Cooperative Elevator Company, we cannot assure that Farmers Cooperative Elevator Company will acquire land and build its new facility near us or pay for and construct the corn transportation system to our site. If the Farmers Cooperative Elevator Company does not assist us with site improvements, we will have to pay for these costs ourselves. Also, if we decide to build the ethanol plant at another location, we cannot assure you that the Farmer Cooperative Elevator Company will provide us any assistance. We cannot assure that the Farmers Cooperative Elevator Company can supply corn to us at a competitive price. If we cannot obtain our requirements from the Farmers Cooperative Elevator Company, we will need to seek alternative sources. This could have a material adverse impact on our financial position and the value of your units.

The project could suffer delays that could postpone our ability to generate revenues and make it more difficult for us to pay our debts.

      We expect that it will be an estimated 14 to 16 months after we begin construction before we begin operation of the proposed ethanol plant. Assuming we receive no qualifying bridge loan proceeds that enable us to begin work early, our goal is to begin construction of the plant as soon as possible after the close of this offering, but in any event within 60 days after we close on the purchase of the property, subject to additional delays due to adverse weather conditions. Construction projects often involve delays in obtaining construction permits, construction delays due to weather conditions, environmental issues or other events that delay the construction schedule. If it takes longer to obtain necessary permits or construct the plant than we anticipate, it would delay our ability to generate revenues and make it difficult for us to meet our debt service obligations. This could reduce the value of your membership units.

      Assuming successful completion of the offering, but no qualifying bridge loan proceeds, we currently intend to break ground on the plant in spring or summer 2004, but in any event within 60 days after the completion of this offering and our purchase of the property, subject to weather conditions. If we encounter delays in this offering, in purchasing the property or in obtaining debt financing or the required permits, our expected date to break ground will also be delayed. Delays and weather conditions delaying our groundbreaking will delay the date we become operational and begin to generate revenue. The longer it takes us to generate revenue, the longer you will have to wait to receive any distributions from us.

      The project could also be delayed if we encounter defective material or workmanship from Fagen which could delay production and our ability to generate revenues. We do not expect to require Fagen to provide a performance bond or other guaranty that it can construct our plant. We expect that under its proposed design-build contract, Fagen will warrant that the ethanol plant will be free from defects in material or workmanship. If this warranty is breached and there are defects in material or workmanship, it may delay our commencing operations and delay our ability to generate revenues. If we discover defects after we begin operating, it could cause us to halt or discontinue our operations, which could damage our ability to generate revenues and reduce the value of your membership units. Our recourse in the event of a breach of this warranty by Fagen is to file an action against Fagen for breach of contract or breach of warranty which will be subject to the applicable statutes of limitations under the laws of the State of Minnesota.

Risks Associated with Our Formation and Operation

We are a newly formed company with limited working capital which could result in losses affecting the value of your membership units.

      We were organized on December 29, 2000 and have no operating history. You should consider us promotional and in our early development stage. We have limited experience on which to base any conclusion as to whether we can be successful in the proposed construction and operation of the ethanol plant. We cannot assure you that our plans will materialize or prove successful. We cannot make representations about our future profit potential or our future income or losses. We do not know whether we will ever operate at a profit or if or our membership units will appreciate in value. If our plans prove to be unsuccessful, you will lose all or a substantial part of your investment.

      During 2003, we conducted a initial public offering of membership units, but did not raise the $18 million minimum to close. This depleted our very limited working capital. Pending successful completion of this offering, we require a loan (which may be part of a qualifying bridge loan) to cover our operating expenses and the costs of conducting this offering. We have no commitment for this loan. We also require the proceeds of this offering to begin constructing the ethanol plant and to meet our initial operational needs. Our ability to begin construction of the ethanol plant depends upon the success of this offering and the receipt of debt financing. Even upon the successful completion of this offering, the proposed use of proceeds will pay our expenses for only a limited amount of time and there can be no assurance that the funds received through this offering will be sufficient to allow us to continue successfully.

  We may incur construction delays affecting our profitability because of our limited management talent.

      We currently have only one full-time consultant, which may impede preparations for plant construction. Until we hire additional personnel upon completion of this offering, we depend primarily upon the personal efforts and abilities of our six governors (one of whom is our unpaid Vice President of Operations), none of whom work full-time for us, and our sole full-time project coordinator, who is our consultant under a month-to-month arrangement. Our governors, including our Vice President of Operations, have other full-time business activities and have not agreed to devote any specific number of hours to our business. The unavailability of these individuals’ services for any reason, and the lack of other full-time employees, could impair our preparations for construction of the ethanol plant.

Our success depends on hiring competent personnel, which may be difficult to attract to a rural community.

      Upon completion of the plant, we plan to have approximately 30 employees operating our business. Our success will depend in part on our ability to attract and retain competent personnel who will be able to help us achieve our goals. We must hire qualified managers, accounting, human resources and other personnel to staff our business. It may be difficult finding and hiring qualified employees at a salary that we will be able to afford. It may also be difficult to attract qualified employees to Granite Falls, Minnesota, a rural community. If we are unable to hire productive and competent personnel, our ability to produce and sell ethanol could be adversely affected. This would reduce our revenues and the value of your membership units.

Our Operating and Member Control Agreement contains restrictions on member’s rights to participate in corporate governance of our affairs.

      Our Operating and Member Control Agreement contains significant restrictions on a member’s rights to influence the manner or direction of management. Our Operating and Member Control Agreement contains restrictions on the ability of members to call a special meeting. A member or members owning at least 10% of the outstanding membership units may call a special meeting of the members. These restrictions may make it difficult for members to propose changes to our Operating and Member Control Agreement, without support from our Board of Governors. Our governors are divided into three classes. At each annual meeting of members, the members will elect governors of one class to serve for a three-year term. The classification of the Board of Governors will make it more difficult for members to change the composition of the Board because only a minority of the governors can be elected at one time. If a vacancy develops in our Board of Governors, the remaining governors may fill it.

      Our governors must discharge their duties with reasonable care, in good faith and in the best interest of us and our members. Despite this obligation, our Operating and Member Control Agreement generally eliminates governor liability to members and us unless it involves misconduct or negligence.

  We plan to conduct business with affiliates whose interests may conflict with ours.

      We plan to enter into material contracts negotiated at arms’ length with affiliates that own units in us and have been heavily involved in our formation and operation. In particular, the general manager and one of the board members of the Farmers Cooperative Elevator Company are each members of our Board of Governors and us. We are negotiating to access underground water on property currently owned by the Elevator and have entered into an agreement to obtain our entire supply of corn from the Elevator, which itself is a member of us. Further, Fagen, our proposed ethanol design-build contractor, is a member of us and one of its consultants is our Vice President of Operations and a member of our Board of Governors. Two of our affiliates also have guaranteed a working capital bank loan for us. We cannot assure you that these conflicts will not harm our business. Our governors or members or their affiliates may make a qualifying bridge loan to us. Most of the members of our Board of Governors have also purchased units for their own accounts, and may (and, in the case of Fagen and the Farmers Cooperative Elevator Company, have indicated their intention to) purchase additional units on the same terms as other investors in the offering. The various conflicts are discussed in the section entitled “Certain Transactions and Conflicts of Interest.”

Risks Associated with the Ethanol Industry

  Competition from other and larger ethanol producers may impact our profitability.

      There is significant competition among ethanol producers. Our business faces a competitive challenge from larger factories, from plants that can produce a wider range of products than we can, and from other plants similar to our proposed ethanol plant. Our ethanol plant will be in direct competition with other ethanol producers, many of which have greater resources than we currently have. Large ethanol producers such as Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill and VeraSun Energy Corporation, among others, are capable of producing a significantly greater amount of ethanol than we expect to produce. In addition, there are several Minnesota, Nebraska, South Dakota, Wisconsin and other Midwest regional ethanol producers which have recently formed, are in the process of forming or are under consideration, which are or would be of a similar size and have similar resources to us. There are currently 14 operational ethanol plants in Minnesota. ADM operates an ethanol plant approximately 30 miles from our proposed plant site.

Competition from large producers of petroleum-based gasoline additives and other competitive products may impact our profitability.

      Our proposed ethanol plant will also compete with producers of other gasoline additives made from raw materials other than corn having similar octane and oxygenate values as ethanol, such as producers of methyl tertiary butyl ether (MTBE). MTBE is a petrochemical derived from methanol which generally costs less to produce than ethanol. Many major oil companies produce MTBE and strongly favor its use because it is petroleum-based. Alternative fuels, gasoline oxygenates and alternative ethanol production methods (including the use of cellulose-based biomass such as agricultural waste, forest residue, municipal solid waste and energy crops are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products and to influence legislation and public perception of MTBE and ethanol. These companies also have significant resources to begin production of ethanol should they choose to do so.

  Our profits and the value of your investment are impacted by corn supply and prices.

      Ethanol production will require substantial amounts of corn. Corn, as with most other crops, is affected by weather, governmental policy, disease and other conditions. A significant reduction in the quantity of corn harvested due to adverse weather conditions, farmer planting decisions, domestic and foreign government farm programs and policies, global demand and supply or other factors could result in increased corn costs which would increase our cost to produce ethanol. The significance and relative impact of these factors on the price of corn is difficult to predict. Significant variations in actual growing conditions from normal growing conditions also may adversely affect our ability to procure corn for the proposed plant. Any events that tend to negatively impact the supply of corn will tend to increase prices and harm our business.

      Rising corn prices produce lower profit margins for the production of ethanol and therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. Substantial increases in the price of corn in 1996 caused some ethanol plants to temporarily cease production or lose money. We cannot assure you that we will be able to offset any increase in the price of corn by increasing the price of our products. If we cannot offset increases in the price of corn, our financial performance may be materially and adversely affected. We have entered into an agreement with the Farmers Cooperative Elevator Company, an affiliate of ours, to supply and store corn for our proposed ethanol plant. However, corn prices under this agreement will fluctuate with the market and will therefore be unpredictable.

  We may be unable to profitably resell our ethanol and dry distillers grains.

      We intend to market most of the ethanol and dry distillers grains we produce through marketers or distributors. The marketers or distributors will market our ethanol and byproducts in national, regional and local markets. As a result, we will be dependent on these marketers or distributors to sell our ethanol and dry distillers grains. We do not plan to build our own sales force or sales organization to support the sale of ethanol or byproducts. We have only begun preliminary discussions with potential marketers or distributors and have not entered into any binding agreements. We currently do not anticipate entering into agreements with marketers or distributors until shortly before the plant becomes operational, subject to our evaluation of market prices and conditions. We cannot assure that we can resell our products profitably in this manner.

Low ethanol and gasoline prices could reduce our profitability, depressing the value of your membership units.

      Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price for ethanol has some relation to the price for gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure that we will be able to sell our ethanol profitably, or at all.

Ethanol production increases could reduce ethanol and dry distillers grains prices, reducing our profitability.

      New ethanol plants are under construction or planning throughout the United States. We also expect that existing ethanol plants will expand to increase their production. Despite the increased production, there may be no material or significant increases in ethanol demand. As a result, ethanol and dry distillers grain prices may fall. Further, this increased ethanol production could increase corn demand and prices, resulting in higher production costs and lower profits.

  We could lose money through our planned hedging activities.

      In an attempt to minimize the effects of the volatility of corn costs on operating profits, we will likely take hedging positions in corn futures markets. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of hedging activities is dependent upon, among other things, the cost of corn and our ability to sell sufficient amounts of ethanol and distillers grains to utilize all of the corn subject to the futures contracts. Hedging activities can result in costs to us because price movements in grain contracts are highly volatile and are influenced by many factors beyond our control. We may incur similar costs in connection with our hedging transactions and these costs may be significant.

Price increases or interruptions in energy supplies could impair our profitability.

      Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as supply, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material adverse effect on our business. If we suffered interruptions in our energy supply, either during construction or after we begin operating the ethanol plant, our business would be harmed.

      Although we have begun preliminary negotiations with a natural gas supplier, we have no binding commitments for our natural gas requirements. If we are unable to obtain a natural gas supply or procure an alternative source of natural gas on terms that are satisfactory to us, the adverse impact on our plant and operations could be material. In addition, natural gas and electricity prices have historically fluctuated significantly. Increases in the price of natural gas or electricity would harm our business by increasing our energy costs.

      We will also need to purchase significant amounts of electricity to operate our proposed ethanol plant. Although we have begun preliminary negotiations with electric utility companies, we have no binding commitments for our electric power requirements. The prices we pay for electrical power will have a direct impact on our costs of producing ethanol and our financial results.

  Transportation costs have a significant impact on our profitability.

      We likely will need to ship our ethanol to other parts of the United States for sale. Transportation costs may affect demand for our ethanol or reduce our profitability if we cannot pass the costs on to our customers.

Risks Associated with Government Regulation and Subsidization

  Federal regulations concerning tax incentives could expire or change which could reduce our revenues.

      Congress currently provides certain federal tax credits for ethanol producers and marketers. The ethanol industry and our business depend on continuation of these credits. The credits have supported a market for ethanol that might disappear without the credits. The credits are scheduled to expire September 30, 2007. These credits may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of these tax incentives could adversely affect the future use of ethanol in a material way, and we cannot assure you that any of these tax incentives will be continued. The elimination or reduction of federal tax incentives to the ethanol industry would have a material adverse impact on our business by making it more costly or difficult for us to produce and sell ethanol. If the federal ethanol tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result.

We are not eligible for Minnesota state ethanol producer incentives, which will place us at a competitive disadvantage as compared to other producers who receive state payments.

      Subject to potential budget cuts, Minnesota makes cash payments to qualifying Minnesota ethanol plants in operation on or before June 30, 2000. The payments originally were 20¢ per gallon, but, due to state funding cutbacks, are currently 13¢ per gallon of ethanol produced up to 15 million gallons. The payments are scheduled to increase to the original 20¢ per gallon in 2007 when, subject to available state funding, an additional 7¢ per gallon becomes payable to make up the difference between the current and original payment rates over the years of payment reduction. The payments apply to production at a qualifying plant during the ten years after the plant’s start of production, but not after June 30, 2010. If a qualifying plant adds production capacity, the cash payments apply to the new capacity to the extent that the plant’s total annual production capacity does not exceed 15 million gallons. Because we did not have a plant in production on or before June 30, 2000, we will not receive any Minnesota cash payments. This could put us at a competitive disadvantage as compared to producers with qualifying plants who receive payments.

Lax enforcement of environmental and energy policy regulations may adversely affect demand for our ethanol.

      Our success will depend in part on effective enforcement of existing environmental and energy policy regulations. Many of our potential consumers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, we will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your membership units.

Costs of compliance with environmental and operational safety regulations will reduce our profitability.

      Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. Our plant also will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the State of Minnesota. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our ethanol plant could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plant arising from air or water discharges. Ethanol production has been known to produce an unpleasant odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

      Our proposed ethanol plant is also subject to federal and state laws regarding occupational safety. Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plant could reduce the amount of cash that would otherwise be available to distribute to our members or to further enhance our business.

Risks Related to Tax Issues in a Limited Liability Company

If we are not treated as a partnership for federal income tax purposes, the value of the units could decline.

      We expect to be taxed as a partnership for federal income tax purposes. This means that we will not pay any federal or state income tax, and our members will pay tax, and file tax returns, on their allocated share of our federal and state income. We cannot assure you, however, that we will be able to maintain partnership tax treatment. The Internal Revenue Service may from time to time review our tax status, and we cannot assure you that there will not be changes in the law or our operations that could cause us to lose our partnership tax status. We are not obtaining a ruling from the IRS on our tax status. If we lose our partnership tax status, then we may be taxed as a corporation. If we were treated as a corporation, we would be taxed on our net income at rates of up to 35% for federal income tax purposes. Further, you must treat distributions that we make to you as ordinary dividend income to the extent of our earnings and profits. These distributions are not deductible by us, thus resulting in double taxation of our earnings and profits. Our business and the value of your units may be harmed if we lose our partnership tax status. Please see “Income Tax Considerations of Owning Our Membership Units.”

You may be required to pay taxes on your share of our income even if we make no distribution to you.

      Unless there is a change of law or trading in our membership units is sufficient to classify us as a “publicly traded partnership,” our profits and losses will “pass-through” to our members who will pay tax on their share of our profits. You will likely receive allocations of taxable income that exceed any cash distributions we make. This may occur because of various factors, including but not limited to, accounting methodology, lending covenants that restrict our ability to pay cash distributions or our decision to retain or use the cash generated by the business to fund our operating activities and obligations. Accordingly, you may be required to pay income tax on your allocated share of our taxable income with personal funds, even if you receive no cash distributions from us.

You may not be able to deduct your share of our losses, which could have adverse tax consequences to you.

      Your interest in us will likely be treated as a “passive activity.” If you are an individual and your interest (including an interest owned indirectly through a pass-through entity such as a partnership or S corporation) is deemed to be “passive activity,” then your allocated share of any loss we incur will be deductible only to the extent of income or gains that you have earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. If your entire interest in a “passive activity” is disposed of to an unrelated person in a taxable transaction, then suspended losses with respect to that activity may then be deducted.

      These rules could restrict your ability to deduct any of our losses that pass through to you. Closely held C corporations also are subject to the passive activity limitations, but generally may deduct passive losses against a broader base of income.

FORWARD-LOOKING STATEMENTS

      Some of the information in this prospectus, including the above “Risk Factors” section, contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “believe,” “estimate,” “project” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	Discuss our future expectations;

•	Contain projections of our future results of operations or of our financial condition; and

•	State other “forward-looking” information.

      We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our membership units, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

USE OF PROCEEDS

      The gross proceeds before deducting expenses from this offering will be $18,000,000 if the minimum number of membership units offered is sold, and $30,000,000 if the maximum is sold. We estimate the offering expenses to be approximately $75,000. Therefore, we estimate the net proceeds of the offering to be $17,925,000 if the minimum is sold and $29,925,000 if the maximum is sold.

      We intend to use the net proceeds of the offering to build an ethanol plant and to start operating the ethanol plant as a going concern. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate total capital expenditures for the construction of the plant will be $43,050,000 and that we will need a total of $54,775,000 to construct the plant and finance start-up costs. Please see “Management’s Plan of Operation” for further detail on how we plan to build and start operating our proposed ethanol plant.

      We also plan to use the net proceeds of the offering to retire the outstanding balance on a $200,000 line of credit at a bank. We have used the borrowed funds for working capital after we depleted the funds raised in our 2002 private placement. The line of credit bears interest at 5.75% per annum on the outstanding balance, which was $149,000 on December 31, 2003, and matured on January 15, 2004. Two of our affiliates guaranteed and collateralized the line of credit.

CAPITALIZATION

      The following table describes our capitalization as of September 30, 2003 on an actual and as adjusted basis.

		As Adjusted(1)

	Actual	Minimum	Maximum

	(unaudited)
Long-term debt:	$—	$36,850,000	$24,850,000
Members’ equity:
Member contributions, net of costs related to capital contributions; (issued and outstanding units 1,417 actual; minimum 19,417 units and maximum 31,417 units, as adjusted)	628,641	18,553,641	30,553,641
Deficit accumulated during development stage	(833,740)	(833,740)	(833,740)

Total capitalization	$(205,099)	$54,569,901	$54,569,901

(1)	As adjusted reflects the issuance of 18,000 (minimum) and 30,000 (maximum) membership units, net of expenses of $75,000, and estimated gross debt proceeds (approximately $37 million, minimum and approximately $25 million, maximum). We do not have a commitment for this debt.

DILUTION

      As of the date of this prospectus, we have 1,417 outstanding membership units. These membership units have a net tangible book value (deficit) at September 30, 2003 of $(205,099), or $(145) per membership unit. We determined this tangible book value (deficit) per unit by dividing our tangible book value (deficit) at September 30, 2003, by the 1,417 membership units. We did not take into account our results of operations after September 30, 2003.

      The following table illustrates the dilution to membership unit value (deficit) based on our sale of units in this offering. We assume that we would have 19,417 and 31,417 total outstanding membership units, depending upon our sale of the minimum ($18,000,000) or maximum ($30,000,000) of membership units in this offering. The table assumes that our net proceeds from the minimum and maximum offering are $17,925,000 and $29,925,000, respectively.

      Except as described above, this table does not account for any changes in the net tangible book value (deficit) of our membership units after September 30, 2003 or other expenses not related to this offering.

	Minimum Offering	Maximum Offering

Offering price per unit	$1,000	$1,000
Pro forma net tangible book value (deficit) per unit at September 30, 2003.	(145)	(145)
Pro forma net tangible book value per unit at September 30, 2003, as adjusted for the sale of 18,000 (minimum) and 30,000 (maximum) units	913	946
Increase in pro forma net tangible book value per unit attributable to the sale of 18,000 (minimum) and 30,000 (maximum) units	1,058	1,091
Immediate dilution per unit to new investors	$87	$54
Dilution per unit as a percentage of offering price per unit	8.7%	5.4%

      We may seek additional equity financing in the future, which may cause additional dilution to you and a reduction in your equity interest. You will have no preemptive rights on any units we issue in the future in connection with any additional equity financing.

      The table below sets forth the difference between the number of units purchased and total consideration paid for those units by our 65 existing members, compared to units to be purchased by new investors in this offering. We do not take into account any offering expenses.

	Total Number of Units Purchased				Total Consideration and Average Per Unit Price

	Minimum		Maximum		Minimum			Maximum

	Number	Percent	Number	Percent	Amount	Percent	Average	Amount	Percent	Average

Existing Members	1,417	7.3%	1,417	4.5%	$664,603	3.6%	$469	$664,603	2.2%	$469
New Investors	18,000	92.7	30,000	95.5	18,000,000	96.4	1,000	30,000,000	97.8	1,000

Total	19,417	100.0%	31,417	100.0%	$18,664,603	100.0%	$961	$30,664,603	100.0%	$976

DISTRIBUTION POLICY

      Distributions are payable at the discretion of our Board of Governors, subject to the provisions of the Minnesota Limited Liability Company Act and our Operating and Member Control Agreement. The Board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our membership units.

      We do not expect to generate revenues until the proposed ethanol plant is operational, which we expect will occur approximately 14 to 16 months after construction commences. After operation of the proposed ethanol plant begins, and subject to any loan covenants or restrictions with our senior and subordinated lenders, we anticipate distributing a portion of our net cash flow to our members in proportion to the membership units held and in accordance with our Operating and Member Control Agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our governors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. If our financial performance and loan covenants permit, our governors will try to make cash distributions at times and in amounts that will permit unit holders to make income tax payments, but we might not ever be able to make any cash distributions. Any distributions are totally discretionary with the Board and may not occur for various reasons. As a result, you could owe more in taxes (due to your share of our profits) than cash distributions received by you from us in any taxable year. The Board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.

      We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend upon numerous factors, including:

•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.

SELECTED FINANCIAL DATA

      The following table summarizes important financial information from our financial statements. You should read this table in conjunction with our financial statements and their notes, and our plan of operation and other financial information included elsewhere in this prospectus. We give no effect to the results of operations after September 30, 2003.

SUMMARY FINANCIAL DATA

	Nine Months
	Ended			From
	September 30,		Year Ended	Inception to
			December 31,	September 30,
	2003	2002	2002	2003

				(unaudited)
	(unaudited)
Statement of Operations Data:
Revenues	$—	$—	$—	$—
Net loss	$(507,185)	$(184,976)	$(220,530)	$(833,740)
Net loss per unit	$(358)	$(242)	$(238)	$(1,156)
Units used in computing net loss per unit	1,417	763	928	721

	September 30, 2002

		As Adjusted

	Actual	Minimum(1)	Maximum(2)

	(unaudited)
Balance Sheet Data:
Cash	$2,601	$54,777,601	$54,777,601
Total assets	13,901	54,788,901	54,788,901
Long-term debt	—	36,850,000	24,850,000
Members’ equity (deficit)	(205,099)	17,719,901	29,719,901

(1)	Assumes we raise $18 million in this offering and obtain approximately $37 million of debt financing, net of $75,000 of estimated offering costs.

(2)	Assumes we raise $30 million in this offering and obtain approximately $25 million of debt financing, net of $75,000 of estimated offering costs.

MANAGEMENT’S PLAN OF OPERATIONS

      This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this prospectus.

      We are a start-up limited liability company. We seek to build a plant to produce ethanol and animal feed products on a site we plan to purchase located 1 1/2 miles east of Granite Falls, Minnesota. Our 56-acre site lies between the City of Granite Falls and Minnesota Highway 23. We expect the plant to have good access to both truck and rail transportation. We have an option to purchase this site, which consists of two adjoining parcels, for our industrial purposes for $336,000, which is equal to approximately $6,000 per acre. The option runs through December 31, 2004. Subject to our final determination of the site’s adequacy, we intend to use a portion of the net proceeds of this offering to purchase the site (unless we receive a qualifying bridge loan before we close on this offering and use part of the loan proceeds to purchase the site).

      We expect our plant to consume approximately 15 million bushels of corn annually, and produce approximately 40 million gallons of fuel-grade ethanol and 130,000 tons of dry distillers grains for livestock and poultry feed annually. We currently estimate that once construction commences, it will take approximately 14 to 16 months to build our ethanol plant. Assuming we receive no qualifying bridge loan prior to closing on this offering, our goal is to begin construction of the plant promptly upon the close of this offering, but in any event within 60 days after we acquire the property, subject to additional delays due to permitting and adverse weather conditions.

      We expect to engage experienced marketers or distributors to market most of our ethanol and dry distillers grains to local, regional and national markets. We will be hiring staff to handle the direct operation of the plant, and currently expect to employ approximately 30 people.

Plan of Operation Prior to Start-Up of the Plant

      Operations Before Completion of Offering. Before we complete this offering, we expect to continue work principally on the preliminary design and development of our proposed plant, obtaining necessary construction permits, identifying potential sources of debt financing and negotiating corn supply, utility and other contracts. We initially funded these initiatives principally through use of the $583,500 of cash we raised in our 2002 private placement. We attempted to conduct an initial public offering of our membership units during 2003, but did not raise the $18 million minimum for that offering. These efforts depleted our cash and we obtained a bank line of credit, guaranteed by two of our members, to fund continuing operations. We currently have only one person who serves full-time as our project coordinator to assist with these preliminary matters in addition to a part-time administrative assistant. We also have engaged our Vice President of Operations on a part-time, unpaid basis. We do not expect our Vice President of Operations to work full-time until we close on this offering and agree on his compensation. We do not plan to begin hiring additional employees related to the ethanol plant operations until approximately six months before completion of the plant construction and commencement of production operations. We need to borrow additional funds or increase our bank line credit limit to permit us to continue our preliminary activities while we conduct this offering. If we are unable to borrow additional funds and close timely on this offering, we may need to discontinue operations.

      Separately, and in advance of closing on the offering, we may seek a bridge loan of up to $2 million to enable us to purchase the property and begin site preparation. We believe this would accelerate plant construction after we close the offering. The bridge lender may be a governor or member of us, or an affiliate. We will seek to negotiate terms of any bridge loan so that it is a qualifying bridge loan. See the additional discussion below under “Liquidity and Capital Resources.”

      Operations After Completion of Offering and Before Receipt of Debt Financing. We will not close on the offering until we receive subscriptions and proceeds for the minimum amount offered ($18 million, including the proceeds of any qualifying bridge loan), obtain the approval from our existing members to particular amendments to our operating agreement and secure a written commitment from one or more lenders for the debt financing that we need (estimated at approximately $37 million, if we sell only $18 million of units). However, a written commitment only obligates the lender to lend us the debt financing that we need if we satisfy all of the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions and covenants will be imposed upon us. We may not satisfy the loan commitment conditions before closing, or at all.

      If this occurs, we may:

•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source,

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source, or

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

      In any of these situations, we may not successfully construct and commence operations of our proposed plant and may terminate operations. As a result, you could lose part or all of your investment.

      Operations After Completion of Offering and Receipt of Debt Financing. We expect to complete construction of the proposed plant and commence operations approximately 14 to 16 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and distillers grain sales. Assuming the successful completion of this offering and our obtaining necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $43,050,000 to construct the plant, and a total of approximately $54,775,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.

      If we close on the offering and finalize the necessary debt financing, we expect to have sufficient cash to cover our costs over this time period through the completion of the plant construction, including staffing, general and administrative expenses and legal, accounting and related expenses.

      The following table describes our proposed sources of cash and use of proceeds based on a maximum offering amount of $30,000,000 and a minimum offering amount of $18,000,000. The table assumes we receive no qualifying bridge loans. These figures are estimates only, and the actual sources and uses of funds may vary significantly from the descriptions given below.

	Maximum Offering		Minimum Offering

Estimated Offering and Debt Proceeds:
Gross Offering Proceeds	$30,000,000	54.8%	$18,000,000	32.9%
Less Estimated Offering Expenses	(75,000)	(0.2)	(75,000)	(0.2)

Net Offering Proceeds	29,925,000	54.6	17,925,000	32.7
Estimated Gross Debt Proceeds	24,850,000	45.4	36,850,000	67.3

Total Estimated Offering and Debt Proceeds:	$54,775,000	100.0%	$54,775,000	100.0%

Estimated Use of Proceeds for Minimum Offering:

Plant Construction	$43,050,000	78.6%
Land and Site Development	2,500,000	4.6
Administration Building and Furnishings	200,000	0.4
Railroad	750,000	1.3
Construction Insurance Costs	500,000	0.9
Construction Contingency	1,000,000	1.8
Capitalized Interest	800,000	1.5
Financing Costs	750,000	1.3
Organizational Costs	425,000	0.8
Start-up Costs	4,800,000	8.8

Total Estimated Use of Proceeds:	$54,775,000	100.0%

      In the event that we raise the maximum amount in this offering, we expect that our capitalized interest and financing costs above will be less. We cannot estimate the reduction in these expenses at this time.

      Plant Construction. We expect to enter into an agreement for Fagen to build our plant for a fixed fee of approximately $43,050,000. We anticipate that Fagen’s work will include construction of the following elements of our plant:

      Dust Collection and Milling Equipment. Fagen will build a dust collection system to process corn delivered to the plant to limit corn dust and a hammermill to grind the corn.

      Conversion and Liquefaction System, Fermentation System and Evaporation System. To create a cooked corn mash product, Fagen will build a system to mix ground corn in a tank and route the mash through a pressure vessel for steam cooking. The system will move the cooked mash through two additional tanks to add water and into one of three fermenters. As the fermenters fill, the system will add yeast to the cooked mash. The yeast will react chemically in the fermenters with the cooked mash to generate alcohol. After fermentation is complete, the system will pump the ethanol “beer” produced by the fermentation process to a different storage tank and then to a device (a beer column) that separates the ethanol from the mash.

      Distillation and Molecular Sieve. To produce pure (200 proof) ethanol, the Fagen system will remove water from the ethanol. The system will pump the pure ethanol to another tank for blending with 5% gasoline as the ethanol is pumped into one of two 750,000 gallon final storage tanks. The gasoline is added to make the ethanol unfit for drinking (denaturing).

      Product Storage Area. Fagen will construct a tank farm including 190 proof ethanol storage, 200 proof ethanol storage, denaturant (gasoline) storage and denatured ethanol storage. Fagen will cover the carbon steel tanks with floating roofs as required to comply with applicable environmental regulations.

      Liquid/ Solid Separation System and Dryers. Fagen will build a system to remove water from the remaining corn mash using centrifuges, evaporators and dryers to produce distillers grains.

      General Plant Infrastructure. Fagen will install necessary boilers, a cooling tower, a compressed air system and other processes, including a clean-in-place (CIP) system for cleaning. In order to remove volatile organic compounds (“VOCs”) that participate in the chemical formation of ozone in the atmosphere and particulate matter in the plant’s dryer exhaust, Fagen will install a thermal oxidizer system. Essentially, the thermal oxidizer burns off the VOCs and particulates. The system will capture the heat generated in the oxidation process for the plant’s boiler water. The plant will condition boiler feedwater by use of regenerative softeners and a deaerator and add appropriate boiler chemicals as the pre-heated water is pumped into the boiler. Fagen will install an ICM/ Phoenix Bio-Methanator to reduce organic acids in the process water, allowing water to recycle within the plant. To facilitate the plant operation, Fagen will also install a computer-based distributed control system with graphical user interface and three workstations.

      Land and Site Development. We estimate that total land and site development costs will approximate $2,500,000 to meet Fagen’s requirements. These costs will include:

•	purchase of the 56-acre land parcel near Granite Falls, Minnesota for $336,000, subject to our final determination of the site’s suitability;

•	obtaining all legal authority to use the site for its intended purposes, including obtaining proper zoning approvals, complying with elevation restrictions and conducting soil and water tests. We must grade the plant site to within six inches of final specifications, including rough grading for site roadways prior to breaking ground. We must test and modify the site’s soil to provide a minimum allowable soil bearing pressure of 4,000 pounds per square foot for fermentation foundations and 3,000 pounds per square foot for all other plant foundation elements; and

•	installation of natural gas, electrical and water supply infrastructure necessary for the operation of the plant. Our plant will require a continuous supply of natural gas of at least 750 million cubic feet per year at a minimum rate of 200 MCF per hour and at a minimum pressure of 200 psig. Our plant will also require a continuous supply of 4.5 megawatts of electricity or more to a point adjacent to the plant’s perimeter road. We must also provide a high voltage switch. We must supply wells capable of providing an adequate amount of water that meets minimum water quality standards. Assuming that we obtain some of our water from a well located about a mile away on property currently owned by the Farmers Cooperative Elevator Company, we will need to construct the pipeline from that well to our site.

      If we obtain a bridge loan of up to $2 million in advance of closing on this offering, we plan to use its proceeds for land and site development work. We will seek to have any bridge loan repayable, if ever, out of the approximately $25 million to approximately $37 million of debt proceeds described above to permit us to count the bridge loan proceeds toward the $18 million minimum we need to raise in this offering.

      Administration Building and Furnishings. We anticipate expending approximately $200,000 to build a 2,600 square foot light office administration building on the site and to purchase and install our computer and telephone systems, furniture and other office equipment.

      Railroad. We have budgeted $750,000 to design and construct a 3,400 foot rail spur from our plant site to the TC& W main rail line and to purchase and install the associated switching gear.

      Construction Insurance Costs. We have budgeted approximately $500,000 for builder’s risk insurance, general liability insurance, workers’ compensation and property insurance. We have not yet determined our actual costs and they may exceed this estimate.

      Construction Contingency. We project $1,000,000 for unanticipated expenditures in connection with the construction of our plant. We plan to use excess funds for our general working capital.

      Capitalized Interest. This consists of the interest we anticipate accruing during the development and construction period of our project. We plan to borrow between approximately $25 and approximately $37 million, depending upon the amount we raise in this offering. Our actual capitalized interest will vary on the amount we borrow and the applicable interest rate.

      Financing Costs. Financing costs consist of all costs associated with the procurement of approximately $25 to approximately $37 million of project financing. These costs include bank origination and legal fees, loan processing fees, appraisal and title insurance charges, recording and deed registration tax, our legal and accounting fees associated with the financing and project coordinator fees, if any, associated with securing the financing. Our actual financing costs will vary on the amount we borrow.

      Organizational Costs. We have budgeted $425,000 for legal, accounting and other costs associated with our organization and operation as an entity.

      Start-up Costs. We project $4,800,000 of start-up costs. These represent costs of beginning production after the plant construction is finished but before we begin generating income. Start-up costs include $600,000 of pre-production period expenses, $1,500,000 of initial inventories of corn and other ingredients and chemicals, our initial $500,000 of work-in-process, $950,000 of ethanol and dry distillers grain inventories, $500,000 of spare parts for our process equipment and $750,000 of working capital.

Books and Records

      We currently have a full-time project coordinator. We are currently dependent on our project coordinator and our Board of Governors for the maintenance of our books and records. We intend to hire and train full-time staff personnel prior to commencement of operations, and the salaries of such persons are included in our budget. These personnel will be responsible for compliance with the rules and regulations promulgated under the Securities and Exchange Act of 1934 concerning the maintenance of accurate books and records, and the timely and accurate submission of annual and periodic reports with the Securities and Exchange Commission.

Liquidity and Capital Resources

      Organization of Our Business. Since inception, we have funded our limited operations through loans from the City of Granite Falls, initial contributions from our founders, funds obtained through a private placement of our membership units and a bank line of credit.

      Between October and December 2001, the City of Granite Falls loaned us $72,800 to assist us with the organization of our business and our initial feasibility review of our proposed ethanol plant. In August 2002, the City converted $25,000 of these loans and the accrued interest into 50 membership units.

      In January 2002, our governors or their affiliates purchased 150 membership units for $30,000, and Fagen purchased 50 membership units for $25,000, to assist us in the continued organization of our business.

      Between March and July 2002, we conducted a private placement of membership units. We sold 1,167 membership units for $583,500. We used the proceeds from this placement to pay for feasibility and environmental work on our proposed plant site, legal and accounting fees and compensation for our project coordinator. We conducted an initial public offering of our membership units in 2003, but did not raise the $18 million to close on that offering. To allow us to continue operations, we obtained a bank line of credit in September 2003 for $200,000, guaranteed by two of our affiliates. We owed $149,000 on this line of credit as of December 31, 2003. This bank line is not adequate to fund our operating needs prior to closing on this offering. Therefore, if we do not obtain an additional working capital loan or are unable to timely close on this offering, we may need to reduce or terminate our operations.

      Possible Bridge Loan Arrangements. We may seek up to $2 million in loans prior to closing on this offering to enable us to purchase the property for our plant and begin site preparation work. The bridge lender may be an affiliate of us. We have no commitment for any bridge loan. We will attempt to negotiate the terms of any bridge loan so that it can qualify to count toward the $18 million minimum for this offering. We will treat a bridge loan as a qualifying bridge loan if the lender loans us at least $500,000 and, by the time we first accept subscriptions in this offering, the lender has agreed in writing that:

•	we will repay the bridge loan only if we sell more than $18,000,000 of units in this offering (without counting the bridge loan funds) and then will do so only out of the debt financing proceeds described below with those lenders’ consent; and

•	as to any bridge loan amount that we cannot repay on or prior to August 30, 2004 by complying with the above condition, the lender will automatically convert it at that date into units in this offering at $1,000 per unit.

      Construction of the Plant. Constructing the plant is totally dependent upon our ability to successfully complete this offering and obtain debt financing of between approximately $25 and approximately $37 million, depending on the amount we raise in this offering. We must raise the $18,000,000 minimum in this offering (counting, for this purpose, the proceeds of any qualifying bridge loan) by August 31, 2004 and secure a written commitment from one or more lenders for debt financing by September 30, 2004. We will return investors’ funds promptly with interest if we do not satisfy these two conditions. The debt financing commitment must be for an amount which, when added to our net offering proceeds (including any qualifying bridge loan proceeds), will yield at least $54,775,000.

      We have no financing proposal from a commercial bank or other financing source. We have begun discussions with several commercial banks regarding a written financing proposal, but we have not yet secured a commitment for the necessary debt financing. We have not determined whether our loan will have a fixed interest rate or a floating interest rate over the prime rate. If our rate floats, we will be subject to interest rate fluctuations, the credit environment and other economic factors over which we have no control.

      We have not obtained and do not plan to use the services of any underwriter, placement agent or broker-dealer for this offering. We have not yet determined whether we will engage a placement agent or finder in connection with our debt financing.

      If we need additional cash after completing this offering and obtaining our planned debt, we may borrow additional funds or sell additional membership units. We cannot assure success in obtaining additional financing if needed on acceptable terms, or at all.

BUSINESS

      Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company, was organized on December 29, 2000 to construct and operate an ethanol plant. Our principal business office is currently located at 2448 — 540th Street, Suite 1, P.O. Box 216, Granite Falls, Minnesota 56241. We are managed by a six member Board of Governors.

      Upon closing of this offering and subject to our final determination of the site feasibility, we plan to purchase approximately 56 acres of real property consisting of two parcels located 1 1/2 miles east of Granite Falls, Minnesota between the City of Granite Falls and Minnesota Highway 23 located in Chippewa County, Minnesota. We have the right through December 31, 2004 to exercise an option to purchase the two parcels for our industrial purposes for $336,000, or approximately $6,000 per acre. We have not obtained an independent appraisal of the property, although our Board of Governors believes the price represents fair market value for the property. We are planning to build an ethanol plant that will have an annual capacity to process approximately 15 million bushels of corn into approximately 40 million gallons of ethanol per year (mgy). The ethanol plant is also expected to produce approximately 130,000 tons annually of livestock and poultry feed known as distillers grains, which may be sold as distillers dried grains with solubles, distillers modified wet grains and distillers wet grains. These are the principal co-products of the ethanol production process.

What is Ethanol?

      Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and sorghum, as well as from agricultural waste products such as sugar, rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Council for Biotechnology Information, approximately 90% of ethanol in the United States today is produced from corn because corn produces large quantities of carbohydrates, which convert into glucose more easily than other kinds of biomass.

      According to the Argonne National Laboratory Transportation Technology R&D Center, ethanol contains 35% oxygen by weight. When combined with gasoline, ethanol acts as an oxygenate, which means that it increases the percentage of oxygen in gasoline. As a result, the gasoline burns more cleanly, and releases less carbon monoxide and other exhaust emissions into the atmosphere. Although not all scientists agree about the existence or extent of environmental benefits associated with the use of ethanol, the use of ethanol is commonly viewed as a way to improve the quality of automobile emissions. Most ethanol is used in its primary form for blending with unleaded gasoline and other fuel products.

What Drives Production and Use of Ethanol?

      The production and use of ethanol as a fuel additive results from three principal factors:

•	Environmental pressures to use oxygenates, such as ethanol, to reduce carbon monoxide emissions from automobiles;

•	Environmental pressures to reduce the use of petroleum-based MTBE as an oxygenate additive to fuels; and

•	Economic pressures to favor programs that use the nation’s large production of corn.

      These factors have led to a variety of federal and state initiatives encouraging the building of ethanol plants and the use of ethanol, including:

•	Federal and state requirements for use of oxygenated fuels;

•	Federal and state legislation to ban or reduce the use of MTBE as a fuel additive;

•	Federal and state tax and other economic incentives to build ethanol plants and produce and sell ethanol.

      We will explain each of these initiatives below.

     Federal and State Requirements for Use of Oxygenated Fuels

      The U.S. Environmental Protection Agency oversees two primary programs enacted under the Clean Air Act Amendments of 1990 to encourage the use of oxygenate fuel additives, including ethanol: the Federal Oxygen Program and the Reformulated Gasoline Program.

      The Federal Oxygen Program is a recurring wintertime program designed to reduce carbon monoxide levels during the winter months. During the winter of 2001/2002, the EPA required the use of oxygenated fuels in 18 metropolitan areas that were not in compliance with carbon monoxide standards. Eleven states also have programs for use of oxygenated fuels.

      The Reformulated Gasoline Program began in 1995 as an initiative to reduce ground level ozone or smog. The program requires the use of oxygenated fuels in metropolitan areas with severe ozone pollution. As of January 2001, ten major U.S. metropolitan areas were out of compliance with the EPA standards and are required to use reformulated gasoline year-round. In addition, twelve states and the District of Columbia require the year-round use of reformulated gasoline.

      Historically, manufacturers have their choice of fuel additives to increase the oxygen content of their fuels. MTBE, a petroleum-based additive, is the most popular additive because it has a high octane rating, blends easily with gasoline and is produced by refiners. According to the Association for Environmental Health and Sciences, MTBE accounts for approximately 90% of oxygenate fuel additives.

      According to Hart Downstream Energy Services, in 2001, approximately 610 million gallons of ethanol were utilized in federal reformulated gasoline (primarily in Chicago and Milwaukee), 230 million gallons in the federal winter oxygenated fuels program, 230 million gallons in Minnesota to satisfy the state’s oxygenated fuels program and 915 million gallons in conventional gasoline markets.

     Federal and State Legislation Regarding MTBE

      According to the U.S. Environmental Protection Agency, since MTBE was introduced and became a commonly used oxygenate, MTBE has been found in well water, lakes and streams. While MTBE has not been classified as a carcinogen, the Environmental Protection Agency reports that MTBE has been shown to cause cancer in animals and its continued use has raised serious environmental concerns. As a result, in March 2000, the Environmental Protection Agency called for a ban, or the significant reduction in use, of MTBE because of the environmental problems. No federal legislation has been enacted. However, at least ten states (Arizona, Colorado, Connecticut, Illinois, Iowa, Michigan, Minnesota, Nebraska, New York and South Dakota) have enacted legislation prohibiting the sale of gasoline containing specified levels of MTBE and/or requiring the phase-out of MTBE and other petroleum-based oxygenates. The bans on MTBE in Connecticut and New York became effective in January 2004.

      In March 1999, the Governor of California issued an order requiring the phase out of MTBE in gasoline sold in California by December 31, 2002. California also requested a waiver from the EPA seeking to comply with fuel emission standards without the use of any federally-mandated oxygenated fuels. In June 2001, the EPA denied California’s waiver request. California is appealing the EPA’s action. Meanwhile, in March 2002, the Governor of California issued an order delaying the phase out of MTBE due to perceived concerns about ethanol shortages. The ban became effective in January 2004.

      Legislative efforts to implement or avoid a ban or reduction in the use of MTBE are ongoing. The outcome of these legislative activities may significantly impact the future market for ethanol. For example, in August 2001, the California Energy Commission estimated that demand in California for ethanol as a replacement to MTBE beginning in 2003 (the original ban year) represents a market of between 660 and 950 million gallons annually, a marked increased to the 60 million gallons consumed in California during 2000.

      During 2003, the U.S. Congress considered passage of a comprehensive federal energy bill. Although a bill passed in the U.S. House of Representatives, the U.S. Senate rejected the bill in November 2003 through a filibuster process. Controversial parts of the legislation would phase out the use of MTBE nationally in exchange for limiting producer liability for environmental cleanup expenses, and establish a renewable fuels standard that could enhance ethanol use. We cannot predict whether Congress will pass the bill in 2004.

     Federal and State Economic Incentives for Ethanol Production

      Recognizing the need for a cleaner source of energy, and appreciating that ethanol is also renewable and can be produced in the United States, legislators have created federal and state incentives for ethanol production. These tax incentives allow the ethanol industry to compete successfully in domestic fuel markets with gasoline blended with MTBE produced by the oil industry. If these tax incentives are reduced or eliminated, or not renewed upon expiration, the ethanol industry, and our proposed plant, may not be financially viable.

      Federal Incentives. Congress currently provides federal tax incentives for oxygenated fuel producers and marketers, including those who purchase ethanol to blend with gasoline in order to meet federally mandated oxygenated fuel requirements. These tax incentives generally include a lower federal excise tax rate for gasoline blended with at least 10%, 7.7% or 5.7% ethanol. Gasoline marketers pay a reduced tax on gasoline that they sell that contains ethanol.

      We will rely on the reduced federal excise tax rate once our plant begins operations. The current excise tax credit for gasoline blended with 10% ethanol is 5.2¢ per gallon. The subsidy will drop to 5.1¢ per gallon in 2005. Currently, a gasoline marketer that sells gas without ethanol must pay a federal tax of 18.4¢ per gallon compared to 13.2¢ per gallon for gas with 10% ethanol. The tax on gasoline blended with 10% ethanol will increase to 13.3¢ per gallon in 2005. Smaller credits are available for gasoline blended with 7.7% and 5.7% ethanol. The federal excise tax credit is scheduled to expire on September 30, 2007.

      In addition, federal law provides income tax credits for blenders of ethanol mixtures and small ethanol producers. We do not know yet whether we will be eligible for these income tax credits.

      In May 2002, Congress enacted the Farm Security and Rural Investment Act of 2002. The act extends through 2006 an U.S. Department of Agriculture producer payment program. Under the program, eligible producers that use corn and other agricultural products to manufacture biodiesel or fuel grade ethanol may receive quarterly payments from the federal government based on total annual production. Annual producers of 65 million gallons or less are reimbursed 1 feedstock unit for each 2.5 feedstock units of corn or other eligible commodities used for increased production. We believe that our plant will qualify in this category. Larger producers are reimbursed 1 feedstock unit for each 3.5 feedstock units. A feedstock unit represents one bushel of corn. No single producer may receive annual payments totaling more than 5% of the $150 million annual federal appropriation for the program. Payments are prorated among producers to the extent that annually appropriated funds are insufficient to make full payments to each producer.

      Minnesota Producer Tax Incentive. Subject to potential budget cuts, Minnesota makes cash payments to Minnesota ethanol plants in operation on or before June 30, 2000. The payments originally were 20¢ per gallon, but, due to state funding cutbacks, are currently 13¢ per gallon of ethanol produced up to 15 million gallons. The payments are scheduled to increase to the original 20¢ per gallon in 2007 when, subject to available state funding, an additional 7¢ per gallon becomes payable to make up the difference between the current and original payment rates over the years of payment reduction. The payments apply to production at a qualifying plant during the ten years after the plant’s start of production, but not after June 30, 2010. If a qualifying plant adds production capacity, the cash payments apply to the new capacity to the extent that the plant’s total annual production capacity does not exceed 15 million gallons. Because we did not have a plant in production on or before June 30, 2000, we will not receive any Minnesota cash payments.

Future Ethanol Demand

      According to the U.S. General Accounting Office, U.S. ethanol supply (historically between 1994 and 2000 from domestic production) has been generally sufficient to satisfy consumption. Consumption of ethanol has risen from approximately 1.0 billion gallons in 1994 to approximately 1.8 billion gallons in 2001, roughly in line with the increase in U.S. production capacity. The National Biobased Products and Bioenergy Coordination Office of the U.S. Department of Energy estimates that demand for ethanol will grow to 3.0 billion gallons by 2010. However, these projections do not account for a ban on, or reduction in the use of, MTBE as a fuel additive. For example, the Renewable Fuels Association estimates that, as a result of the MTBE bans that took effect in January 2004, California, New York and Connecticut will alone consume approximately 1.4 billion gallons of ethanol in 2004. The projections also assume continuation of economic incentives for ethanol production. Construction of new ethanol production plants will also affect supply.

      In addition, automobile companies have begun developing ethanol-friendly vehicles. Downstream Alternatives, Inc. reports that gasoline blends containing up to 10% ethanol are approved under the warranties of most major domestic and foreign automobile manufacturers marketing vehicles in the United States, and many recommend the use of cleaner burning fuel, such as ethanol, in their vehicle owner manuals. Similarly, the Renewable Fuels Association reports that most major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors endorse the use of ethanol blends in their products. In the last several years, automobile companies have introduced a growing number of flexible fuel vehicles that operate on fuel mixtures of up to 85% ethanol. In addition, ethanol industry advocates have developed new diesel fuels, commonly referred to as “OxyDiesel,” which are a blend of diesel fuel and ethanol.

      In any event, we cannot assure that there will be future demand at adequate prices for ethanol that we produce at our plant.

Ethanol Pricing

      Historical ethanol, corn and gasoline prices are shown in the following chart. Ethanol prices tend to track the wholesale gasoline price plus the federal tax incentive (5.3¢ per gallon). In 1996, high corn prices caused many ethanol plants to curtail operations.

Average U.S. Market Pricing of Ethanol, Gasoline and Corn

Wholesale Gasoline Data Source: DOE U.S. Refiner Prices of Petroleum Products for Resale

Corn and Sorghum Data Source: USDA
Ethanol Data Source: Hart’s Oxy-Fuel News

Our Ethanol Plant

      The goal of our project is to construct and operate an ethanol plant on the property described above. Our Board chose the plant site which is 1 1/2 miles east of the City of Granite Falls based on access to rail transportation, natural gas, and water, proximity and cost of raw material supplies, proximity to product markets and amenity to construction. We anticipate closing on the purchase of the property and beginning preparation of the site for construction promptly after the close of this offering. However, we would purchase the property and begin site preparation sooner if we obtain a qualifying bridge loan prior to closing on this offering. Assuming no bridge loan, we anticipate commencing construction in spring or summer 2004 after we complete all site preparations required by Fagen and have obtained all necessary construction permits. Our goal is to begin construction of the plant as soon as possible after the close of this offering, but in any event within 60 days after we close on the purchase of the property, subject to additional delays due to adverse weather conditions. Once construction commences, we expect that it will take approximately 14 to 16 months to build the ethanol plant.

      We estimate the total capital costs to construct the plant are approximately $43,050,000. Our plant will consist principally of a raw storage and processing area, a fermentation area comprised principally of fermentation tanks, a finished product storage and distillation area and a drying unit for processing the distilled dried grains.

      We anticipate that our ethanol plant will use a dry milling process to produce fuel-grade ethanol as its main product, in addition to the co-product wet distillers grain. Our plant will have a design capacity to produce 40 million gallons of ethanol per year (40 mgy), and we expect the plant to produce 130,000 tons of dry distillers grain annually.

Description of the Dry Mill Process

      Our ethanol plant will produce ethanol by processing corn. We plan to purchase all of our corn from the Farmers Cooperative Elevator, assuming it builds a new facility on property it plans to acquire adjacent to our site. We expect that the Elevator will construct a transportation system to move corn to our plant. As we receive the corn, we will weigh it and move it to a surge bin. We will then transport the corn to a scalper to remove rocks and debris before we convey the corn to storage bins. Thereafter, we will transport the corn to a hammermill or grinder, where it is ground into a mash and conveyed into a tank for processing.

      We will break the ground corn into a fine liquid by adding water, heat and enzymes. We will then pump this liquid into fermenters and add yeast to begin a 48 to 50-hour batch fermentation process. After fermentation is complete, our distillation process will separate the ethanol from the remaining corn “whole stillage.” We will further remove water from the distilled ethanol by using a molecular sieve. We will blend the resulting 200 proof (i.e., pure) ethanol with gasoline as it is pumped into storage tanks.

      We will pump the whole stillage from the distillation process into one of several centrifuges. This will separate a thin stillage (that we will dry into a thick syrup) from the remaining solids, or “wet cake.” We may be able to sell the thick syrup as a separate byproduct of our ethanol production, but are not planning for this. Normally, to produce livestock and poultry feed-grade dry distillers grains, we will add the thick syrup to the wet cake as it enters a dryer to remove moisture.

      The diagram below illustrates this process.

Our Principal Products and Their Markets

      The principal products we will produce at our ethanol plant are ethanol and dry distillers grain. A third product, concentrated distillers solubles syrup, is a potential co-product that is normally sprayed on the distillers grain and dried. While carbon dioxide is also a co-product of the ethanol production process, we have not determined the potential demand for carbon dioxide in our local market and therefore do not currently intend to capture and sell the carbon dioxide produced at the plant.

      Ethanol. Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as:

•	An octane enhancer in fuels,

•	An oxygenated fuel additive that can reduce ozone and carbon monoxide vehicle emissions and

•	A non-petroleum-based gasoline extender.

      Ethanol has important applications and is used primarily as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. Approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. As a fuel additive, the demand for ethanol is derived from the overall demand for gasoline, as well as the competition of ethanol versus competing oxygenate products and technologies. Motor vehicles in the United States consume more than 130 billion gallons of gasoline every year.

      Distillers Grains. A principal co-product of the ethanol production process are distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Dry mill ethanol processing creates three forms of distillers grains: wet distillers grains, modified wet distillers grains and dry distillers grains. Wet distillers grain is processed corn mash that contains approximately 70% moisture. It has a shelf life of approximately 3 summer days (5 winter days) and can be sold only to farms within the immediate vicinity of an ethanol plant. Modified wet distillers grain is similar except that it has been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately two to three weeks and is often sold to nearby markets. Dried distillers grain is corn mash that has been dried to 10% moisture. It has an almost indefinite shelf life and may be sold and shipped to any market regardless of its vicinity to an ethanol plant.

Corn Supply and Corn Prices

      We anticipate that our ethanol plant will need approximately 15 million bushels of corn per year, or 41,000 bushels per day, as the feedstock for its dry milling process. The grain supply for our plant will be obtained primarily from local markets. In particular, the Farmers Cooperative Elevator Company has proposed to build an elevator on property it plans to acquire adjacent to our proposed plant. We currently plan to source our corn solely from this elevator if it is built. We will need to seek alternative corn supplies if the Farmers Cooperative Elevator Company cannot meet our needs.

      Between 1999 and 2002, the county in which our plant is to be located, and the nearby counties, together averaged 185 million bushels of corn production annually. The following table provides a summary of this information based on 2002 Minnesota Agriculture Statistics and the Minnesota Corn Growers Association.

	Corn Production (in bushels)

County	1999	2000	2001	2002	Average

Chippewa	23,522,200	21,095,500	19,232,400	24,185,400	22,008,875
Lac Qui Parle	21,598,200	20,965,500	19,781,000	23,894,400	21,559,775
Lyon	24,336,000	23,119,200	21,918,400	26,270,100	23,910,925
Kandiyohi	21,772,800	20,276,800	17,379,800	23,786,100	20,803,875
Redwood	37,310,700	34,063,200	30,132,000	35,733,200	34,309,775
Renville	40,729,600	37,667,200	32,058,000	40,137,500	37,648,075
Yellow Medicine	25,929,600	24,653,200	23,769,500	26,148,600	25,125,225

Total	195,199,100	181,840,600	164,271,100	200,155,300	185,366,525

      The price and availability of corn are subject to significant fluctuations depending upon a number of factors affecting commodity prices in general, including crop conditions, weather, governmental programs and foreign purchases. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We therefore anticipate that our plant’s profitability will be negatively impacted during periods of high grain prices.

      In an attempt to minimize the effects of the volatility of corn costs on operating profits, we will likely take hedging positions in corn futures markets. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of hedging activities is dependent upon, among other things, the cost of corn and our ability to sell sufficient amounts of ethanol and distillers grains to utilize all of the corn subject to the futures contracts. Hedging activities can result in costs to us because price movements in grain contracts are highly volatile and are influenced by many factors beyond our control. We may incur similar costs in connection with our hedging transactions and these costs may be significant.

Transportation and Delivery

      Transporting our ethanol and distillers grains is a significant expense that will vary based on transportation method, load size and destination. Because we have not yet determined where we will sell our products, we cannot estimate these costs. The plant will have the facilities to load ethanol and distillers grains onto trucks and rail cars. We expect that shorter hauls will be by truck and longer hauls will be by rail. We are seeking to have both the TC & W Railway and Burlington Northern provide rail service under a switching agreement over our spur directly to the proposed site. We expect to negotiate a marketing service relationship with these rail companies, but do not currently have any agreement to provide these services.

Utilities

      The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations.

      Energy Services. Significant strides have been made over the past 15 years to reduce the energy intensiveness of ethanol production. According to the National Corn Growers Association, in 2000, the industry average dry mill consumed about 49,000 BTUs of energy to produce a gallon of ethanol.

      Natural Gas. We anticipate that our plant will require a natural gas supply of at least 750 million cubic feet per year at a minimum rate of 200 MCF per hour and at a minimum of 200 psig near the plant site. To access sufficient supplies of natural gas to operate the plant, we will need a connection to an underground distribution pipeline at our site. We have no current agreement with any third party to construct this connection.

      To meet our anticipated requirements, we may procure natural gas from various suppliers on the open market or contract for distribution services including the costs of construction of the connection to the underground pipeline to our plant. We have no agreement yet with any natural gas supplier. We anticipate entering into an agreement before we begin plant construction. We may purchase a propane tank to serve as a back-up energy source in the event of interruption of our natural gas supply.

      Natural gas prices have historically fluctuated dramatically, which could significantly affect the profitability of our operations.

      Electricity. Our proposed plant will require a continuous supply of 4.5 megawatts of electricity. We expect to purchase electricity from one of two electrical companies serving our planned site. We have not yet entered into any agreement with either utility regarding the specific type and nature of service. We anticipate doing so before we begin construction of the ethanol plant.

      Water. We will require a significant supply of water. We are determining our fresh water requirements for our plant. However, based on our initial assessment, we believe that we will need at least one additional well on other property to pipe water to our plant. We have drilled a well on property currently owned by the Farmers Cooperative Elevator Company about a mile from our plant site. We have negotiated the terms of an easement agreement to draw additional water from this property. We must obtain an easement from the county to transport the water by a pipeline we build to our site. If we cannot reach an agreement or locate a different water source, we may need to select a different location for the plant.

      Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where we need fresh water. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize elements that may harm the boiler, and recycled water cannot be used for this process. Cooling tower water does not come in contact with the corn mash and, therefore, can be recycled back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Recycling has the long-term effect of lowering waster water treatment costs. Based on preliminary estimates, we anticipate approximately 75 gallons per minute of effluent. In accordance with environmental permits and laws, we may release the cooling tower and the boiler blow-down water to the environment.

Our Primary Competition

      We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our proposed ethanol plant will compete with other ethanol producers on the basis of price and, to a lesser extent, delivery service. We believe we can compete favorably with other ethanol producers due to our proximity to ample corn supplies at favorable prices.

      During the last twenty years, ethanol production capacity in the United States has grown from almost nothing to an estimated 3.1 billion gallons per year in 2003. Plans to construct new plants or to expand existing plants have been announced which will increase capacity. Based on survey results from 2003, the California

Energy Commission estimates that production capacity for existing plants (including planned expansions) and new plants planned or under construction will approach 6.0 billion gallons in 2006. The increase in capacity may continue in the future. We cannot determine the effect of this type of an increase upon the demand or price of ethanol, although these plants may compete with us in the sale of ethanol and related products.

      As of January 2004, the ethanol industry has grown to 72 production facilities in the United States with 15 additional facilities under new or expansion construction. The largest ethanol producers include Abengoa Bioenergy Corp., A.E. Staley, AGP, Archer Daniels Midland, Aventine Renewable Energy, Inc., Badger State Ethanol, LLC, Cargill, Chief Ethanol, Corn Plus, LLP, Dakota Ethanol, LLC, Glacial Lakes Energy, LLC, Great Plains Ethanol, LLC, James Valley Ethanol, LLC, MGP Ingredients, Inc., Midwest Grain Processors, New Energy Corp., Northern Lights Ethanol, LLC, Tall Corn Ethanol, LLC and VeraSun Energy Corporation, each of which is capable of producing more ethanol than we expect to produce. According to the Renewable Fuels Association, as of January 2004, the following table identifies most of the producers in the United States along with their production capacities.

U.S. FUEL ETHANOL PRODUCTION CAPACITY

in million gallons per year (mgy)

Company	Location	Feedstock	Mgy

Abengoa Bioenergy Corp.	York, NE	Corn/milo	50.0
	Colwich, KS		20.0
	Portales, NM		15.0
ACE Ethanol	Stanley, WI	Corn	15.0
Adkins Energy, LLC*	Lena, IL	Corn	40.0
A.E. Staley	Loudon, TN	Corn	65.0
AGP*	Hastings, NE	Corn	52.0
Agra Resources Coop (Exol)*	Albert Lea, MN	Corn	37.0
Agri-Energy, LLC*	Luverne, MN	Corn	21.0
Alchem Ltd. LLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	30.0
Archer Daniels Midland	Decatur, IL	Corn	1,070.0
	Peoria, IL	Corn
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Wallhalla, ND	Corn/barley
	Columbus, NE	Corn
	Marshall, MN	Corn
Aventine Renewable Energy, Inc.	Pekin, IL	Corn	100.0
	Aurora, NE	Corn	35.0
Badger State Ethanol, LLC*†	Monroe, WI	Corn	40.0
Big River Resources, LLC*†	West Burlington, IA	Corn	40.0
Broin Enterprises, Inc.	Scotland, SD	Corn	9.0
Cargill, Inc.	Blair, NE	Corn	83.0
	Eddyville, IA	Corn	35.0
Central Illinois Energy Cooperative*†	Canton, IL	Corn	30.0
Central MN Ethanol Coop*	Little Falls, MN	Corn	20.0
Central Wisconsin Alcohol	Plover, WI	Seed corn	4.0
Chief Ethanol	Hastings, NE	Corn	62.0
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	42.0
Commonwealth Agri-Energy, LLC*†	Hopkinsville, KY	Corn	20.0
Cornhusker Energy Lexington, LLC*†	Lexington, NE	Corn	42.0
Corn Plus, LLP*	Winnebago, MN	Corn	44.0
Dakota Ethanol, LLC*	Wentworth, SD	Corn	48.0
DENCO, LLC*	Morris, MN	Corn	21.5
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	30.0

Company	Location	Feedstock	Mgy

Glacial Lakes Energy, LLC*	Watertown, SD	Corn	48.0
Golden Cheese Company of California*	Corona, CA	Cheese whey	5.0
Golden Triangle Energy, LLC*	Craig, MO	Corn	20.0
Gopher State Ethanol	St. Paul, MN	Corn/beverage waste	15.0
Grain Processing Corp.	Muscatine, IA	Corn	10.0
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	42.0
Heartland Corn Products*	Winthrop, MN	Corn	36.0
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	8.0
	Huron, SD	Corn	14.0
Husker Ag, LLC*	Plainview, NE	Corn	23.0
Iowa Ethanol, LLC*†	Hanlontown, IA	Corn	45.0
James Valley Ethanol, LLC	Groton, SD	Corn	45.0
J.R. Simplot	Caldwell, ID	Potato waste	4.0
KAPPA Ethanol, LLC*	Minden, NE	Corn	40.0
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	40.0
Merrick/ Coors	Golden, CO	Waste beer	1.5
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78.0
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	45.0
Mid-Missouri Energy, LLC*†	Malta Bend, MO	Corn	40.0
Midwest Grain Processors*	Lakota, IA	Corn	45.0
Midwest Renewables†	Iowa Falls, IA	Corn	40.0
Miller Brewing Co.	Olympia, WA	Brewery waste	0.7
Minnesota Energy*	Buffalo Lake, MN	Corn	18.0
New Energy Corp.	South Bend, IN	Corn	95.0
Northeast Missouri Grain, LLC*	Macon, MO	Corn	40.0
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	45.0
Otter Creek Ethanol, LLC*†	Ashton, IA	Corn	45.0
Parallel Products	Louisville, KY	Beverage waste	4.0
	Rancho Cucamonga, CA		4.0
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Pine Lake Corn Processors, LLC*†	Steamboat Rock, IA	Corn	20.0
Platte Valley Fuel Ethanol, LLC†	Central City, NE	Corn	40.0
Pro-Corn, LLC*	Preston, MN	Corn	40.0
Quad-County Corn Processors*	Galva, IA	Corn	23.0
Reeve Agri-Energy	Garden City, KS	Corn/milo	12.0
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	18.0
Sioux River Ethanol, LLC*†	Hudson, SD	Corn	45.0
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	45.0
Trenton Agri Products, LLC†	Trenton, NE	Corn	30.0
Tri-State Ethanol Co., LLC*	Rosholt, SD	Corn	18.0
United WI Grain Producers, LLC*†	Friesland, WI	Corn	40.0
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	40.0
Utica Energy, LLC	Oshkosh, WI	Corn	24.0
VeraSun Energy Corporation	Aurora, SD	Corn	100.0
Western Plains Energy, LLC*	Campus, KS	Corn	30.0
Wyoming Ethanol	Torrington, WY	Corn	5.0

Total Capacity			3,650.8

*	farmer-owned

† under construction

Operating Ethanol Plants in Minnesota

      Currently, there are 14 operational ethanol plants in Minnesota.

      Agra Resources Coop (Exol). This facility is located in Albert Lea, Minnesota. It began production in 1999 and can produce 37 million gallons of ethanol annually. In 2001, the plant used 14 million bushels of corn.

      Agri-Energy, LLC. This facility is located in Luverne, Minnesota. It began production in 1998 and can produce 21 million gallons of ethanol annually. In 2001, the plant used 7.4 million bushels of corn.

      Al-Corn Clean Fuel. This facility is located in Claremont, Minnesota. It began production in 1996 and can produce 30 million gallons of ethanol annually. In 2001, the plant used 6.7 million bushels of corn.

      Archer Daniels Midland. This facility is located in Marshall, Minnesota. It began production in 1988 and can produce 40 million gallons of ethanol annually. In 2001, the plant used 15 million bushels of corn for ethanol production. The plant can also grind an additional 40 million bushels of corn for starch, sweeteners and other products.

      Central MN Ethanol Coop. This facility is located in Little Falls, Minnesota. It began production in 1999 and can produce 20 million gallons of ethanol annually. In 2001, the plant used 7.4 million bushels of corn.

      Chippewa Valley Ethanol Co. This facility is located in Benson, Minnesota. It began production in 1996 and can produce 42 million gallons of ethanol annually. In 2001, the plant used 7.8 million bushels of corn.

      Corn Plus, LLP. This facility is located in Winnebago, Minnesota. It began production in 1994 and can produce 44 million gallons of ethanol annually. In 2001, the plant used 15 million bushels of corn.

      DENCO, LLC. This facility is located in Morris, Minnesota. It began production in 1991 and can produce 21.5 million gallons of ethanol annually. In 2001, the plant used 6.5 million bushels of corn.

      Ethanol2000, LLP. This facility is located in Bingham Lake, Minnesota. It began production in 1997 and can produce 30 million gallons of ethanol annually. In 2001, the plant used 10.3 million bushels of corn.

      Gopher State Ethanol. This facility is located in St. Paul, Minnesota. It began production in 1999 and can produce 15 million gallons of ethanol annually. In 2001, the plant used 5 million bushels of corn.

      Heartland Corn Products. This facility is located in Winthrop, Minnesota. It began production in 1995 and can produce 36 million gallons of ethanol annually. In 2001, the plant used 11 million bushels of corn.

      Land O’ Lakes. This facility is located in Melrose, Minnesota. It began production in 1986 and can produce 2.6 million gallons of ethanol annually. The plant uses cheese whey, rather than corn, to produce ethanol.

      Minnesota Energy. This facility is located in Buffalo Lake, Minnesota. It began production in 1997 and can produce 18 million gallons of ethanol annually. In 2001, the plant used 5 million bushels of corn.

      Pro-Corn, LLC. This facility is located in Preston, Minnesota. It began production in 1998 and can produce 40 million gallons of ethanol annually. In 2001, the plant used 8 million bushels of corn.

      The nearest ethanol plant listed above is the ADM facility in Marshall, Minnesota, which is approximately 30 miles from Granite Falls. Despite the proximity of this plant to our proposed plant site, we believe there will be sufficient feedstock available within the local community and surrounding counties to supply our ethanol plant.

      We may hire a risk management commodities firm to help us make corn procurement decisions and maintain a hedge account. Assuming that Farmers Cooperative Elevator Company builds its new elevator on land it plans to acquire adjacent to our plant site, we have entered into an agreement to acquire our corn requirements from that elevator and plan to coordinate our spot and forward corn purchases with it.

Competition from Alternative Fuel Additives

      Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far greater resources than we have. New products or methods of ethanol production developed by larger and better financed competitors could provide them competitive advantages over us and harm our business.

      We expect to compete with producers of MTBE, a petrochemical derived from methanol that costs less to produce than ethanol. MTBE is a commonly used oxygenate used in fuels for compliance with federal Clean Air Act mandates, and is a major competitor of ethanol. Many major oil companies produce MTBE and strongly favor its use because it is petroleum-based. These companies have significant resources to market MTBE and to influence legislation and public perception of MTBE. These companies also have sufficient resources to begin production of ethanol should they choose to do so.

      We also will compete with producers of ETBE, another fuel oxygenate. ETBE’s advantages over ethanol in a blend include its low affinity for water and low vapor pressure. Because petroleum pipelines and storage tanks contain water in various amounts, ETBE’s low affinity for water allows it to be distributed through existing pipeline systems, as contrasted with ethanol which must be shipped via transport truck or rail car. In addition, blending ETBE with gasoline reduces the overall vapor pressure of the blend. In turn, this reduces the normal volatile organic compound evaporative emissions. ETBE is not widely commercially available yet, and it may suffer from the same negative environmental effects as MTBE. Scientific research to better define the environmental properties of ETBE is underway.

Marketing of our Ethanol and Distillers Grains

      Ethanol. We intend to sell and market ethanol through normal and established local, regional and national markets. We expect to market most of the ethanol produced by our plant through marketers or distributors pursuant to arms’ length negotiated output contracts. We have no contracts at this time and do not intend to seek any until we near production at the plant. We believe that most of our ethanol will be sold into markets throughout the United States. We expect the target market area for the ethanol produced at our plant to include local, regional and national markets. The local and regional markets include Minnesota, as well as markets in Colorado, Illinois, Indiana, Iowa, Kansas, Missouri, Nebraska, South Dakota and Wisconsin.

      We are designing the plant with rail facilities and connections to both the TC & W Railway and the Burlington Northern railroad systems, which will facilitate transporting the ethanol we produce to our national target markets. We expect that our ethanol will be transported by either truck or rail. We have not yet determined the mix of transportation methods, which will vary depending on the distance we ship our ethanol. The national target markets for the facility will include the Pacific Northwest, the Southern and Southwest markets, as well as potential new markets on the East Coast and California due to anticipated MTBE phase-outs.

      Distillers Grains. The dry milling process that produces ethanol also produces distillers grains, which is primarily used as a high protein animal feed. The price of distillers grains generally varies with grain prices, so that increases in grain costs are partially offset by increases in distillers grain prices. We expect to market most of the dry distillers grain produced by our plant through marketers or distributors pursuant to output contracts. We have no contracts at this time and do not intend to seek any until we near production at the plant.

Employees

      We have engaged Robin W. Spaude as a full-time independent contractor for $5,000 per month. Mr. Spaude currently serves as our project coordinator, with duties including handling prospective employee and investor meetings, personnel management, office and financial management and construction supervision. In November 2002, Steven H. Core joined us as Vice President of Operations on a part-time, unpaid basis. We do not expect him to work full-time for us until completion of this offering. Mr. Core is currently a consultant to Fagen.

      Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 30 employees. Approximately ten of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations.

      The following table represents the anticipated positions within the plant and the number of individuals we intend to employ for each position:

No. of
Position	Employees

General Manager	1
Plant Manager	1
Controller	1
Lab Manager	1
Lab Technician	1
Secretary/ Clerical	3
Shift Supervisors	4
Maintenance Supervisor	1
Maintenance Craftsmen	5
Plant Operators	12
Total	30

      The position titles, job responsibilities and numbers allocated to each position may differ when we begin to employ individuals for each position.

      We have entered into an agreement with the Farmers Cooperative Elevator Company to store and supply us with our requirements of corn.

      We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep strictly confidential all proprietary information developed or used by us in the course of our business.

Development and Construction Firm

      In July 2002, we entered into a revised non-binding letter of intent with Fagen, a member of us, in connection with the design, construction and operation of the proposed ethanol plant. The letter of intent is not a contract, and it can be terminated by any of the parties without penalty or further obligation. No party has any obligation to enter into a binding definitive agreement. The letter of intent obligates the parties to engage in good faith negotiations to prepare definitive agreements covering the provisions described in the letter of intent. The following provides information about Fagen.

      Fagen, Inc. is a privately-owned, heavy industrial contractor with extensive experience in the construction of agricultural-based facilities. In particular, Fagen has been the principal contractor and has performed work on many ethanol plant projects throughout the United States since its founding in 1988. Fagen’s ethanol project experience includes services provided to over 47 different ethanol plants, including the following:

Plant Name	Location

Chief Ethanol	Hastings, Nebraska
Glacial Lakes Energy, LLC	Watertown, South Dakota
High Plains Corp	York, Nebraska
Agra Resources Coop (Exol)	Albert Lea, Minnesota
VeraSun Energy Corporation	Aurora, South Dakota
Archer Daniels Midland	Marshall, Minnesota
Columbus, Nebraska
Heartland Grain Fuels, LP	Aberdeen, South Dakota
AGP	Hastings, Nebraska
Pro-Corn, LLC	Preston, Minnesota
Heartland Corn Products	Winthrop, Minnesota
Golden Triangle Energy, LLC	Craig, Missouri
Agri-Energy, LLC	Luverne, Minnesota
Big River Resources, LLC	West Burlington, Iowa
Little Sioux Corn Processors, LP	Midwest Corn Processors
Marcus, Iowa	Lakota, Iowa

Construction of the Project and Expected Terms of the Proposed Design-Build Contract

      We expect that Fagen will provide us with a proposed design-build contract. We have not yet negotiated the terms of the proposed design-build contract. However, we expect to execute such an agreement at the closing of this offering. Even upon completion of our negotiations with Fagen regarding the terms of the proposed design-build contract, the contract is not binding and is subject to modification and approval by lenders. Under any proposed design-build contract, Fagen will act as our design-builder and will design and construct the ethanol plant. Based upon our knowledge of other contracts that Fagen has entered into with other ethanol production plants, we expect that our design-build contract with Fagen will likely include provisions substantially similar to those described below.

      Anticipated General Terms and Conditions. We expect to pay Fagen an estimated $43,050,000, subject to adjustments made in accordance with the general conditions of the design-build contract, to design and construct the ethanol plant. All drawings, specifications and other construction related documents belong to Fagen. We will be granted a limited license to use documents in connection with our occupancy of the ethanol plant. If the contract is terminated by us without cause or by Fagen for cause, such as failing to pay undisputed amounts when due, then we must pay Fagen a fee of up to $1 million if we resume construction of the ethanol plant through our own employees or third parties.

      We expect to make payments to Fagen on a progress billing basis, based upon monthly applications for payment for all work performed as of the date of the application. We expect to retain 10% of the amount submitted in each payment application. However, when 50% of the work is completed, we expect to pay the full amount of each payment application. When the ethanol plant is substantially complete, we expect to pay Fagen all amounts we have retained. If we do not pay all undisputed amounts due within ten days after the due date, we expect to be charged interest at a rate of 18% per annum.

      If Fagen encounters “differing site conditions,” then we expect an adjustment in the contract price and time of performance if these conditions adversely affect Fagen’s costs and performance time. “Differing site conditions” refers to any concealed physical conditions at the site that:

•	Materially differ from the conditions contemplated in the contract or

•	Any unusual conditions which differ materially from the conditions ordinarily encountered in similar work.

      We expect that once we sign the proposed design-build contract, and the site is graded pursuant to Fagen’s specifications, work on the ethanol plant will begin within two weeks after Fagen receives notice from us to proceed. We expect “substantial completion” of the ethanol plant within 14 to 16 months after Fagen receives the notice from us. “Substantial completion” means that the ethanol plant is sufficiently complete so that we can occupy and use the plant to produce ethanol.

      We expect that Fagen will also be responsible for:

•	Providing design services, such as architectural and engineering design services;

•	Obtaining and installing the production equipment;

•	Performing all work in accordance with all legal requirements;

•	Obtaining all permits, approvals, licenses and fees related to the construction of the ethanol plant, except for environmental permits that we are responsible for;

•	Performing its responsibilities in a safe manner to prevent damage, injury or loss;

•	Providing a warranty that the work performed for us is new, of good quality, conforms to the contract and is free of defect in materials and workmanship;

•	Correcting defects in materials and workmanship for one year after substantial completion;

•	Obtaining insurance covering us for claims for worker’s compensation, disability, damage or destruction of tangible personal property; and

•	Indemnifying, defending and holding us, our officers, governors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney’s fees and expenses, for any claims arising from Fagen’s negligent acts or omissions.

      We expect to be responsible for:

•	Liability insurance to protect us from claims which may arise from performance of our responsibilities;

•	Property insurance for the full insurable value of the ethanol plant;

•	Indemnifying, defending and holding Fagen, its officers, governors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney’s fees for any claims arising from our negligent acts or omissions;

•	Rough grading the construction site to Fagen’s specifications;

•	Constructing at least one access road of sufficient quality to withstand semi-truck traffic;

•	Obtaining air quality construction and operating permits;

•	Obtaining state pollutant discharge elimination and storm water runoff permits;

•	Providing a continuous supply of natural gas of at least 750 million cubic feet per year and supply meter and regulators to provide burner tip pressures as specified by Fagen;

•	Providing a continuous 4.5 megawatt supply of electricity, a high voltage switch, a substation, if required, and meter as specified by the electric company;

•	Providing a water supply adequate for Fagen’s specifications;

•	Providing for water discharge, if required; and

•	Installing rail tracks, ties and ballast to the ethanol plant at grades specified by the rail service contractor.

      We expect that Fagen will have the right to stop or postpone work and to make reasonable adjustments to the time for completion of the ethanol plant if any of the following occurs:

•	We do not provide reasonable evidence indicating we have adequate funds to fulfill all of our contractual obligations, or do not pay amounts properly due under the progress payments;

•	Any acts, omissions, conditions, events or circumstances that require stopping or postponing work beyond Fagen’s control, unless caused by Fagen;

•	There are any hazardous conditions at the construction site; or

•	Work on the ethanol plant has stopped for 60 consecutive days, or more than 90 days total, because of any order from us or a court or governmental authority, if the stoppage is not because of any act or omission of Fagen.

      We expect to have the right to terminate the design-build contract for any reason. However, if our termination is without cause, then we must provide Fagen with 10 days prior written notice. In addition, we must pay Fagen for:

•	All work completed and any proven loss, cost or expense incurred in connection with Fagen’s work;

•	Reasonable costs and expenses attributable to the termination, including demobilization costs and amounts due to settle terminated contracts with subcontractors and consultants; and

•	Overhead and profit equal to 15% of the sum of the above payments.

      Anticipated Limitation of Consequential Damages and Early Completion Bonus. We expect that neither Fagen nor we is liable to the other for any consequential damages or losses such as loss of use, profits, business, reputation or financing. However, we expect to receive liquidated damages of $8,000 per day in the event Fagen fails to substantially complete the ethanol plant within 30 days after the scheduled substantial completion date. We expect to begin construction promptly after the close of this offering, but in any event, no later than 60 days after the close of the offering and our purchase of the property, subject to delays resulting from adverse weather conditions. We expect that the substantial completion date will be approximately 14 to 16 months after construction commences.

      If Fagen finishes the ethanol plant and it is fully operational prior to the scheduled substantial completion date, then we must pay Fagen a performance bonus of $8,000 per day ahead of the scheduled substantial completion date.

      Performance Surety Bond. We do not plan to require Fagen to provide us with a performance and labor and material payment bond, or other form of performance security. However, we expect that our bank will require this at our cost. This means that if Fagen does not perform, there will be certain financial security that could be used to complete the project. If Fagen withdraws from the project, we might be unable to complete the construction. This might cause us to abandon our business and could significantly reduce the value of your membership units.

      Anticipated Construction and Timetable for Completion of the Project. Assuming the offering is successful, we promptly close on the purchase of the property and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 14 to 16 months after construction commences. This assumes that we do not obtain any qualifying bridge loans and are able to close this offering and the purchase of the property in spring or summer 2004. This schedule further assumes that site improvements, such as rough grading, are commenced and the site is ready for construction shortly after we close on the offering. This schedule also assumes that weather, interest rates and other factors beyond our control do not upset our timetable. Factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.

Legal Proceedings

      We are not currently a party to any legal proceedings.

Regulatory Compliance and Permits

      Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. To operate the ethanol plant, we require permits issued by the State of Minnesota. Because the ethanol plant is not built, we cannot assure you that we will be able to obtain all necessary permits to operate the ethanol plant. Further, we may be subject to regulations on emissions from the U.S. Environmental Protection Agency (“EPA”) or to additional regulations on emissions from the State of Minnesota. Currently, the EPA’s statutes and rules do not require us to obtain EPA approval to operate the ethanol plant, but this may change in the future. Recently, the EPA cautioned ethanol producers that it is prepared to sue companies whose plants do not comply with applicable laws and regulations. In a recent test of certain ethanol plants, the EPA has expressed concerns over the discovery of certain “volatile organic compounds,” some of which may be carcinogenic. Additionally, the Minnesota Pollution Control Agency imposed penalties in 2002 on 12 Minnesota plants for alleged excessive air pollution. We intend to use the best available control technology, where required, in our proposed ethanol plant, but we cannot assure you that this will be sufficient to satisfy applicable EPA or Minnesota requirements or that such requirements will not change in the future.

      We will be required to obtain the following environmental, construction and operating permits.

      Minnesota Air Quality Permits. We have hired an environmental permitting consultant to provide professional consulting and support services in air quality monitoring, modeling, permitting, analysis and research. We have filed our Environmental Assessment Worksheet and Air Quality Permit Application with the Minnesota Pollution Control Agency and the public comment period on our application has lapsed. We must obtain approval of the worksheet and our air quality permit before beginning plant construction. If granted, the worksheet and air quality permit are valid for five years, subject to compliance monitoring.

      National Pollutant Discharge Elimination Permit. Before commencing operations at the plant, we must obtain a National Pollutant Discharge Elimination Permit for any water discharges and surface water runoff. Specifically, we will use a significant amount of water per day to cool our closed circuit systems in the proposed ethanol plant and to produce ethanol. We must apply for this permit at least 180 days prior to any discharge. In April 2003, we filed for the National Pollutant Discharge Elimination Permit application with the Minnesota Pollution Control Agency. There can be no assurance that this permit will be granted to us. If granted, we expect the permit will be valid for five years.

      Well Permits. We have drilled two separate wells for our water supply. One of the wells is on property currently owned by the Farmers Cooperative Elevator Company located about one mile from our plant site. We will need to build a pipeline from the Elevator’s property to our plant site. Although we have negotiated the terms of an easement agreement with the Elevator to pump water from this well, we will need to obtain easements from the county for our pipeline.

      Before pumping water from the wells, we must obtain water appropriation permits from the Minnesota Department of Natural Resources, which will determine if the location of each well will support a sufficient water supply and whether it is safe from any soil or ground water contamination. We must submit an annual water consumption report and pay the appropriate fees.

      Spill Prevention, Control and Countermeasures Plan. We must prepare a spill prevention, control and countermeasures plan in accordance with standards set by the Environmental Protection Agency. The plan will outline our spill prevention measures for oil-based products such as denatured ethanol and will be supervised by the Minnesota Pollution Control Agency. The plan must be reviewed and certified by a professional engineer.

      Bureau of Alcohol, Tobacco and Firearms Requirements. Because ethanol is made from potentially human-consumable alcohol, we must comply with applicable Bureau of Alcohol, Tobacco and Firearms regulations. These regulations require us to apply for and obtain an alcohol fuel producer’s permit before commencing operations. The application must identify the principal persons involved in us and state whether any of these persons has ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain particular security measures, secure an operations bond and comply with specific tax provisions.

      Construction Permit. Because our proposed plant site is within two miles of the City of Granite Falls, we may be required to obtain a construction permit from the City.

Nuisance

      Even if we receive all Minnesota environmental permits for construction and operation of the ethanol plant, we may be subject to the regulations on emissions by the Environmental Protection Agency. We could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area arising from odors or other air or water discharges from the plant.

MANAGEMENT

Executive Officers and Governors

      We are governed by a Board of Governors to consist of between five and 13 individuals. Our current six governors are classified into three classes of two governors each. Our Class I governors will serve until the first annual meeting of members in 2005. Our Class II and III governors will be elected in 2006 and 2007, respectively. At each annual meeting, our members will elect the governors of the Class up for election. Governors are elected to serve for a three-year term. Our current executive officers and governors are as follows:

Name	Age	Position	Class

Paul Enstad	44	Governor, Chief Manager and Chairman	III
Scott Dubbelde	42	Governor and Vice Chairman	III
Steven H. Core	54	Governor and Vice President of Operations	I
Julie Oftedahl-Volstad	49	Governor, Secretary and Treasurer	II
Myron D. Peterson	59	Governor	II
Shannon Johnson	42	Governor	I

      The following is a brief description of the business experience and background of the above individuals.

      Paul Enstad. Mr. Enstad has been farming near Granite Falls, Minnesota since 1978. He and his two brothers currently farm together as a partnership and raise corn and soybeans. He serves on the board of directors of the Farmers Cooperative Elevator Company, a member of us. In such capacity, he attends board meetings of the Farmers Cooperative Elevator Company and otherwise provides periodic, informal business advice. The Farmers Cooperative Elevator Company purchases agricultural products from its members and stores them for resale to food processors and sells agricultural goods and services to its members utilizing group buying leverage to obtain discounts not otherwise generally available to individual cooperative members.

      Scott Dubbelde. Since 1992, Mr. Dubbelde has been the General Manager of the Farmers Cooperative Elevator Company, a member of us. He has over 17 years of experience in the grain elevator business. In his capacity with the Farmers Cooperative Elevator Company, he is responsible for all day-to-day business operations and has both financial and operational responsibility for the elevator. He is also currently on the Minnesota Grain and Feed Association Board of Directors. Mr. Dubbelde graduated from Southwest State University of Marshall, Minnesota with an Agricultural Finance degree.

      Steven H. Core. Mr. Core became a governor and our Vice President of Operations in November 2002. He currently works for us on a part-time, unpaid basis and does not plan to become a full-time employee until we close on this offering. Mr. Core has over 30 years of agricultural business management experience. Since January 2002, Mr. Core has served as a consultant to Fagen, Inc. on new ethanol plant construction. Between 1994 and 2002, he served as General Manager of Corn Plus, a Winnebago, Minnesota ethanol producer. During his tenure, he supervised a staff of 34 employees that produced 44.0 million gallons of ethanol annually. Between 1983 and 1994, he served in various management capacities (most recently as Agronomy, Credit and New Ventures Manager) with Grain Land Coop., a $90 million Delavan, Minnesota agricultural cooperative with six locations. Mr. Core is also a member of the Board of Directors of the Renewable Fuels Association and is a member of the Minnesota Ethanol Coalition and the Corn Growers Association. He received his Associates of Applied Sciences in Agricultural Business degree in 1970 from Eastern Iowa Community College.

      Julie Oftedahl-Volstad. Ms. Oftedahl-Volstad has been farming along the Yellow Medicine River near Hanley Falls, Minnesota since 1978 on a farm homesteaded in 1873 by her great-greatgrandfather. She farms in partnership with her three brothers and parents, principally growing corn and soybeans. She has a degree in Sociology from Southwest State University. She is an active member of Yellow Medicine Lutheran Church and has served on the church council in the past. She is also on the board of Neighbors United Resource Center, a support organization.

      Myron D. Peterson. Mr. Peterson farms with his four brothers and their families in a family farm partnership established in 1972, growing about 3,600 acres of corn and soybeans in western Renville County. Mr. Peterson served seven years as a director of the Minnesota Corn Growers Association Board, most recently as membership chairman and County Plot chairman. In 2003, he became a director of the Minnesota Corn Research and Production Council. He has been a supervisor for Hawk Creek Township for the past 24 years and County Township Secretary-Treasurer for Renville County for 21 years. He is also a member of the Monsanto Corn Growers Advisory Council. Mr. Peterson has served two terms on Our Saviors Lutheran Church Council in Sacred Heart, Minnesota and was Council President for two years. He has also been past member of the Minnesota State Planning Agency Task Force on Ag-Land Preservation.

      Shannon Johnson. Mr. Johnson has been farming in eastern Yellow Medicine County since 1976. He produces corn, soybeans and sugar beets on 1,000 acres. He is co-owner and secretary of a swine farrow to finish partnership and currently serves as the Hazel Run Township clerk. He formerly served on the Hazel Run Lutheran Church council. He is a Yellow Medicine County Corn board member and a Soybean Growers member.

Project Coordinator

      In addition to our executive officers and governors, Robin W. Spaude serves as our project coordinator. Prior to joining us, Mr. Spaude was employed for 31 years by Plews/ Edelmann, a division of the Gates Rubber Company, most recently as Manufacturing and Engineering Manager with multi-plant manufacturing and engineering responsibilities in the U.S. and Mexico. He played a key role in the business growth of his division from $24 million in 1990 to $85 million by 1997 via acquisition, consolidation, and lean-manufacturing strategies. Mr. Spaude is a retired Army Reserve Officer with 21 years service in ordinance and logistics branches, a senior member of the Society of Manufacturing Engineers (SME) and, since 1988, has served the Granite Falls community as Chairman of the Granite Falls Airport Commission. He is a 1969 graduate of the Minnesota West Community and Technical College in Granite Falls.

Officer and Governor Compensation

      To date, we have paid no compensation to our officers or governors. All of our governors, officers and employees will receive reimbursement for expenses incurred by them on behalf of us. After the close of this offering, we may begin to pay each governor fees for attendance at board and committee meetings. We have not yet determined any particular amount of compensation.

Committees of the Board of Governors

      We have not yet established any committees. Prior to closing on this offering, we expect to create an audit committee consisting of independent members of the Board of Governors. We may establish a compensation committee after this offering closes.

Employment Agreements

      We have no employment agreements with any executive officer or governor. We may in the future enter into employment agreements with our executive officers or other employees that we may hire. We have a month-to-month agreement for Mr. Spaude’s services.

PRINCIPAL MEMBERS

      The following table presents the names and other information about beneficial or record owners of more than five percent (5%) of our membership units as of the date of this prospectus.

Five Percent Beneficial Ownership

		Percentage Ownership

			After Offering

Name and Address	No. of Units	Before Offering	Minimum	Maximum

Fagen, Inc. 501 West Highway 212 Granite Falls, MN 56241(1)	170	12.0%	0.9%	0.5%
Farmers Coop Oil Co. Second Avenue West Echo, MN 56237(2)	100	7.1%	0.5%	0.3%
Paul Enstad 2448—540th Street, Suite 1, P.O. Box 216 Granite Falls, MN 56241	90	6.4%	0.5%	0.3%
Agri-Investments, LLC P.O. Box 159 Granite Falls, MN 56241(3)	78	5.5%	0.4%	0.2%

(1)	Roland J. Fagen is also deemed the beneficial owner of these units by virtue of his control of Fagen, Inc. Mr. Fagen’s address is the same as that of Fagen, Inc.

(2)	Solely because they are the current directors of Farmers Coop Oil Co., David Luepke, Todd Lecy, Dean Enestvedt, Roger Busiahn and Steve Schjenken may also be deemed the beneficial owners of these units. Their address is the same as that of Farmers Coop Oil Co.

(3)	Solely because he is the administrator of Agri-Investments, LLC, Terrin Torvik may also be deemed the beneficial owner of these units. His address is the same as that of Agri-Investments, LLC.

      The following table describes the ownership of membership units by our governors and officers and by all of our governors and officers as a group as of the date of this prospectus. Members of the Board and our management do not hold any outstanding options or other convertible securities giving them a right to additional membership units.

Units Beneficially Owned By Governors and Officers(1)

		Percentage Ownership

			After Offering

Name	No. of Units	Before Offering	Minimum	Maximum

Paul Enstad(2)(3)	90	6.4%	0.5%	0.3%
Scott Dubbelde(3)	55	3.9%	0.3%	0.2%
Steven H. Core	20	1.4%	0.1%	0.1%
Julie Oftedahl-Volstad	25	1.8%	0.1%	0.1%
Myron D. Peterson(4)	25	1.8%	0.1%	0.1%
Shannon Johnson	35	2.5%	0.2%	0.1%
All governors and officers as a group (six persons)(2)(3)(4)	205	14.5%	1.1%	0.7%

(1)	The address of each individual is in care of us at 2448—540th Street, Suite 1, P.O. Box 216, Granite Falls, Minnesota 56241.

(2)	Includes 20 membership units purchased by the Enstad Brothers partnership.

(3)	Includes 45 membership units purchased by the Farmers Cooperative Elevator Company, of which Mr. Dubbelde is general manager and Mr. Enstad is a director.

(4)	Represents membership units purchased by Peterson Partners.

CERTAIN TRANSACTIONS AND CONFLICTS OF INTEREST

      Conflicts of interest may arise in the future as a result of the relationships between and among our members, officers, governors and their affiliates, although our officers and governors have fiduciary duties to us. We do not have a committee of independent governors or members or an otherwise disinterested body to consider transactions or arrangements that result from conflicts of interest. Our Operating and Member Control Agreement permits us to enter into agreements with governors, officers, members and their affiliates, provided that any such transactions are on terms no more favorable to the governors, officers, members (or their affiliates) than generally afforded to non-affiliated parties in a similar transaction. A majority of our governors who are disinterested in such a transaction must approve the transactions and, acting as fiduciaries, conclude that it is in the best interests of us.

      We consider each of our governors, Fagen, the City of Granite Falls and the Farmers Cooperative Elevator Company to be our founders and promoters. One of our former governors, Steve Lindholm, is also one of founders may be considered a promoter. We have engaged, or plan to engage, in the following transactions involving our founders, governors and officers and their affiliates:

      Unit Purchase Transactions. We have issued membership units to our governors, founders and officers in transactions approved by our governors. In January 2002, Messrs. Enstad and Johnson and Ms. Oftedahl-Volstad, along with the Farmers Cooperative Elevator Company, Peterson Partners and Granite Falls Bank (whose President and majority owner is Mr. Lindholm), each purchased 25 membership units for $5,000, or $200 per unit. Mr. Dubbelde is the general manager, and Mr. Enstad is a director, of the Farmers Cooperative Elevator Company. Mr. Peterson is a partner of Peterson Partners. Messrs. Enstad, Johnson, Dubbelde and Peterson and Ms. Oftedahl-Volstad are governors of us. At the same time, we sold Fagen 50 membership units for $25,000, or $500 per unit.

      Between October and December 2001, the City of Granite Falls loaned us $72,800 to assist us with the organization of our business and our initial feasibility review of our proposed ethanol plant. The loans bear interest at 7% per annum. Originally, the loans were due in January 2003. In July 2002, the City extended the due date on the loans to January 2004. However, the loans are forgiven based on particular job creation goals upon completion of the ethanol plant. In any event, in August 2002, the City converted $25,000 of its loans and the accrued interest into 50 membership units.

      Between March and July 2002, we conducted a private placement of membership units at $500 per unit. Messrs. Dubbelde and Johnson each purchased 10 units, the Farmers Cooperative Elevator Company, Mr. Core and the Enstad Brothers Partnership (of which Mr. Enstad is a partner) each purchased 20 units and Fagen purchased 120 units, in the private placement on the same terms as other purchasers. Mr. Core became one of our governors and our Vice President of Operations in November 2002 and is a consultant to Fagen.

      Banking and Loan Transactions. Granite Falls Bank serves as escrow agent for us in connection with the offering. We also use the bank as our regular depository institution. In addition, we expect the bank to make a proposal for lending us some or all of the debt financing for our project. We expect that Mr. Lindholm will negotiate with us on behalf of the bank, as he is no longer affiliated with us.

      In September 2003, Fagen and the Farmers Cooperative Elevator Company guaranteed and collateralized a $200,000 line of credit at Granite Falls Bank to provide us with working capital after we depleted the funds raised in our 2002 private placement. The line of credit bears interest at 5.75% per annum on the outstanding balance, which was $149,000 on December 31, 2003. The outstanding balance was due on

January 15, 2004. We have not received any extension of this due date. We plan to repay the line of credit, and thereby retire the guarantors’ obligations, out of the net proceeds of this offering.

      We need to secure an additional working capital loan, or a guarantee of additional borrowing capacity on our existing bank line of credit, in order to continue operations pending closing on this offering. One or more of our governors or members, or their affiliates, may make such a loan or provide the requisite guaranty. We have not yet negotiated any working capital loan.

      In order to permit us to acquire the plant site property and begin its preparation for construction in advance of closing of this offering, we may seek a bridge loan of up to $2 million from one or more lenders, who may include our governors or members, or their affiliates, and any of them may guarantee these loans. We will attempt to negotiate terms of the bridge loan so that it qualifies toward our $18,000,000 minimum purchase of units. A bridge loan will qualify if the lender loans us at least $500,000 and, by the time we first accept subscriptions in this offering, the lender has agreed in writing that:

•	we will repay the bridge loan only if we sell more than $18,000,000 of units in this offering (without counting the bridge loan funds) and then will do so only out of our construction debt financing proceeds with those lenders’ consent; and

•	as to any bridge loan amount that we cannot repay on or prior to August 30, 2004 by complying with the above condition, the lender will automatically convert it at that date into units in this offering at $1,000 per unit.

      Consulting Transactions. In February 2003, we engaged Value Add Ventures, LLC, or VAV, for services to assist us as a project consultant in our negotiation of contracts, planning of our equity marketing efforts, securing debt financing and other responsibilities related to the development of our proposed plant. We agreed to pay VAV fees not to exceed $1,250 per week for its services. The agreement includes a bonus of up to $40,000 (half of which we may pay by issuance of our membership units) upon receipt of a binding commitment for debt financing within specified time periods as outlined in the agreement. Either party may terminate the agreement with 14 days written notice. VAV’s principals, Messrs. William Riechers and Paul Casper, are associated with Fagen, Inc. and other ethanol plants. Consequently, VAV may have conflicts of interest when advising us regarding contracts and agreements that we must enter into with Fagen.

      Operations Transactions. The Farmers Cooperative Elevator Company plans to build a new facility on property it plans to acquire adjacent to our plant site. In October 2003, we entered into a Corn Storage and Delivery Agreement to purchase our entire requirements for corn from the Elevator if the facility is built. Under this agreement, the Elevator will make 470,000 bushels of corn available to us at all times. The Elevator will set the daily prices for the corn we purchase at or slightly greater than the average daily prices paid by other corn buyers within 20 miles of Granite Falls, Minnesota. We believe that this pricing structure represents fair market value, given the quantity of corn we require. We are obliged to pay weekly for our corn purchases. We will also pay the Elevator an administrative fee of 5.3¢ per bushel for its purchasing, storage and delivery services. The agreement is for successive five year terms unless the parties mutually terminate it. In return for our entering into the agreement, the Elevator has agreed to purchase at least $500,000 of membership units in this offering.

      We also have drilled a well on property currently owned by the Elevator about a mile from our plant site and, subject to negotiating an acceptable agreement, plan to pipe groundwater from the Elevator’s property to our plant site. Subject to negotiating an acceptable agreement, we may also engage the Elevator to serve as our commodities manager to manage our corn supply and hedging position.

      Although Messrs. Enstad and Dubbelde will not participate as governors in our decisions regarding the Farmers Cooperative Elevator Company, Mr. Dubbelde will negotiate with us on behalf of the Farmers Cooperative Elevator Company. All of this presents a potential conflict of interest for Messrs. Enstad and Dubbelde when advising us regarding contracts and agreements that we plan to enter into with the Elevator.

      Construction Transactions. In July 2002, we entered into a revised letter of intent with Fagen in which Fagen would provide services to us in connection with our plan to build our ethanol plant. Fagen is a member of us and our Governor and Vice President of Operations. Mr. Core, is a consultant to Fagen. Under the terms of the letter of intent, Fagen agrees to enter into definitive agreements to provide design and construction related services to us. The letter of intent does not constitute a binding agreement, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements. Prior to negotiating definitive agreements, any party could withdraw from the terms of the letter of intent.

      Under the letter of intent, Fagen agrees to:

•	design and build our proposed ethanol plant in accordance with a design build contract, to be agreed upon and

•	assist us in identifying appropriate operational management for the plant.

      Under the letter of intent, we have agreed to pay Fagen approximately $43,050,000. We expect that Fagen will act as our general contractor.

      Although Mr. Core will not participate as a governor in our decisions regarding Fagen, his position as a consultant presents a potential conflict of interest when advising us regarding contracts and agreements that we plan to enter into with Fagen.

      We may need to obtain a construction permit for our plant from the City of Granite Falls.

      Additional conflicts of interest could arise in the situations described below:

•	We may engage in transactions with our governors or officers or their affiliates for the purchase of corn and the sale of distillers grains, although these transactions will be on the same terms and conditions as with non-affiliated persons or entities. Members will have no right to individually enforce the obligations of our governors or officers or their affiliates in our favor.

•	Our governors’ decisions regarding various matters, including expenditures that we make for our business, reserves for accrued expenses, including officers salaries and reimbursement of governors’ expenses, loan covenants, capital improvements and contingencies will affect the amount of cash available for distribution to members.

•	We will reimburse our governors for out-of-pocket expenses relating to our business. We do not have a reimbursement policy or guideline for determining what expenses will be reimbursed. We will review and reimburse all reasonable expenses that governors submit to us.

•	We have retained counsel that has assisted us in various aspects of our formation and development. We have not retained separate counsel on behalf of unit holders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

      Our Operating and Member Control Agreement provides that no governor or officer is personally liable to us or our members for monetary damages for any act or omission based upon errors of judgment or other fault in connection with our business or affairs if the Board determines that the course of conduct was in our best interest and did not result from the negligence or misconduct of the governor or officer.

      Our Operating and Member Control Agreement also provides that we must indemnify our governors and officers to the fullest extent permitted by law. However, a governor or officer is not entitled to indemnification under our Operating and Member Control Agreement if a court determines that the losses or liability resulted primarily from the negligence or misconduct of the governor or officer.

      We have no pending, and are unaware of any threatened, litigation or proceeding involving any of our governors, officers or employees as to which indemnification is being or may be sought.

DESCRIPTION OF MEMBERSHIP UNITS

Membership Units

      Ownership rights in us are evidenced by membership units. Each membership unit represents a pro rata ownership interest in our capital, profits, losses and distributions and the right to vote and participate in our management as provided in our Operating and Member Control Agreement. We maintain a membership register with the name, address, capital contributions and number of units held by each member at our principal office. There are no limits under our Articles of Organization or our Operating and Member Control Agreement on the total amount of membership units that our Board of Governors may issue.

No Maximum Ownership Percentage

      Under our Operating and Member Control Agreement, there is no limit on the number of membership units that any single member can own.

No Cumulative Voting for Members

      Each membership unit is entitled to one vote per unit on all matters, including the election of governors.

No Preemptive Rights

      Our Operating and Member Control Agreement denies preemptive rights to our members. This means that if we decide to issue additional membership units in the future, we do not need to offer additional units to you to allow you to maintain your proportionate share of our units. The issuance of additional membership units would then dilute your percentage of membership interests in us. If we sell additional membership units, the sale price may be higher or lower than what you are paying in this offering and, depending on the value of the units at the time of issuance, may dilute the value of your membership units.

Change of Control Limitations

      There are limitations on the acquisition of our membership units and changes in control of us. Our Operating and Member Control Agreement contains provisions that could delay, defer or prevent a change in control of us, including the following:

•	Staggered Board. Our Board of Governors consists of between five and 13 members. Our current six governors are divided into classes of two governors each, with each class serving staggered three-year terms. The classification of the Board of Governors into three classes will make it more difficult for members to change the composition of the Board of Governors because only a minority of the governors can be elected at once. The staggered Board could also discourage a third party from attempting to obtain control of us, even though this attempt might be beneficial to our members.

•	Limitations on Amending the Operating and Member Control Agreement. Our Operating and Member Control Agreement may be amended to adversely affect the rights of members only upon an affirmative vote of a majority in interest of the members. This voting requirement for amending our Operating and Member Control Agreement make it more difficult to change the above restrictions that impede or prevent a change of control of us.

•	Restrictions on Calling a Special Meeting of Members. Our Operating and Member Control Agreement permits a special meeting of members to be called by the Chairman of the Board or by any three governors. If neither the Chairman nor three governors will call a special meeting, our Operating and Member Control Agreement requires written demand by members holding at least 10% of our outstanding membership interests to call a special meeting. This requirement may make it more difficult for members holding small amounts of membership interests to effect the call of a special meeting of members.

Restrictive Legend on Membership Certificate

      We will place on your membership certificate or any other document evidencing ownership of our membership units, restrictive legends similar to the following:

The sale, pledge, hypothecation, assignment or transfer of the ownership interest represented by this CERTIFICATE OF OWNERSHIP is subject to the terms and conditions of the Operating and Member Control Agreement of Granite Falls Community Ethanol Plant, LLC, as amended from time to time. Copies of the Operating and Member Control Agreement may be obtained upon written request to the Board of Governors of Granite Falls Community Ethanol Plant, LLC.

RESTRICTIONS ON TRANSFER OF UNITS

      For the reasons described below, you should invest in us only if you can afford an illiquid investment and do not intend to resell or transfer your membership units.

      We have restricted your ability to transfer your membership units to ensure that we are not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our Operating and Member Control Agreement, no transfers may occur without the approval of the Board of Governors. The Board of Governors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. These include:

•	transfers by gift,

•	transfers upon the death of a member,

•	intra-family transfers and

•	other transfers during the tax year that in the aggregate do not exceed 2% of the total outstanding membership units.

      Any transfer in violation of the publicly traded partnership requirements or without the prior consent of the Board will be null and void.

UNITS ELIGIBLE FOR FUTURE SALE

      The following describes the rights of our members to resale of their membership units under the Securities Act of 1933, as amended. Regardless of the rights described below, all membership units are subject to the general restrictions on transfer described in the preceding Section of this prospectus.

      Upon consummation of this offering, we will have between 19,417 and 31,417 membership units outstanding, depending upon the number of units we sell in this offering. Of these units, the 18,000 to 30,000 units to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any units purchased by our affiliates may generally only be sold in compliance with the limitations of Rule 144 described below. An affiliate is defined under Rule 144 as a person that controls, is controlled by or is under common control with us. The remaining 1,417 units are held by existing members and were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. As described below, all of these membership units will become eligible for sale, subject in most cases to the limitations of Rule 144 under the Securities Act.

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose units are aggregated, including an affiliate, who has beneficially owned units for at least one year, is entitled to sell, within any three-month period, a number of such units that does not exceed the greater of:

•	one percent of the then outstanding membership units, which will equal between 194 and 314 units immediately after this offering, depending upon the number of units we sell in this offering; or

•	if a trading market ever developed for our units (unlikely, as we will not sponsor any such market activities), the average weekly trading volume in our units on such trading market during the four calendar weeks preceding the date on which notice of such sale on Form 144 is filed, provided the requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirements, in order to sell units which are not restricted securities.

      Under Rule 144(k), a person who is not one of our affiliates and has not been one of our affiliates for at least three months prior to the sale and who has beneficially owned units for at least two years may resell such units without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of units generally can include the holding periods of a prior owner who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the units from the issuer or an affiliate.

SUMMARY OF OPERATING AND MEMBER CONTROL AGREEMENT

      Your rights and obligations as a member of us will be governed by our Operating and Member Control Agreement. A copy of our Operating and Member Control Agreement, in the form it will exist at the closing of this offering, is attached to this prospectus as Appendix A. We plan to make particular amendments to our existing agreement and need to obtain the approval of the attached form from our existing members as a condition to closing. Before buying any membership units, you should carefully study the Operating and Member Control Agreement in its entirety. The following is a summary of the material terms and provisions of the Operating and Member Control Agreement, which govern us and our members. This summary is qualified in its entirety by reference to the full text of the Operating and Member Control Agreement, and in the event of a conflict or apparent conflict between this summary and the full text of the Operating and Member Control Agreement, the Operating and Member Control Agreement controls. The following provisions of our Operating and Member Control Agreement are summarized in greater detail elsewhere in this prospectus:

•	For distributions, please see “Distribution Policy,”

•	For limitation of liability and indemnification of governors and officers, please see “Limitation of Liability and Indemnification Matters” and

•	For federal income tax issues, please see “Federal Income Tax Consequences of Owning Our Membership Units.”

Organization and Duration

      We were organized on December 29, 2000 as a Minnesota limited liability company. We will continue to operate until our members or a court determines that we should dissolve, liquidate and wind up our business.

Purpose

      Our purpose is to construct, own and operate an ethanol plant. In addition, we may engage in any other business or activity as long as our governors approve the activity, and it does not violate Minnesota law. We may engage in any transactions that are necessary, appropriate and proper to further our purpose.

Meetings

      Under our Operating and Member Control Agreement, our annual meeting of members must be held between January 1 and June 30 each year to transact business which comes before the meeting. Starting in 2005, we currently intend to hold annual meetings of the members in June. Special meetings of the members may be called:

•	by the Chairman of the Board,

•	by any three governors or

•	by member(s) holding 10% of the outstanding membership units.

      Special meetings will be held at our principal place of business or elsewhere as the notice of the meeting directs. You may attend any meeting in person or by proxy. Written notice to all members stating the date, time and place of the meeting and a description of the purpose(s) of the meeting must be mailed not fewer than 15 nor more than 60 calendar days before the date of the meeting. Members holding at least 40% of our membership units, represented in person or by proxy, constitutes a quorum at any meeting of members.

Rights and Obligations of Members

      The dissolution and winding up of us requires the approval of members required under the Minnesota limited Liability Company Act. Minnesota law currently requires consent of the holders of a majority of all membership units to dissolve and wind up a Minnesota limited liability company.

      The members shall further have the right, by the affirmative vote of members holding at least a majority of our membership units, to approve the following actions:

•	the sale, exchange or other disposition of all, or substantially all, of our assets (other than in our ordinary course of business) which is to occur as part of a single transaction or plan and

•	the merger or consolidation of us with another entity.

      Individual members do not have the authority or power to act for or on our behalf, to do any act that would be binding on us or to incur any expenditures on behalf of us.

      You do not have the right to withdraw from us as a member except as permitted in our Operating and Member Control Agreement under Section 10 covering transfers of membership interests. You do not have preemptive rights to acquire any additional membership units or other interest in us.

Access to Books and Records

      Upon five business days written notice to us, you may inspect and copy during regular business hours at our principal office some of our records, including:

(i)	Articles or Restated Articles of Organization and all amendments thereto currently in effect;

(ii)	Operating and Member Control Agreement and all restatements and amendments thereto currently in effect;

(iii)	Minutes of all member meetings and records of all action taken by members without a meeting for the past three years;

(iv)	All written communications to the members generally within the past three years;

(v)	Annual financial statements that include a balance sheet as of the end of the fiscal year, an income statement for that year and a statement of changes in members’ equity for that year unless such information appears elsewhere in the financial statements, along with the accountant’s report if the annual financial statements are reported upon by a public accountant;

(vi)	A list of the names and business addresses of our current governors and officers and

(vii)	The most recent annual report delivered by us to the Minnesota Secretary of State.

      You may be entitled by law to inspect and copy other records. Depending upon the records you seek to inspect or copy, you may need to demonstrate that your inspection or copying is in good faith and for a proper purpose.

Member Liability

      Your liability is limited by our Operating and Member Control Agreement, the Minnesota Limited Liability Company Act and other applicable law. Under our Operating and Member Control Agreement, you are not personally liable for any of our debts or losses beyond your capital contributions except if:

(1)	you receive a distribution from us in violation of the Operating and Member Control Agreement or

(2)	we are unable to pay our debts in the ordinary course of business after making a distribution to you.

In these cases, you remain liable to us for two years after the distribution for the amount of the improper distribution.

Management

      Our Board of Governors manages, directs and controls our business and affairs. Except for situations in which the approval of the members is required by our Operating and Member Control Agreement or by applicable law, the Board has the full and complete authority, power and discretion to manage and control our business, affairs and properties, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to management of our business.

      Our Board of Governors currently has six members divided into classes of two governors each. Class I directors will stand for reelection at our 2005 annual meeting of the members. Our Class II governors will stand for reelection in 2006 and our Class III governors will stand for reelection in 2007. All governors will be elected for three-year terms.

      Each governor will hold office for his or her respective term until his or her successor is elected and qualified. Governors do not need to be Minnesota residents or members of us. The Board’s power and authority includes, but is not limited to, the right to take the following actions on behalf of us:

(a)	expend company funds in connection with the operation of our business or otherwise pursuant to the Operating and Member Control Agreement;

(b)	employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants;

(c)	prosecute, settle or compromise all claims against third parties, compromise, settle or accept judgment on, claims against us and execute all documents and make all representations, admissions and waivers in connection therewith;

(d)	borrow money on our behalf from any person, issue promissory notes, drafts and other negotiable and nonnegotiable instruments and evidences of indebtedness and secure payment of the principal of any such indebtedness and the interest thereon by mortgage or pledge of our property, whether at the time owned or thereafter acquired;

(e)	hold, receive, mortgage, pledge, lease, transfer, exchange, otherwise dispose of, grant options with respect to, and otherwise deal in the exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all property of whatever nature held or owned by, or licensed to, us;

(f)	lend any of our property with or without security;

(g)	have and maintain one or more offices within or outside of Minnesota;

(h)	open, maintain and close bank accounts and money market mutual funds accounts, and draw checks and other orders for the payment of monies;

(i)	engage accountants, custodians, consultants and attorneys and any and all other agents and assistants (professional and nonprofessional) and pay such compensation in connection with such engagement that the Board of Governors determines is appropriate;

(j)	enter into, execute, make, amend, supplement, acknowledge, deliver and perform any and all contracts, agreements, licenses, and other instruments, undertakings and understandings that the Board determines is necessary, appropriate or incidental to carrying out our business;

(k)	establish one or more committees of the Board, including an audit committee in compliance with federal securities laws and a compensation committee;

(l)	file a petition in bankruptcy on our behalf; and

(m)	delegate to the Chairman, President and other officers such responsibility and authority as the Board deems necessary or appropriate from time to time.

      Members of the Board must perform their duties as governors in good faith and in a manner he or she reasonably believes to be in our best interests. Each member of the Board must use such care as an ordinarily prudent person in a like position would use under similar circumstances.

      The Board does not, in any way, guarantee the return of your capital contributions or a profit for you from our operations. The Board is not be liable to us or to any member for any loss or damage sustained by us or our members, unless the loss or damage results from gross negligence or willful misconduct in the performance of their duties as governors.

      A governor may resign at any time by giving written notice to our Board. The resignation takes effect upon our receipt of the notice or at a later time if specified in the notice. We need not accept the resignation for it to take effect. The resignation of a governor who is also a member does not affect the governor’s rights as a member and does not constitute a withdrawal of a member.

      At a meeting called expressly for that purpose, a governor may be removed at any time, with or without cause, by the affirmative vote of members holding a majority of the membership units. The removal of a governor who is also a member also does not affect the governor’s rights as a member and does not constitute a withdrawal of a member.

Allocations of Profits and Losses

      We will allocate our profits and losses to you according to your membership interest, as periodically adjusted. Generally, this will be in proportion to the number of membership units you own. The Board will determine whether to distribute or retain the profits. The Board may agree to distribute cash to the members irrespective of profits. The Board may agree to distribute in kind property held by us.

Capital Accounts and Distributions

      You will have a capital account on our books. We will credit your capital account with the following:

(i)	the cash and the fair market value of any property other than cash contributed by you to our capital;

(ii)	your allocable share of profits and any items of income or gain which are specially allocated to you; and

(iii)	the amount of any company liabilities assumed by you which are secured by any of our property distributed to you.

      We will debit your capital account for the following:

(i)	the cash and the fair market value of any property other than cash distributed to you;

(ii)	your allocable share of losses and any items of expense or loss which are specially allocated to you; and

(iii)	the amount of any of your liabilities assumed by us or which are secured by any property contributed by you to us.

      We will distribute information regarding individual members’ capital accounts on an annual basis in connection with the distribution of tax reporting information. In addition, we will distribute annual reports to you in accordance with state and federal laws and will file quarterly reports with the SEC as required under applicable laws. You may request, in writing, copies of our quarterly reports.

Transfer of Interests

      You may not transfer all or any portion of your interest under any circumstance without the prior written consent of our Board of Governors. Our Board may withhold consent in its sole discretion. The Board will not approve any transfer if the Board determines the transfer would cause us to be treated as a “publicly traded partnership.” Transfers that violate any restrictions of the Operating and Member Control Agreement or applicable law are null and void with no force or effect whatsoever, and the intended transferee will not acquire any rights in the membership unit. You must submit a written request to transfer your membership units to the Board of Governors describing the terms of the proposed transfer. Notwithstanding the receipt of such request, the Board of Governors cannot guarantee that the request will be honored by the requested transfer date, if at all.

      Subject to Board approval, the following transfers are “permitted transfers:”

(a)	a “block transfer,” which is a transfer by a member and any related persons (as defined in the Internal Revenue Code) in one or more transactions during any 30 calendar day period of interests representing in the aggregate more than 2% of the total interests in us;

(b)	a transfer or series of related transfers by one or more members (acting together) which involves the transfer of 50% or more of the outstanding units;

(c)	a transfer effected through a qualified matching service; or

(d)	a transfer by gift or bequest only to a spouse or child of the transferring member, or to a trust established for the benefit of such spouse or child, or to an existing member of us upon 10 days’ prior written notice to us of such gift or bequest.

      No sales or transfers, including permitted transfers, may be made without prior Board approval.

      The Board of Governors, in its sole discretion, may also require the following prior to the approval of any transfer of membership units:

•	an opinion of our counsel (whose fees and expenses shall be borne by us), together if required by the Board as a condition of transfer, an opinion of the transferor’s counsel (whose fees and expenses shall be borne by the transferor), satisfactory in form and substance to the Board that such transfer may be lawfully made without registration or qualification under applicable state and federal securities laws, or such transfer is properly registered or qualified under applicable state and federal securities laws, and if requested by us, that the transfer will not cause us to be treated as a publicly traded partnership;

•	such documents and instruments of conveyance executed by the transferor and transferee as may be necessary or appropriate in the opinion of counsel to us to effect the transfer, except that in the case of a transfer of units involuntarily by operation of law, the transfer shall be confirmed by presentation of legal evidence of such transfer, in form and substance satisfactory to us;

•	the transferor’s membership certificate;

•	the transferee’s taxpayer identification number and sufficient information to determine the transferee’s initial tax basis in the interest transferred, and any other information reasonably necessary to permit us to file all required federal and state tax returns and other legally required information statements or returns; and

•	other conditions on the transfer of units adopted by the Board from time to time as it deems appropriate.

Fair Market Value

      Fair market value of a membership interest on any date will equal the most recent fair market valuation determination of the per membership unit value by the Board in good faith. In making the calculation, the Board will apply a basis as consistent as practicable from period to period. The Board may, in its sole discretion, employ the advice of independent and qualified professionals in the determination of the fair market value, but is not under any obligation to do so. The fair market value of our membership units shall be determined at least annually. Valuations are generally performed, at the discretion of the Board, as of the end of each of our fiscal years at the annual meeting of the Board. However, the Board, in its sole discretion, may have fair market valuations of us performed at any time or from time to time during any year. Except as otherwise specifically provided in the Operating and Member Control Agreement, the Board will use the results of the most recent valuation in determining the fair market value of a membership interest. No member or any party other than the Board may require or request that a new or more recent valuation be performed for purposes of determining the fair market value of us or a membership interest. The Board will not establish the fair market value more than four times during our taxable year.

Transfer Upon Death of a Member

      If you die, your estate or personal representative may request that we repurchase your interest within 120 days after your death. We are not obligated to repurchase your membership units and we cannot assure you that we would have sufficient liquidity to agree with any request for redemption, or that the Board of Governors in its discretion would agree to use our cash on hand for this purpose. If we elect to make a redemption, the purchase price is the fair market value of your interest in effect as of the date of your death. Your estate or personal representative may exercise this right by providing written notice to us within 120 days after the date of your death. We will not repurchase this interest earlier than 60 days after we receive timely notice of the repurchase request. Transfers upon death are subject to a determination by the Board that the transfer will not cause us to be deemed a publicly traded partnership.

Payment Terms

      If the purchase price for an interest transferred due to death exceeds $5,000, we may pay for the interest purchased by paying $5,000 at closing and executing a promissory note for the balance of the purchase price. We must pay the promissory note in five equal annual installments due on the anniversary date of the closing. The promissory note will accrue interest at a rate determined by the Board. This rate will not be less than the then current prime rate established by a major bank selected by the Board for loans to such bank’s most creditworthy commercial borrowers. We may prepay the promissory note, in whole or in part, at any time without penalty or premium. We may increase the purchase price by the amount of any indebtedness owed the selling member by us, or deduct any indebtedness owed us by the selling member, or both. Upon the sale of an interest by a member, all rights of the member with respect to the interest, including the right to vote such interest and to receive distributions, terminate except for the member’s right to receive payment.

Effective Date of Transfers

      The effective date for any transfer of membership unit will be the day of the month and year:

(i)	in which the transfer occurs (as reflected by the form of assignment) and

(ii)	the transferee’s name and address and the nature and extent of the transfer are reflected in our records.

However, the effective date of a transfer for purposes of allocation of profits and losses and for distributions is determined as described below.

      The Board may establish interim periods in which transfers may occur for purposes of making allocations of profits, losses and distributions. If the Board does this, it will provide members reasonable notice of the interim transfer periods and advance notice of any change to the interim transfer periods.

      Members may transfer their membership interests at any time, and not just within the interim transfer periods, subject to the prior written approval of the Board for all transfers. However, with respect to the allocations of profits and losses and distributions, the Board will use the interim transfer periods as the effective date for adjusting capital accounts and/or making distributions. For purposes of making allocations of profits and losses, and distributions, we will use the interim closing of the books method (rather than a daily proration of profit or loss for the entire period) and recognize the transfer as of the first day following the close of the interim transfer period in which the member complied with the notice, documentation and information requirements of Section 10 of the Operating and Member Control Agreement. All distributions on or before the end of the applicable interim transfer period in which such requirements have been substantially complied with will be made to the transferor. All distributions thereafter will be made to the transferee. The Board may adopt other reasonable methods and/or conventions with respect to allocations and distributions.

Redemption of a Member’s Units

      You may request a repurchase of your membership units by us upon 60 calendar days’ prior written notice to the Board of Governors. The redemption price will be the fair market value of your interest in effect as of the date of receipt of your request for redemption. We are not obligated to repurchase your membership units. We cannot assure you that we would have sufficient liquidity to agree with any request for redemption or that the Board of Governors in its discretion would agree to use our cash on hand for this purpose. The redemption must be approved by the Board and the redemption must comply with all applicable IRS regulations.

      Upon any approved redemption, you will receive a payment equal to the fair market value of your interest in us as of the effective date of the redemption. However, if our remaining members agree to dissolve us, you will receive your share of our assets instead of a redemption payment. Redemption transfers are subject to a Board determination that the transfer will not cause us to be deemed a publicly traded partnership.

Dissolution and Winding Up

      Our dissolution and winding up requires the approval of members holding a majority of the membership units. The Board is responsible for winding up our affairs if dissolved. Unless prohibited by Minnesota law, if we dissolve, the Board will distribute our assets in the manner described below. The Board is authorized to do all acts authorized by law to wind up our affairs, including, the right to sell our assets or to distribute our assets in kind to the members.

      We will determine the fair market value of our assets, including the value of any real or personal property held by us, in accordance with the terms of the Operating and Member Control Agreement.

      The Board will distribute our assets in the following manner and order:

(1)	to the claims of all of our creditors, including members who are creditors, to the extent permitted by law, in satisfaction of our liabilities, other than liabilities for distributions to members;

(2)	to members and former members in satisfaction of liabilities for distributions, pursuant to the Minnesota Limited Liability Company Act; and

(3)	to the members with positive capital account balances generally in accordance with their percentage membership interests.

      If you are entitled to a distribution of any of our assets upon dissolution, you will receive your share of these assets in cash unless you elect to receive a distribution of property. Therefore, the portion of the share received in cash may vary from member to member. If we cannot return the full amount of your capital contribution, you have no recourse against the Board of Governors, us or any other member.

      In the discretion of the Board, a pro rata portion of the distributions that would otherwise be made to the members upon dissolution may be:

•	distributed to a trust established for the benefit of the members for the purposes of liquidating company assets, collecting amounts owed to us and paying any contingent or unforeseen liabilities or obligations of ours or of the members arising out of or in connection with us. The Board will distribute the assets of this trust to the members from time to time, in the reasonable discretion of the Board, in the same proportions as the amount distributed to the trust by us would otherwise have been distributed to the members; or

•	withheld to provide a reasonable reserve for company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to us, provided that such withheld amounts shall be distributed to the members as soon a practicable.

      You will have no liability to us, to the other members or to our creditors on account of any deficit balance in your capital account balance except to the extent your deficit arises from your failure to contribute the full amount of your agreed upon capital contribution or any additional agreed upon capital contribution.

Amendments

      Our Board may adopt amendments to our Operating and Member Control Agreement upon the affirmative vote of two-thirds of the Board members if the amendments do not adversely affect our members. Otherwise, our members must approve any amendments. Members may approve Board-proposed amendments, and may also amend the Operating and Member Control Agreement, upon an affirmative vote of the holders of a majority of the membership units.

INCOME TAX CONSIDERATIONS

OF OWNING OUR MEMBERSHIP UNITS

      This summary discusses the material federal income tax considerations that may affect your investment in the units. This section assumes that you are an individual and that you are not rendering personal services to us. It does not generally discuss the federal income tax consequences to corporate taxpayers, tax-exempt pensions, profit-sharing trusts or IRAs, foreign taxpayers, estates, or taxable trusts or to transferees of the units.

      You are urged to consult your own tax advisor with specific reference to your own tax and financial situation, including the application and effect of state, local and other tax laws and any possible changes in the tax laws after the date of this Prospectus. This section is not to be construed as a substitute for careful tax planning.

      The tax opinion contained in this section and the opinion attached as Exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Messerli & Kramer P.A., regarding the classification of Granite Falls Community Ethanol Plant, LLC for federal income tax purposes. Our tax counsel’s opinion is based on existing law as contained in the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions as of the date of this opinion, all of which are subject to change. Subsequent changes in these authorities may cause the tax treatment of Granite Falls Community Ethanol Plant, LLC for federal income tax purposes to change.

      An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

      In the opinion attached as Exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the IRS concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The IRS or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes.

Partnership Status

      In the opinion of our tax counsel, assuming we do not elect to be taxed as a corporation, Granite Falls Community Ethanol Plant, LLC will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the members will pay tax on their share of our limited liability company’s net income. Under Treasury regulations known as the “check-the-box” regulations, an unincorporated entity with more than one member, such as a limited liability company, will be taxed as a partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.

      We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. In early 1997, a study of partnership law by the staff of the Congressional Joint Committee on Taxation questioned the legal authority of the Treasury to issue the check-the-box regulations. None of the staff’s recommendations were enacted into law, and Congress has shown no inclinations to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

      If we fail to qualify for partnership taxation for whatever reason, we will treated as a “C corporation” for federal income tax purposes. As a “C corporation,” we will be taxed on our taxable income at corporate rates (currently a maximum 35% federal rate for taxable revenue in excess of $10 million). Distributions to members would generally be taxed again as corporate dividends. In this case, the members would not report their share of our income, gains, losses or deductions on their tax returns. Because a tax would be imposed upon us as an entity, the cash available for distribution to members would be reduced by the amount of tax paid, which could cause a reduction in the value of our membership units.

Publicly Traded Partnership Rules

      To qualify for taxation as a partnership, we cannot be subject to the “publicly traded partnership” rules under Section 7704 of the Internal Revenue Code. Generally, the Internal Revenue Code provides that a publicly traded partnership will be taxed as a corporation.

      The Internal Revenue Code defines a publicly traded partnership as a partnership whose interests are traded on an established securities market, or are readily tradable on a secondary market (or the substantial equivalent thereof). Although there is no legal authority on whether a limited liability company is subject to the publicly traded partnership rules, we believe that we are subject to the publicly traded partnership rules because we have elected to be classified and taxed as a partnership. We will attempt to avoid treatment as a publicly traded partnership.

      Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless:

•	the partnership participates in the establishment of the market or the inclusion of its interests thereon or

•	the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting the transferee as a partner.

      We do not intend to list our membership units on any stock exchange or on the Nasdaq Stock Market. In addition, our Operating and Member Control Agreement prohibits any transfer of membership units without the approval of the Board. The Board will only approve transfers that fall within certain safe harbor provisions of the Treasury Regulations and therefore will not cause us to be classified as a publicly traded partnership. These safe harbor provisions generally provide that interests will not be treated as readily tradable on a secondary market (or the substantial equivalent thereof) if the interests are transferred (i) in “private transfers,” (ii) in qualified redemptions and repurchases, (iii) pursuant to a qualified matching service or (iv) in limited amounts that satisfy a 2% test.

      Private transfers include, among others:

•	transfers such as gifts in which the transferee’s tax basis is determined by reference to the transferor’s tax basis in the interests transferred,

•	transfers at death, including transfers from an estate or testamentary trust,

•	transfers between members of a family (as defined in Section 267(c)(4) of the Internal Revenue Code),

•	transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA and

•	“block transfers,” which are transfers by a member and any related persons (as defined in the Internal Revenue Code) in one or more transactions during any 30 calendar day period of interests representing in the aggregate more than 2% of the total interests in partnership capital or profits.

      Transfers pursuant to a qualified redemption or repurchase are disregarded in determining whether interests are readily tradable on a secondary market if all of the following conditions are met:

(1)	the redemption or repurchase cannot occur until at least 60 days after the partnership receives written notice of the member’s intent to exercise the redemption or repurchase right;

(2)	either the purchase price is not established until at least 60 days after receipt of such notification, or the purchase price is established not more than four times during the entity’s tax year; and

(3)	the sum of the interests in capital or profits transferred during the year (other than in private transfers) cannot exceed 10% of the total interests in partnership capital or profits.

      Transfers through a qualified matching service also are disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

(1)	it consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match members who want to sell with persons who want to buy,

(2)	matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest,

(3)	the seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed (which date must be confirmable by maintenance of contemporaneous records),

(4)	the closing of a sale effected through the matching service does not occur prior to the 45th calendar day after the interest is listed,

(5)	the matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (i.e., non-firm price quotes) or quotes that express an interest in acquiring an interest without an accompanying price (i.e., nonbinding indications of interest) and does not display quotes at which any person is committed to buy or sell a interest at the quoted price (i.e., firm quotes),

(6)	the seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion and

(7)	the sum of the percentage interests transferred during the entity’s tax year (excluding private transfers) cannot exceed 10% of the total interests in partnership capital or profits.

      In addition, interests are not treated as readily tradable if the sum of the percentage interests transferred during the entity’s tax year (excluding private transfers, qualified redemptions and qualified matching service transfers) do not exceed 2% of the total interests in partnership capital or profits.

      Flow-Through of Taxable Income — Use of Calendar Year

      Based on our intent to be taxed as a partnership, we do not anticipate that we will pay any federal income tax. Instead, you will be required to report on your income tax return your allocable share of our income, gains, losses and deductions. You must report these amounts regardless of whether you receive any corresponding cash distributions.

      Because we will be taxed as a partnership, we will have our own taxable year separate from the taxable years of our members. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests.

      In our case, the majority interest taxable year is the calendar year. Establishing a valid business purpose for a nonconforming taxable year is difficult. The IRS has ruled that, in determining whether a partnership has established a sufficient business purpose to justify consent to use a nonconforming taxable year, both tax and non-tax factors must be considered. Moreover, the ruling states that, where the use by a partnership of a nonconforming year results in deferral or distortion of income, the non-tax factors must be “compelling.” The examples in the ruling indicate that the IRS is not likely to view many non-tax factors as compelling. Although we may explore the possibility of successfully applying for a nonconforming taxable year, members should assume that we will be required to use the calendar year.

Flow-Through of Taxable Income or Loss

      You must report your share of our income, gains, losses and deductions on your income tax return for your taxable year in or within which our taxable year ends, regardless of whether you received any cash distributions. To illustrate:

•	If you are a calendar year member, you will include your share of our 2004 taxable income or loss on your 2004 income tax return.

•	If you are a member with a June 30 fiscal year, you will report your share of our 2004 taxable income or loss on your income tax return for the fiscal year ending June 30, 2005.

Tax Treatment of Distributions

      Distributions to you generally will not be taxable to you for federal income tax purposes as long as distributions do not exceed your basis in your membership units immediately before the distribution. Cash distributions in excess of your membership unit basis (which are considered unlikely) are treated as gain from the sale or exchange of the membership units under the rules for membership unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

      Your basis in your membership units will increase to reflect:

•	the amount of cash you contribute or the adjusted basis in any property you contribute;

•	the amount of any depletions (not likely to be relevant);

•	your distributive share of our taxable income and tax-exempt income; and

•	any increase in your share of our debt.

      Your basis in your membership unit basis will decrease (but not below zero) to reflect:

•	the amount of any cash distributed to you or the basis of any property distributed to you;

•	the amount of certain depletion deductions;

•	your distributive share of company losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	any reduction in your share of our debt.

      The membership unit basis calculations are complex. You are only required to compute your membership unit basis if the computation is necessary to determine your tax liability. You should maintain accurate records. Typically, basis computations are necessary at the following times:

(1) The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of your share of the loss;

(2) Upon the liquidation or disposition of your membership interest and

(3) Upon the nonliquidating distribution of cash or property to you, in order to ascertain the basis of distributed property or the taxability of cash distributed.

      Except in the case of a taxable sale of a membership unit or liquidation of us, exact computations usually are not necessary. For example, if you regularly receive cash distributions that are less than or equal to your share of our taxable income, you will have a positive membership unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable to you under Internal Revenue Code Section 731(a)(1). The purpose of the basis adjustments is to keep track of your “tax investment” in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the membership units.

Deductibility of Losses

      Your ability to deduct any losses we allocate to you is determined by applying the following three limitations dealing with basis, at-risk amounts and passive losses.

      Basis. You may deduct an amount not to exceed your adjusted basis in your units pursuant to Internal Revenue Code Section 704(d). If your share of our losses exceeds your basis in your units at the end of any taxable year, these excess losses, to the extent they exceed your adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year your adjusted basis in your units exceeds zero.

      At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if you are an individual taxpayer (including an individual partner in a partnership) or a closely-held corporation, you may deduct losses from a trade or business activity, and thereby reduce your taxable income from other sources, only to the extent you are considered “at risk” with respect to that particular activity. The amount you are considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which you may be liable.

      Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict your ability to deduct losses and tax credits from passive activities. Passive activities include activities conducted by pass-through entities, such as our limited liability company, certain partnerships and S corporations, in which the taxpayer does not materially participate. Losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a member’s entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally are considered to be “passive” in nature.

      A material participant is a taxpayer who is involved in our operations on a regular, continuous and substantial basis. Participation in us as an investor only will not result in your treatment as a material participant for tax purposes.

      For members who borrow money to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a member’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that member’s share of our taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the member’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Alternative Minimum Tax

      If we adopt accelerated methods of depreciation, taxable income for alternative minimum tax purposes might exceed regular taxable income passed through to the members. We cannot guarantee whether you are likely to be adversely affected by this excess alternative minimum taxable income.

Allocation of Income and Losses

      Your distributive share of our income, gain, loss, or deduction for federal income tax purposes generally is determined in accordance with our Operating and Member Control Agreement. Under Section 704(b) of the Internal Revenue Code, however, the IRS will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our Operating and Member Control Agreement does not meet either test, the IRS may reallocate these items in accordance with its determination of each member’s economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the Operating and Member Control Agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect.

Tax Consequences of Disposition of Units — Recognition of Gain or Loss

      You will recognize gain or loss on a sale of your membership units equal to the difference between the amount realized and your basis in the membership units sold. The amount realized includes cash and the fair market value of other property received plus your share of our debt. Because of the inclusion of debt in basis, you could incur taxes on a sale of us that exceeds your actual proceeds of the sale.

      Gain or loss recognized by you on the sale or exchange of a membership unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us.

Allocations and Distributions Following Unit Transfers

      Our Board, in its sole discretion, may establish interim periods in which membership unit transfers may occur. For purposes of making allocations of profits and losses, and distributions, we will use the interim closing of the books method (rather than a daily proration of profit or loss for the entire period) and recognize the transfer as of the first day following the close of interim transfer period in which the member complied with the notice, documentation and information requirements of our Operating and Member Control Agreement. We will make all distributions on or before the end of the applicable interim transfer period in which such requirements have been substantially complied with to the transferor. We will make all distributions thereafter to the transferee. Our Board the authority to adopt other reasonable methods and/or conventions.

Tax Consequences of Our Dissolution and Liquidation

      Our dissolution and liquidation will involve the distribution to you of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, your units may be liquidated by one or more distributions of cash or other property. If you receive only cash upon the dissolution, gain would be recognized by you to the extent, if any, that the amount of cash received exceeds your adjusted basis in your units. No gain or loss will be recognized if we distribute our own property in a dissolution. However, since our primary asset likely be the ethanol plant, it is unlikely that we will make a distribution in kind.

Reporting Requirement

      Our Operating and Member Control Agreement contains the requirements for a valid transfer of membership units, including proper documentation and Board approval. In addition, the IRS requires a taxpayer who sells or exchanges a membership unit to notify us in writing within 30 days or, for transfers occurring on or after December 16 of any year, by January 15 of the following year. The IRS reporting requirement is limited to “Section 751(a) exchanges,” which is the sale or exchange of a member’s interest in us, part or all of this interest being attributable to our unrecognized receivables or to inventory items. It is likely that any transfer of our membership units will constitute a Section 751(a) exchange because of the likelihood that at least part of the transferred interest will be attributable to unrealized receivables or inventory items.

      The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor and, if known, of the transferee and the exchange date. Currently, the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Tax Information to Members

      We will annually provide each member with a Schedule K-1 (or an authorized substitute). Harsh penalties are provided for failure to do so unless reasonable cause for the failure is established. Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.

IRS Audit Procedures

      Under current IRS rules, the tax treatment of all “partnership items” are determined at the partnership, rather than the individual partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, these rules are applicable to us and our members.

      The IRS may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the IRS must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his or her own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The IRS rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the IRS. The Tax Matters Member must be a “member-manager,” which is a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this is a member of the Board of Governors who is also a member of us. Our Operating and Member Control Agreement provides for Board designation of the Tax Matters Member and for default designations if the Board fails to do so. The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS.

Interest and Penalties on Underpayment of Taxes

      If we incorrectly report your distributive share of our net income, this may cause you to underpay your taxes. If the IRS determines that you underpaid your taxes for any taxable year, you must pay the amount of taxes you underpaid plus interest on the underpayment and possibly certain penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify you of amounts owing within 18 months of the date you filed your income tax return. The suspension period ends 21 days after the IRS sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

      Under Section 6662 of the Internal Revenue Code, the IRS may impose penalties relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All of those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

      An underpayment of taxes is attributable to negligence if the underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.

State Income Taxes

      Members generally are subject to tax in their state of residence as well as in those states in which we do business if a member’s share of income exceeds the minimum filing requirements. We anticipate doing business in several states which could create a substantial reporting burden for the members. Most states, however, allow “composite reporting” by partnerships and limited liability companies. This means that the entity pays income taxes to the various states and the individual members are relieved of the reporting responsibility in states other than their state of residence.

      We will pay the required income tax to the various states that allow “composite reporting” by us. Members’ states of residence generally will allow a tax credit for state income taxes paid by us for the benefit of the member. For example, a member who is a resident of Minnesota will report his or her entire share of our income, but will receive credit on his or her Minnesota return for taxes paid to Minnesota and other states on his or her behalf. The Minnesota resident member generally will not have to file individually in other states.

      This prospectus makes no attempt to summarize the state and local tax consequences to an investor. You should consult your own tax advisor regarding your state and local tax obligations.

SUBSCRIPTION TO MEMBERSHIP UNITS

The Offer

      We are offering a maximum of $30,000,000 and a minimum of $18,000,000 of membership units at an offering price of $1,000 per unit. We intend to use the proceeds of this offering to construct an ethanol plant and to operate the plant as a going concern. We require a minimum purchase of five membership units (minimum investment of $5,000).

Offering Price

      Our Board determined the per unit purchase price without an independent valuation of the membership units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the membership units. The membership units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

Suitability

      Investing in our membership units is highly speculative and very risky. Our membership units are suitable only as a long-term investment and only if you can bear a complete loss of your investment. Our membership units are suitable only for persons of adequate financial means. It is the responsibility of the Company and our Governors and officers who participate in the sale of our units on behalf of us to make every reasonable effort to determine that the purchase of units is a suitable and appropriate investment for you, based on information provided by you regarding your financial situation and investment objectives. To this end, you can only invest if you can represent to us on your subscription application and agreement that you meet one of the following suitability tests:

(1) You have annual income from whatever source of at least $45,000 and a net worth of at least $45,000, exclusive of home, furnishings and automobiles or

(2) You have a net worth of at least $150,000, exclusive of home, furnishings and automobiles.

      For husbands and wives purchasing jointly, the tests are applied on a joint basis. Even if you represent you meet the suitability standards set forth above, our Board of Governors reserves the right to reject any subscription for any reason, including if the Board determines that the membership units are not a suitable investment for a particular investor.

      We do not expect any public market to develop for the units, which means that it will be difficult to sell them. In addition, our Operating and Member Control Agreement significantly restricts the transferability of membership units and prohibits any sale or transfer without the consent of our Board of Governors. You should not buy these membership units if you need to quickly sell them in the future.

Method of Subscribing

      In order to purchase our units, investors must complete the subscription application and agreement and deliver an executed copy of the signature page to our Operating and Member Control Agreement. A copy is contained in Appendix B to this Prospectus. In the subscription application and agreement, each investor must represent to us, among other things, that, he or she has:

•	received our prospectus and any supplements,

•	agrees to be bound by the Operating and Member Control Agreement and

•	understands that the membership units are subject to significant transfer restrictions.

      The subscription application and agreement also requires information about the nature of ownership of the units, the investor’s state of residence and taxpayer identification or social security number.

      When you subscribe, you must also include a check payable to Granite Falls Bank (GFCEP Escrow Account) for 10% of the purchase price for the membership units you are purchasing. You must additionally sign a promissory note agreeing to pay the 90% balance within 20 days after we send you a written notice to pay. The note is also part of Appendix B to this Prospectus. Amounts due under the promissory note that are not paid timely will accrue interest at a rate of 6% per year, and each investor will agree to reimburse us for amounts spent in collecting those amounts. We will retain a security interest in your units to secure payment of your note. We will send the notice to pay your note after we receive written subscriptions totaling a minimum of $18,000,000 (including, for this purpose, proceeds from any qualifying bridge loans).

      You should deliver to us by mail or in person the completed required documents and check as follows:

Granite Falls Community Ethanol Plant, LLC

2448 — 540th Street, Suite 1
P.O. Box 216
Granite Falls, Minnesota 56241

      Upon our receipt of the required documents, we will accept or reject your subscription. Our Board of Governors reserves the right to reject any subscription. If we reject your subscription, we will promptly return your application, check and signature page. If we accept your application, we will deposit your check in our escrow account at Granite Falls Bank. We will hold your signature page to the Operating and Member Control Agreement and your promissory note (if applicable) and return them to you at either closing of the offering (and, as to your note, after its payoff), or when the offering is terminated by our Board of Governors (unless you defaulted on payment of your note, in which case we will retain it). In its discretion, our Board of Governors may agree in writing with a subscriber to amend the subscription application and agreement regarding payment and escrow of fund terms.

      Investors deemed the beneficial owners of 5% or more and 10% or more of our issued and outstanding units may have reporting obligations under Section 13 and Section 16 of the Securities Exchange Act. Each investor who may become the beneficial owner of 5% or more of our units should consult their own counsel to determine what filing and reporting obligations he or she may have under the federal securities laws.

Escrow Procedures and Conditions to Closing

      All proceeds from subscriptions for the units (other than qualifying bridge loan proceeds) will be deposited in an escrow account that we have established with Granite Falls Bank, as escrow agent under a written escrow agreement. We will not close on the offering until the specific conditions to closing the offering are satisfied. The closing of the offering is subject to certain conditions, and we will return your investment including your pro rata portion of accrued interest promptly under the following scenarios:

•	If we determine in our sole discretion to terminate the offering prior to August 31, 2004;

•	If we do not raise the $18,000,000 minimum (counting, for this purpose, any qualifying bridge loan proceeds), and obtain approval from our existing members to the attached form of our Operating and Member Control Agreement, by August 31, 2004; or

•	If by September 30, 2004, we have not obtained a written commitment for debt financing with a lender or lenders for an amount which, when added to our net offering proceeds (including any qualifying bridge loan proceeds), will yield at least $54,775,000. We expect this debt amount to be between approximately $25 and approximately $37 million, depending on the amount of equity raised and offering costs.

      Unless we return your funds in accordance with these conditions, you will not be able to access your funds in the escrow account. Unless we return your funds in accordance with these conditions, all interest earned on the escrow account will belong to us. Once your funds are deposited in the escrow, you will not be able to retrieve them unless we do not close on the offering in accordance with the provisions described above. We will invest all funds in the escrow account in either short-term certificates of deposit issued by a bank, short-term securities issued and guaranteed by the United States Government, or money market funds, including funds available through the escrow agent. None of the funds will be invested in corporate equity or debt securities, repurchase agreements, bankers’ acceptances, commercial papers or municipal securities.

      Unless the lenders otherwise require, we will deposit proceeds from any qualifying bridge loans into our general business account for immediate use without escrow of any kind.

Delivery of Certificates

      If we satisfy all offering conditions, upon closing of the offering, we will issue certificates for the membership units subscribed for in this offering. Unless otherwise specifically provided in the subscription application and agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants, with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units.

PLAN OF DISTRIBUTION

      We will not begin offering any membership units to potential investors until the SEC and, with respect to any particular state, the respective state securities regulatory authority, declare our Registration Statement (of which this prospectus is a part) effective. We have no underwriter and our officers and governors are selling the membership units on our behalf directly to investors. We have not obtained and do not plan to use the services of any placement agent or broker-dealer for this offering.

      Subject to the requirements of the Securities Act and applicable blue sky laws, we plan to promote the offering by issuing a press release, and advertising in newspapers or other media, in Illinois, Minnesota, South Dakota and Wisconsin. We may also mail our press release and prospectuses to certain bankers and grain elevators and cooperatives in the same states.

      We also plan to hold one or more informational meetings for potential investors at various locations in or near Granite Falls and southwestern Minnesota, as well as surrounding states. We will not require attendance at the meeting to purchase our membership units. The informational meeting is intended to give investors an opportunity to ask questions of us and, if they choose, to bring their legal or financial advisors to ask questions and obtain information about our business. All attendees at the informational meeting will receive a prospectus.

      We intend to offer and sell the membership units in Minnesota and the other states listed above. We may also sell to particular investors in selected other states. We must obtain approval or rely on an exemption from the state securities regulatory authority in each state that we offer or sell our membership units. Our Board of Governors and officers will be the only persons involved in selling our membership units.

      We will not pay our governors or officers any commissions or other remuneration in connection with any sales. Our governors have no relationship to any broker-dealer. We consider these individuals not to be brokers under the Securities Exchange Act of 1934 because they have not been, and will not be, in the business of effecting transactions in securities for the accounts of others. Their participation in our offering of securities is limited to this transaction, and not part of a general business of effecting securities transactions. Each of these individuals has substantial operational responsibilities. They have not, and will not, receive any compensation or commissions on account of their participation in the sales of our securities. We also believe our governors and officers are not brokers or associated persons of brokers under Rule 3a4-1 of the Exchange Act for the following reasons:

•	Each performs substantial duties for us, and will continue to do so after the offering;

•	Each is not subject to a statutory disqualification under the Exchange Act at the time of his or her participation in the sale of our securities;

•	Each will not be compensated for his or her participation in the sale of our securities by the payment of a commission or other remuneration based either directly or indirectly on transactions in securities; and

•	Each has not been, for the past twelve months, and is not presently an associated person of a broker or dealer.

Summary of Promotional and Sales Material

      In addition to and apart from this prospectus, we will use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, a speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, these sales materials may not be available. Other than described here, we have not authorized the use of any other sales material. This offering is made only by means of this prospectus. Although the information contained in our sales materials does not conflict with any of the information contained in this prospectus, that material is not complete and is not part of this prospectus or of the Registration Statement of which this prospectus is a part, or in this prospectus or the Registration Statement by reference.

Purchases by Governors, Officers and Existing Members

      Some or all of our governors, officers or existing members, or their affiliates, may purchase additional membership units in this offering. All governors, officers and existing members electing to purchase additional membership units must purchase the units in accordance with this prospectus. There is no limitation on the number of units that any governor, officer or existing member may purchase in this offering. Except for Fagen, Inc., we do not anticipate our governors, officers and existing members as a group purchasing membership units representing more than 5% of the offered units. Fagen and the Farmers Cooperative Elevator Company, each affiliates of us, have indicated their plans to purchase 2,500 and 605 units in this offering for $2,500,000 and $605,000, respectively. The Elevator is obliged by the terms of a Corn Storage and Delivery Agreement to purchase at least $500,000 of our units. It is not the intent of the governors and officers, as a group, to own membership units comprising a majority of the outstanding membership units. The decision of the individual governor, officer or existing member to purchase membership units in this offering, and the amount purchased, if any, will depend on his, her or its individual economic circumstances. We will not loan any governor, officer or existing member money to fund a purchase of membership units in this offering. Governors, officers and existing members who want to purchase additional membership units in this offering will be subject to all of the terms of the offering set forth in this prospectus. Therefore, any purchase of membership units by our governors, officers or existing members will be counted towards the $18,000,000 aggregate minimum offering amount. All of our governors and officers who elect to purchase membership units in this offering are purchasing the securities for investment and not for resale.

LEGAL MATTERS

      Messerli & Kramer P.A., Minneapolis, Minnesota, counsel to us in connection with this offering, will pass upon the legality of the membership units offered by us and certain tax matters. The firm owns 10 of our membership units.

EXPERTS

      The financial statements of Granite Falls Community Ethanol Plant, LLC as of December 31, 2002 and for the years ended December 31, 2002 and 2001 appearing in this prospectus and registration statement have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT

      We will serve as our own transfer agent and registrar.

ADDITIONAL INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act with the U.S. Securities and Exchange Commission regarding the membership units we are offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. For further information regarding us and the membership units we are offering, we refer you to our registration statement and its exhibits. Statements we make in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance where we have filed a copy of such contract or other document as an exhibit to our registration statement, we refer you to the copy so filed. Each statement in our prospectus is qualified in all respects by this reference. You may inspect a copy of our registration statement and its exhibits without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the Public Reference Section of the Commission upon the payment of the Commission’s prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the Commission.

      We intend to provide our members with annual reports containing financial statements audited by an independent accounting firm and make available upon request quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, membership units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of membership units.

F-1

REPORT OF INDEPENDENT AUDITORS

Board of Governors

Granite Falls Community Ethanol Plant, LLC
Granite Falls, MN

      We have audited the accompanying balance sheet of Granite Falls Community Ethanol Plant, LLC (a development stage company) as of December 31, 2002, and the related statements of operations, changes in members’ equity and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Granite Falls Community Ethanol Plant, LLC (a development stage company) as of December 31, 2002, and the results of its operations, its changes in members’ equity and its cash flows for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has a shortage of operating cash. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding this matter is also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota

February 11, 2003

F-2

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current Assets
Cash	$2,601	$251,987
Prepaid expenses	6,035	1,005

Total current assets	8,636	252,992
Equipment
Office equipment	6,317	6,317
Less accumulated depreciation	1,052	105

Net equipment	5,265	6,212
Other Assets
Deferred offering costs	—	134,978

Total other assets	—	134,978

Total Assets	$13,901	$394,182

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$63,946	$39,095
Accrued interest	8,254	5,201
Note payable – Granite Falls Bank	99,000	—
Note payable – City of Granite Falls	47,800	—

Total current liabilities	219,000	44,296
Long-Term Debt	—	47,800
Commitments and Contingencies
Members’ Equity (Deficit)
Member contributions, net of costs related to capital contributions, 1,417 units outstanding at September 30, 2003 and December 31, 2002.	628,641	628,641
Deficit accumulated during development stage	(833,740)	(326,555)

Total members’ equity (deficit)	(205,099)	302,086

Total Liabilities and Members’ Equity (Deficit)	$13,901	$394,182

Notes to Financial Statements are an integral part of this Statement.

F-3

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

STATEMENT OF OPERATIONS

	Nine Month Period Ended				From
	September 30,		Year Ended	Year Ended	Inception to
			December 31,	December 31,	September 30,
	2003	2002	2002	2001	2003

	(unaudited)				(unaudited)
Revenues	$—	$—	$—	$—	$—
Operating Expenses
Project coordinator	42,473	44,890	59,291	33,850	135,613
Surveying, site and permitting expense	22,855	33,531	36,477	53,241	112,573
Professional and consulting fees	148,845	94,312	108,595	14,312	271,752
General and administrative	112,912	10,463	15,186	3,520	131,619

Total operating expense	327,085	183,196	219,549	104,923	651,557

Operating Loss	(327,085)	(183,196)	(219,549)	(104,923)	(651,557)
Other Income (Expense)
Interest income	748	2,332	3,221	—	3,969
Miscellaneous income	—	—	—	1,000	1,000
Offering costs	(177,794)	—	—	—	(177,794)
Interest expense	(3,054)	(4,102)	(4,202)	(2,102)	(9,358)

Total other income (expense), net	(180,100)	(1,780)	(981)	(1,102)	(182,183)

Net Loss	$(507,185)	$(184,976)	$(220,530)	$(106,025)	$(833,740)

Net Loss Per Unit (1,417, 763, 928, zero and 721 weighted average units outstanding, respectively	$(358)	$(242)	$(238)	$—	$(1,156)

Notes to Financial Statements are an integral part of this Statement.

F-4

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

STATEMENT OF CHANGES IN MEMBERS’ EQUITY (Unaudited)

Balance — December 29, 2000.	$—
Balance — December 31, 2000.	—
Net loss for the year ended December 31, 2001.	(106,025)

Balance — December 31, 2001.	(106,025)

Capital contributions
January 2002 — 200 units	55,000
March – July 2002 — 1,167 units, net of $35,962 of costs related to raising capital contributions	547,538
August 2002 — conversion of $25,000 note payable and accrued interest to the City of Granite Falls to 50 units	26,103
Net loss for the year ended December 31, 2002.	(220,530)

Balance — December 31, 2002.	302,086

Net loss for the period from January 1, 2003 to September 30, 2003.	(507,185)

Balance — September 30, 2003.	$(205,099)

Notes to Financial Statements are an integral part of this Statement.

F-5

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

STATEMENT OF CASH FLOWS

	Nine Month Period Ended				From
	September 30,		Year Ended	Year Ended	Inception to
			December 31,	December 31,	September 30,
	2003	2002	2002	2001	2003

	(unaudited)				(unaudited)
Cash Flows Used in Operating Activities
Net loss	$(507,185)	$(184,976)	$(220,530)	$(106,025)	$(833,740)
Adjustments to reconcile net loss to net cash from operations:
Depreciation	947	—	105	—	1,052
Offering costs	177,794	—	—	—	177,794
Changes in assets and liabilities Prepaid expenses	(5,030)	(2,435)	(1,005)	—	(6,035)
Accounts payable	29,282	(30,900)	(13,998)	48,680	63,946
Accrued interest	3,053	4,102	4,202	2,102	9,357

Net cash used in operating activities	(301,139)	(214,209)	(231,226)	(55,243)	(587,626)

Cash Flows Used in Investing Activities
Capital expenditures	—	—	(6,317)	—	(6,317)

Net cash used in investing activities	—	—	(6,317)	—	(6,317)

Cash Flows from Financing Activities
Proceeds from short term notes payable	99,000	—	—	—	99,000
Proceeds from long term notes payable	—	—	—	72,800	72,800
Member contributions	—	638,500	638,500	—	638,500
Payments for costs of raising capital	—	(35,962)	(35,980)	—	(35,962)
Payments for deferred offering costs	(47,247)	(82,650)	(130,547)	—	(177,794)

Net cash from financing activities	51,753	519,888	471,973	72,800	596,544

Net Increase (Decrease) in Cash	(249,386)	305,679	234,430	17,557	2,601
Cash — Beginning of Period	251,987	17,557	17,557	—	—

Cash — End of Period	$2,601	$323,236	$251,987	$17,557	$2,601

Supplemental Disclosure of Noncash
Investing and Financing Activities
Deferred offering costs in accounts payable	$—	$9,131	$4,413	$18,467	$—

Conversion of note payable and accrued interest into member units	$—	$26,103	$26,103	$—	$26,103

Notes to Financial Statements are an integral part of this Statement.

F-6

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2003 and 2002 (unaudited) and December 31, 2002 and 2001 (audited)

1.     Summary of Significant Accounting Policies

     Nature of Business

      The Company was organized to fund and construct a 40 million gallon ethanol plant near Granite Falls, Minnesota, with distribution to upper Midwest states. In addition, the Company intends to produce and sell distillers dried grains as a co-product of ethanol production. Construction is anticipated to begin in spring or summer 2004. As of September 30, 2003, the Company is in the development stage with its efforts being principally devoted to organizational, project feasibility and permitting activities.

     Interim Financial Statements

      The interim statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the financial statements for the interim period, on a basis consistent with the annual audited financial statements. The adjustments made to these statements consist only of normal recurring adjustments.

     Fiscal Reporting Period

      The Company has adopted a fiscal year ending December 31 for reporting financial operations.

     Accounting Estimates

      Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

      Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

     Cash

      The Company maintains its accounts at one financial institution which is a member of the Company. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

     Deferred Offering Costs

      The Company defers the costs incurred to raise equity financing until that financing occurs. At September 30, 2003, offering costs were for the Company’s initial public offering that originally commenced in February 2003. This offering terminated in December 2003 without the Company raising the minimum funds to close. Since the equity financing did not occur by December 2003, the Company has expensed all the costs related to the offering. The Company plans to file a new registration statement in February 2004 to sell the same securities offered in the original public offering. At such time that the issuance of new equity units occurs, the costs relating to the new registration statement will be netted against the proceeds received; or if the equity financing does not occur, they will be expensed.

F-7

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

     Equipment

      Equipment is stated at the lower of cost or estimated fair value. Depreciation is provided over an estimated useful life of five years by use of the straight line depreciation method. Depreciation expense for the nine months ending 2003 and 2002 was $947 and $0, respectively. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

     Fair Value of Financial Instruments

      The fair value of the Company’s cash and note payable to Granite Falls Bank approximates their carrying values. It is not currently practicable to estimate the fair value of the notes payable to the City of Granite Falls. Since the related agreements contain unique terms, conditions, and restrictions negotiated at arm’s length with the City of Granite Falls, as discussed in Note 3, there is no readily determinable similar instrument on which to base an estimate of fair value.

     Grants

      The Company will recognize grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant.

     Income Taxes

      Granite Falls Community Ethanol Plant, LLC is treated as a partnership for Federal and state income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for Federal or state income taxes has been included in these financial statements.

     Reclassification

      Certain amounts in the Statement of Operations for 2002 and inception to date have been reclassified to conform to 2003 classifications. These reclassifications had no effect on net loss as previously reported.

2.     Development Stage Enterprise

      The Company was formed on December 29, 2000 to have an indefinite life. The Company was initially capitalized by proceeds from notes payable to the City of Granite Falls, Minnesota and later by contributions from its founding members and additional seed capital investors. The seven founders contributed an aggregate of $55,000 for 700 units and subsequently the Board of Governors approved a 1:2 reverse membership unit split for the founding members. In addition, six of the seven founding members agreed to return to the Company one-half of each of their remaining units, thereby reducing the number of units held by each such founding member to twenty-five. Sixty-five members, including six of the founders or their affiliates, contributed an additional aggregate of $583,500 for 1,167 units that were issued between March and July 2002 pursuant to a private placement memorandum. On July 31, 2002, the Company discontinued selling units under the private placement memorandum. In August 2002, the Company converted a $25,000 note payable plus accrued interest to the City of Granite Falls to 50 membership units. Net Loss Per Unit retroactively reflects the two 1:2 reverse membership unit splits as well as the return of units to the Company by the founders.

      Income and losses are allocated to all members based upon their respective percentage units held. See Note 4 for further discussion of members’ equity.

F-8

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

3.     Notes Payable

      At September 30, 2003 and December 31, 2002, the Company has $47,800 of notes payable with the City of Granite Falls, Minnesota due on January 1, 2003, subsequently extended to January 1, 2004, including interest at 7%. All notes are secured by terms and conditions of the Development Agreement dated February 2, 2001, and subsequently amended, between the City and the Company. The repayment of up to the entire amount may be forgiven subject to the covenants set forth in the Development Agreement.

      Under the terms of the Development Agreement, the notes payable can be forgiven at a rate of $5,000 for each job created, up to ten jobs, within six months of the start-up of operations of the facility, provided each job pays a gross annual wage or salary of not less than $24,500. In addition, upon the completion of financing and organizational start-up, $25,000 of the notes payable may be converted to equity with a market value of $25,000 or more. In August 2002, the City Council of Granite Falls approved the conversion of a $25,000 note due from the Company plus accrued interest into fifty membership units. The notes payable are completely forgiven, in their entirety, if the project is abandoned.

      As of September 30, 2003, the Company has a line of credit from a bank expiring January 15, 2004 at a maximum of $200,000 with an interest rate of 5.75% and secured by a separate security agreement and guaranteed by two members of the Company. The outstanding balance as of September 30, 2003, was $99,000.

      The Company is working to extend the maturity dates of the above overdue notes.

4.     Members’ Equity

      As specified in the Company’s operating agreement, the Company initially will have one class of membership units. No member shall transfer all or any portion of an interest without the prior written consent of the Board of Governors. In February 2003, the U.S. Securities and Exchange Commission declared effective a Registration Statement on Form SB-2 covering the proposed sale by the Company of a minimum of 18,000 units and a maximum of 30,000 units at $1,000 per unit, with a minimum investment of $5,000. As of September 30, 2003, the Company had received subscriptions for approximately 6,160 membership units or an aggregate of $6,190,000 subscription payments. The Company did not raise the minimum capital required for the offering before its expiration in December 2003. Accordingly, the Company returned the capital raised through the offering to the respective investors. At September 30, 2003, no membership units had been sold other than the units described in Note 2.

      In February 2004, the Company plans to file a new Registration Statement with the U.S. Securities and Exchange Commission covering the proposed sale by the Company of a minimum of $18 million and a maximum of $30 million of units at a price of $1,000 per unit, with a minimum investment of five units.

5.     Income Taxes

      The differences between financial statement basis and tax basis of assets are as follows at December 31:

2002

Financial statement basis of total assets	$394,182
Organizational costs expensed for financial reporting purposes	170,162
Syndication costs not deductible for taxable income reporting	(134,978)
Depreciation for tax purposes in excess of depreciation for financial reporting purposes	(211)

Taxable income basis of total assets	$429,155

F-9

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      There were no differences between the financial statement basis and tax basis of the Company’s liabilities.

6.     Commitments and Contingencies

      The Company has signed a letter of intent with a general contractor, who is also a member, for various design and construction services. The letter of intent stipulates that the engineer and general contractor will be engaged to construct a plant for approximately $43 million. The Company intends to begin construction in spring or summer 2004 and anticipates total project costs to approximate $55 million.

      In addition to the equity the Company intends to raise by August 31, 2004 of $18 to $30 million, the Company will need to obtain debt financing of approximately $25 to $37 million, depending upon the amount of equity raised, to fund the cost of the project. The Company needs to obtain a debt financing commitment by September 30, 2004. The Company does not currently have a written commitment to obtain the additional debt financing.

      In February 2002, the Company executed an energy management and engineering service agreement with an organization that will provide economic comparisons and engineering cost estimates. The total commitment for this agreement is $20,000 plus a maximum of $2,500 for travel expense. As of September 30, 2003, $37,750 of these costs are included in accounts payable. The agreement expired in October 2002 and was extended for seven months. In May 2003, the Company terminated this agreement.

      In fiscal 2001, the Company made a nominal payment to obtain an option to purchase approximately 31.72 acres of land for a price of $168,000. This option, as extended, will expire on December 31, 2004. The Company is considering this parcel of land as a viable site for its ethanol plant.

      In March 2003, the Company made a nominal payment to obtain an option agreement to purchase approximately 25.3 acres of land for approximately $168,000. This agreement gives the Company until December 31, 2004 to exercise this option.

      In March 2001, the Company executed an agreement, as subsequently amended, with a member to serve as project coordinator. The agreement pays a maximum of $5,000 per month, renews every thirty days, and may be terminated by the Company at any time with no less than 10 days written notice.

      In February 2003, the Company entered an agreement with unrelated party to act as a project consultant. The agreement pays $1,250 per week, with a one-time bonus of $40,000 ($20,000 minimum in Company securities) if the Company successfully raises the minimum amount of equity required to close on its public offering and as required by a prospective lender to secure a loan adequate to finance the Company’s project. As of September 30, 2003, $1,747 of these costs are included in accounts payable.

      In April 2003, the Company entered an agreement with an unrelated party to primarily focus on transportation, with an emphasis on rail rates, competing modes, trans-loading alternatives, potential rail-water outlets and new types of rail equipment. The consulting fee will be $75 per hour plus any out-of-pocket expenses, with fees prior to start up at a maximum of $10,000, of which $5,000 will be at risk. As of September 30, 2003, $292 of these costs are included in accounts payable.

7.     Going Concern

      As shown in the accompanying financial statements, the Company incurred a net loss of $833,740 from inception to September 30, 2003. The Company has spent approximately $135,000 for engineering, permitting and water resource exploration which has been expensed. The Company has a shortage of operating cash and is currently in negotiations to extend the maturity dates of overdue notes as discussed in Note 3. The Company did not raise the minimum proceeds through December 27, 2003 for its initial public offering. See Note 4.

F-10

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

These factors create an uncertainty about the Company’s ability to continue as a going concern. Management of the Company has obtained a line of credit and is seeking additional grants and loans, although it has not yet secured any commitments for such grants or loans. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

8.     Subsequent Event

      In October 2003, the Company entered into a corn storage and grain handling agreement with a member. Obligations under the agreement are subject to and conditioned upon closing of the public offering and approval of the requisite debt financing for the project by the lenders. As part of the agreement, the member has agreed to subscribe for at least $500,000 of units in connection with the Company’s public offering.

F-11

Appendix A

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(Form of) FOURTH AMENDED AND RESTATED OPERATING AND

MEMBER CONTROL AGREEMENT

      THIS FOURTH AMENDED AND RESTATED OPERATING AND MEMBER CONTROL AGREEMENT (the “Agreement”) is made and entered into as of                     , 2004 by Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company (the “Company”). This document has been duly adopted by the Board of Governors of the Company and supersedes and replaces the Third Amended and Restated Operating Agreement and Member Control Agreement dated February 7, 2003. This Agreement is binding retroactively on all Members to the date of organization of the Company.

      In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

      1.1     “Act” shall mean the Minnesota Limited Liability Company Act, as amended from time to time.

      1.2     “Affiliate” means and includes, with respect to another Person, any of the following: i) any Person directly or indirectly owning, controlling, or holding with power to vote ten percent or more of the outstanding voting securities of such other Person, ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person, iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, iv) any executive officer, governor, trustee or partner of such other Person, or v) any legal entity on which such Person acts as an executive officer, governor, trustee, or partner.

      1.3     “Agreement” shall mean this Amended and Restated Operating and Member Control Agreement, as originally executed or as amended, modified, supplemented or restated from time to time.

      1.4     “Capital Account Balance” shall have the meaning set forth in Section 5.1.

      1.5     “Capital Contribution” shall mean, in the case of any Member as of any date of determination, the aggregate amount of cash, property, or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services that such Member shall have contributed to the Company on or prior to such date and a Member’s share of any of the Company’s liabilities as determined in accordance with the Code and Treasury Regulations (or, if such Member is not the original holder of the Interest of such Member, the Capital Contribution with respect to the Interest). In the event that any capital is returned to a Member, such Member’s Capital Contribution shall be adjusted to reflect such return.

      1.6     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

      1.7     “Company” shall mean Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company, as such limited liability company may from time to time be constituted, or any successor in interest for such limited liability company.

      1.8     “Distribution” shall mean any distribution pursuant to Section     5.4 by the Company of cash to the Members or any Distribution in Kind.

      1.9     “Distribution in Kind” shall have the meaning set forth in paragraph (b) of Section 5.4.

      1.10     “Financial Rights” means a Member’s rights to share in Profits and Losses and in Distributions.

      1.11     “Governance Rights” means all a Member’s rights as a member of the Company other than Financial Rights and the right to assign Financial Rights.

      1.12     “Governor” shall mean one or more Persons designated by the Members to be members of the Board of Governors. The “Board of Governors” or “Board” shall manage the Company as provided in Section 6.

      1.13     “Interest” shall mean, in the case of any Member at any time, such Member’s share of the Profits and Losses of the Company at such time and the right of such Member to receive distributions of the Company assets to which such Member may be entitled as provided in this Agreement and applicable law, and the right of such Member to vote and participate in the management of the Company as provided in this Agreement (i.e., Governance and Financial Rights).

      1.14     “Losses” shall mean the net losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

      1.15     “Majority in Interest” shall mean the affirmative vote of those Members holding more than fifty percent (50%) of the Percentage of Membership Units in the Company. With respect to the Board, “Majority of the Board” shall mean the affirmative vote of more than fifty percent (50%) of the Governors. All actions requiring approval or vote of Members shall be taken by and approved upon voting based upon Membership Units and Percentage of Membership Units.

      1.16     “Member” means a Person reflected in the required records of the Company as the owner of one or more Membership Units of the Company who has signed this Agreement, such Person’s heirs, executors, administrators, personal representatives and successors and any assigns of Membership Units, Governance Rights or Financial Rights as permitted by the Act, the Articles of Organization and this Agreement and as reflected in the required records of the Company. When the Governance Rights and Financial Rights attributable to a Membership Unit have been separated and such separation is reflected in the required records of the Company, references to Member shall mean the holder of the Governance Rights or Financial Rights related to such Membership Unit as appropriate in the context.

      1.17     “Officer” shall mean a Member or other Person designated by the Board or Members as provided in Section 6.11.

      1.18     “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization or any other entity or a government or any department or agency thereof.

      1.19     “Percentage Interest” means the percentage figure calculated by dividing a Member’s Capital Account Balance at any given time by the total sum of the Capital Account Balances of all Members.

      1.20     “Percentage of Memberships Units” means the percentage figure calculated by dividing a Member’s Membership Units at any given time by the total Membership Units of the Company issued and outstanding.

      1.21     “Pro Rata” means the ratio computed by dividing the Units of each Member to whom a particular provision of this Agreement is stated to apply by the aggregate of the Units of all Members to whom that provision is stated to apply.

      1.22     “Profits” shall mean the net income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the methods of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes. Profits includes taxable income, capital gain, and income exempt from taxation.

      1.23     “Publicly Traded Partnership” shall mean a partnership whose interest are traded on an established securities market, or are readily tradable on a secondary market (or the substantial equivalent thereof).

      1.24     “Qualified Matching Service Program” shall mean a matching service that satisfied the requirements of a qualified matching service within the meaning of the Treasury Regulation Section 1.7704-1(g)(2), as amended from time to time, during limited time periods specified and approved by Board from time to time, in its sole discretion.

      1.25     “Transfer” or derivations thereof, of a Unit or Interest means, as a noun, the sale, assignment, exchange, pledge, hypothecation or other disposition of a Unit or Interest, or any part thereof, directly or indirectly, or the sale, assignment, exchange, pledge, hypothecation, or other disposition of a controlling interest in the equity securities of a Member, and as a verb, voluntarily to transfer, sell, assign, exchange, pledge, hypothecate or otherwise dispose of.

      1.26     “Treasury Regulations” shall mean the regulations of the United States Department of the Treasury pertaining to the income tax, as from time to time in force.

      1.27     “Units” or “Membership Units” means the unit of measurement used to quantify the Members’ ownership interests in the Company. The Board may issue an unlimited number of Membership Units. Each Membership Unit consists of Governance Rights and Financial Rights and the right to assign together or separately such Governance Rights or Financial Rights in accordance with the Act, the Articles of Organization and this Agreement. When the Governance Rights and Financial Rights attributable to a Membership Unit have been separated and such separation is reflected in the required records of the Company under the Act, references to Membership Unit shall mean the Governance Rights or Financial Rights related to such Membership Unit as appropriate in the context. Unless the Board from time to time by resolution fixes the relative rights and preferences of different classes or series of Membership Units, all Membership Units shall be ordinary Membership Units of one class, without series, with one vote per Membership Unit on all matters and having equal rights and preferences in all other matters. No Member shall have any preemptive rights to acquire additional Membership Units.

      1.28     “Value” shall mean, with respect to any Capital Contributions or Distributions, if cash, the amount of such cash, or if not cash, the value of such Capital Contribution or Distribution calculated pursuant to paragraph (d) of Section 5.4.

SECTION 2

INITIAL DATE, PARTIES AND TERMS OF AGREEMENT

      2.1     Formation. The original parties to this Agreement organized a limited liability company under the provisions of the Act by delivering Articles of Organization to the Secretary of State of the State of Minnesota for filing. The Board may take such further actions as it deems necessary or advisable to permit the Company to conduct business as a limited liability company in any jurisdiction. The rights and liabilities of the Members under the Agreement shall be as provided by Minnesota law.

      2.2     Name. The name of the Company shall be Granite Falls Community Ethanol Plant, LLC, or any other name permitted by the Act as the Members shall afterwards designate by appropriate amendment to the Company’s Articles or Organization.

      2.3     Principal Office. The principal office of the Company shall be at 2448-540th Street, Suite 1, Granite Falls, Minnesota 56241 (P.O. Box 216) or such place as the Board may, from time to time, designate by appropriate amendment to the Company’s Articles of Organization and/or this Agreement. The Board may establish additional places of business for the Company when and where required by the business of the Company.

      2.4     Initial Date and Parties.

      (a) This Agreement was first made on February 21, 2002 and was initially agreed to by the Company and all persons who on that date were Members of the Company.

      (b) Ownership rights in the Company are measured by Units. The Company shall maintain a membership register at its principal office or by a duly appointed agent of the Company setting forth the name, address, capital contribution and number of Units held by each Member which shall be modified from time to time as Transfers occur or as additional Units are issued pursuant to the provisions hereof.

      2.5     Subsequent Parties. No person may become a Member of the Company without first assenting to and signing this Agreement. Any act by the Company to offer or provide member status, or reflect that status in the Company’s required records, automatically includes the condition that the person becoming a member first assents to and signs this Agreement. Furthermore, no Member may offer to assign or assign Governance Rights or Membership Units unless the assignee has assented to and signed this Agreement.

      2.6     Relationship with Articles of Organization. If a provision of this Agreement differs from a provision of the Company’s Articles of Organization, then to the extent allowed by law, this Agreement shall govern.

      2.7     Tax Matters and Partnership Status. The members acknowledge that the Company will be treated as a “partnership” for federal and Minnesota state tax purposes. The Members further intend, that as a result of this Agreement, and except for federal and state tax purposes, the Company shall not be a partnership (including limited partnership) or joint venture; and no member or governor shall be a partner or joint venturer of any other member. All provisions of this Agreement, and the Company’s Articles of Organization are to be so construed.

      2.8     Fiscal Year. The fiscal year of the Company shall begin on January 1st of each year and end on December 31st of each year. The fiscal year in which the Company shall terminate shall end on the date of termination of the Company.

      2.9     Intent of this Agreement.

      (a) The parties to this Agreement have reached an understanding concerning various aspects of (i) their business relationship with each other and (ii) the organization and operation of the Company and its business. They wish to use rights created by statute to record and bind themselves to that understanding.

      (b) The parties intend for this Agreement to control, to the extent stated or fairly implied, the business and affairs of the Company, including the Company’s governance structure and the Company’s dissolution and winding up, as well as the relations among the Company’s Members.

      2.10     Advice of Counsel. Each Person signing this Agreement:

(a) Understands that this Agreement contains legal binding provisions;

(b) Has had the opportunity to consult with that Person’s own lawyer; and

(c) Has either consulted that lawyer or consciously decided not to consult a lawyer.

SECTION 3

BUSINESS OF THE COMPANY

      The Company may engage in any lawful business activity; and this Agreement shall be construed in light of such purpose.

SECTION 4

CAPITAL CONTRIBUTIONS

      4.1     Initial Paid-In Capital.

      (a) Prior to the date of this Agreement, the initial Members of the Company (the “Founders”) contributed cash to the capital of the Company as set forth in the required records of the Company.

      (b) The Board of Governors, in its sole discretion, may from time to time by majority vote, accept additional subscriptions for Membership Units in the Company, or grant options, warrants or other rights to purchase or otherwise acquire Membership Units, all on such terms as the Board may determine. Upon acceptance of any such subscription, the Company shall promptly enter into a subscription agreement (and any agreement referred to therein), without the requirement of any further act, approval or vote of any other Person and such subscription agreement will, along with execution of agreement to be bound by this Agreement be deemed to satisfy all the conditions hereof.

      (c) Each Founder shall be entitled, notwithstanding Section 10.1, to Transfer such Founder’s Interest on a one time basis to another Person and at the Founder’s discretion; provided, however, that the Transferee’s ownership in all respects complies with the terms hereof and the Transferee becomes bound by all the terms and conditions set forth herein.

      4.2     Additional Capital Contributions. No Member shall be required to make any additional contributions to the capital of the Company. No Member shall be obligated to satisfy any negative Capital Account Balance, except to the extent expressly set forth herein. No Member shall be paid interest on any Capital Contribution.

      4.3     Maximum Ownership. There is no limit on the number of Units or Percentage Interest that any Member may own.

      4.4     Withdrawal or Reduction of Members’ Capital Contributions.

      (a) No Member has the right to withdraw all or any part of the Member’s Capital Contribution or to receive any return on any portion of the Member’s Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member has the right to receive property other than cash.

      (b) Unless the Board from time to time by resolution fixes the relative rights and preferences of different classes or series of Membership Units, no Member shall have priority over any other Members, either as to the return of Capital Contributions or as to Losses and Profits, or distributions, except as otherwise provided herein.

      4.5     Loans from Governors and Members. The Company may borrow money from and enter into other transactions with any Governor or Member or their Affiliates only in compliance with Section 6.14. Borrowing from or engaging in other transactions with one or more Governors or Members does not obligate the Company to provide comparable opportunities to other Governors or Members. Any loan made by a Governor or Member to the Company shall be evidenced by a promissory note made payable from the Company to such Governor or Member. Loans by a Governor or Member to the Company shall not be considered Capital Contributions and shall be repaid pursuant to Section 5.4(a) below.

      4.6     Loans by Company to Members. Unless otherwise approved by the Board of Governors, the Company will not make any loans to Members.

      4.7     Prohibition on Loans to Governors and Executive Officers. Despite anything otherwise in this Agreement to the contrary, the Company shall not, directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit or renew an extension of credit, in the form of a personal loan to or for any governor or executive officer.

SECTION 5

ALLOCATIONS AND DISTRIBUTIONS

      5.1     Capital Accounts. A “Capital Account” shall be established for each Member on the books of the Company and maintained in accordance with Section 1.704-1(b)(2) of the Treasury Regulations, as amended from time to time.

(a) To each Member’s Capital Account there shall be credited:

(i) the cash and the Value of any property other than cash contributed by such Member to the capital of the Company;

(ii) such Member’s allocable share of Profits, and any items of income or gain which are specially allocated to the Member; and

(iii) the amount of any Company liabilities assumed by such Member of which are secured by any property of the Company distributed to such Member.

      The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note shall not be credited to the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note.

(b) To each Member’s Capital Account there shall be debited:

(i) the amount of cash and the Value of any property other than cash distributed to such Member pursuant to section 5.4;

(ii) such Member’s allocable share of Losses and any items of expense or loss which are specially allocated to the Member; and

(iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

Provided; however, all of the foregoing to be determined in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as amended from time to time.

      5.2     Allocation of Profits. Profits of the Company shall be allocated to the Members according to their Percentage of Membership Units.

      5.3     Allocation of Losses. Losses of the Company shall be allocated to the Members according to their Percentage of Membership Units.

      5.4     Distributions.

      (a) The Board of Governors shall determine, in its sole discretion, whether to distribute or retain all or any portion of the Profits. The Governors may distribute cash to the Members irrespective of Profits. All cash distributions shall be made to the Members in accordance with paragraph (c) of this Section 5.4; provided, however, no Member has a right to any distribution prior to the dissolution of the Company without the approval of the Board; provided, further, notwithstanding any other language herein no distributions in dissolution will be made until all loans from all Members, including all principal and interest, are repaid in full. Such repayments shall be made on a Pro Rata basis. Nothing herein shall be construed as requiring the making of distributions prior to the repayment of loans from unrelated parties.

      (b) The Board may agree to distribute to the Members in kind any property held by the Company. Any such distribution of property shall be referred to herein as a “Distribution in Kind.” The value of any such Distribution in Kind at the time of such distribution shall be determined in accordance with paragraph (d) of this Section 5.4 and such distribution shall be made to the Members in accordance with paragraph (c) of this Section 5.4. Distribution in Kind, made pursuant to this paragraph (b), shall be subject to such restrictions and conditions as the Board shall have determined are necessary or appropriate in order for such distributions to be made in accordance with applicable law. Notwithstanding the foregoing, Distributions in Kind shall not be allowed, unless they are (i) distributions of readily marketable securities, (ii) distributions of cash from a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with this Agreement or (iii) distributions of in-kind property in which the Members have been advised of the risks associated with such property, the Members have been offered the election of receiving in-kind property distributions and only the Members who accept the offer of in-kind property actually receive in-kind property.

      (c) Subject to Section 5.5, any distribution of Profits in accordance with this Section 5.4, and any distribution, other than Profits or cash pursuant to paragraph (a) of this Section 5.4 or Distribution in Kind pursuant to paragraph (b) of Section 5.4, shall be made to the Members according to their Percentage of Membership Units.

      (d) The Value of any Distribution in Kind as of any date of determination (or in the event such date is a holiday or other day that is not a business day, as of the next preceding business day) shall be the estimated fair market value of the property distributed.

      (e) All distributions are subject to set-off by the Company for any past-due obligation of the Members to the Company.

      5.5     Other Allocation Rules.

      (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board, using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

      (b) The Members are aware of the income tax consequences of the allocations made by this Section 5 and hereby agree to be bound by the provisions of this Section 5 in reporting their shares of Company income and loss for income tax purposes.

      (c) Unless approved by the Board, in advance, all Allocations and Distributions (and K-1s reflecting the same) made by the Company shall be based on the record ownership of Membership Units at the time for which such allocations or distributions are attributable. For example, it shall be a Member’s responsibility in the event of a transfer of a Membership Interest in the Company (permitted under this Agreement) to request Board approval with respect to allocations or distributions being made to any transferee that arise from allocations or distributions attributable to a prior year where, at year end, the transferring member was the record owner of the Membership Units.

      (d) Notwithstanding any provision herein to the contrary, in the event of Termination and Dissolution of the Company, sale of substantially all of its assets, or other action causing a distribution to Members other than in the ordinary course of business of the Company, the Board shall be authorized and shall adjust the distribution to any member (to include Founding Member) so that the Member will receive first, a distribution based upon the Members Percentage Interest as required by law and generally accepted principles of accounting, to the extent necessary to equalize all Members Capital Account Balances, and thereafter by Percentage of Membership Units.

      5.6     Transfer of Capital Accounts. In the event all or a portion of an Interest in the Company is Transferred in accordance with the terms of the Articles of Organization and this Agreement, the transferee shall succeed to that portion of the Capital Account of the transferor which is allocable to the transferred Interest.

SECTION 6

MANAGEMENT OF THE COMPANY

      6.1     Management.

      (a) The Company shall be managed by a Board of Governors appointed by the Members in accordance with Section 6.1(c). All powers of the Company shall be exercised by or under the authority of, and the business affairs of the Company managed under the direction of the Board of Governors in accordance with this Agreement. Individual Governors or Officers designated by the Board from time to time may act for or on behalf of the Company and execute all agreements on behalf of the Company and otherwise bind the Company as to third parties without the consent of the Members or remainder of the Board of Governors; provided, however, that with respect to those issues requiring approval of the Members under the Act or as set forth in this Agreement, such approval must first be obtained.

      (b) The salaries and other compensation, if any, of the Governors for management services shall be fixed annually by a majority vote of the Board.

      (c) The initial Board of Governors shall be comprised of natural persons as stated in the Articles of Organization. The Board of Governors shall consist of no less than five, nor more than 13 individuals, the number being fixed from time to time by the Board of Governors. A majority of the Governors shall be elected by the Members, subject to the right of the Governors to fill vacancies to the extent provided by Section 6.6 below. In addition, by majority vote of the Member-elected Governors, the Board itself may appoint a number of Governors (so long as the appointed Governors do not thereafter represent 50% or more of the total number of Governors) for terms not to exceed three years, including to fill a Board position newly created by an increase in the number of Governors. The Members shall, by the affirmative vote of a Majority in Interest of the Members, elect Governors (except those appointed by the Board of Governors) as follows: at the first annual meeting of members, one-third (rounded to the nearest whole number) of the total number of Governors shall be elected for a three-year term (“Class I”); at the second annual meeting of the Members, one-third (rounded to the nearest whole number) of the Governors shall be elected for a three-year term (“Class II”); and at the third annual meeting of the Members, the balance of the Governors shall be elected for a three-year term (“Class III”). Each Governor shall serve until his or her successor is duly elected or, if earlier, until such Governor’s death, resignation or removal. At the date hereof, the Company has two of each Class of Governors.

      6.2     Authority of the Board of Governors. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the Board of Governors shall have and may exercise on behalf of the Company, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company. Such powers shall include, without limitation, the power to:

(a) Expend Company funds in connection with the operation of the Company’s business or otherwise pursuant to this Agreement;

(b) Employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants;

(c) Prosecute, settle or compromise all claims against third parties, compromise, settle or accept judgment on, claims against the Company and execute all documents and make all representations, admissions and waivers in connection therewith;

(d) Borrow money on behalf of the Company from any Person, issue promissory notes, drafts and other negotiable and nonnegotiable instruments and evidences of indebtedness, secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, property of the Company, whether at the time owned or thereafter acquired;

(e) Hold, receive, mortgage, pledge, lease, transfer, exchange, otherwise dispose of, grant options with respect to, and otherwise deal in the exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all property of whatever nature held or owned by, or licensed to, the Company;

(f) Lend any of the Company property with or without security;

(g) Have and maintain one or more offices within or without the State of Minnesota;

(h) Open, maintain and close bank accounts and money market mutual funds accounts, and draw checks and other orders for the payment of monies;

(i) Engage accountants, custodians, consultants and attorneys and any and all other agents and assistants (professional and nonprofessional) and pay such compensation in connection with such engagement that the Board of Governors determines is appropriate.

(j) Enter into, execute, make, amend, supplement, acknowledge, deliver and perform any and all contracts, agreements, licenses, and other instruments, undertakings and understandings that the Board determines is necessary, appropriate or incidental to carrying out the business of the Company;

(k) Establish one or more committees of the Board, including an audit committee in compliance with the Securities Exchange Act of 1934, as amended, and a compensation committee.

(l) File a petition in bankruptcy on behalf of the Company; and

(m) Delegate to the Chairman, President and other Officers such responsibility and authority as the Board deems necessary or appropriate from time to time.

In exercising its powers, the Board of Governors may (i) rely upon and shall be protected from acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, or document believed by him or her to be genuine and to have been signed or presented by the proper party or parties; (ii) consult with counsel, accountants, and other experts selected by him or her and any opinion of an independent counsel, accountant or expert shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Board of Governors in good faith and in accordance with such opinion; and (iii) execute any of his or her powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

      6.3     Obligations of the Board of Governors. The Board of Governors shall:

(a) Devote to the Company and apply to the accomplishment of Company purposes so much of the Board of Governors time and attention as they determine to be necessary or advisable to manage properly the affairs of the Company.

(b) Maintain accounting records from which a Company Capital Account Balance can be determined for each Member;

(c) Execute, file, record or publish all certificates, statements and other documents and do all things appropriate for the formation, qualification and operation of the Company and for the conduct of its business in all appropriate jurisdictions;

(d) Employ attorneys to represent the Company when necessary or appropriate;

(e) Use their best efforts to maintain the status of the Company as a “limited liability company” for state law purposes, and as a “partnership” for federal income tax purposes;

(f) Have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, and not employ or permit others to employ such funds or assets (including any interest earned thereon) in any manner except for the benefit of the Company; and

(g) Maintain a current list of the names, last known addresses and Percentage Interest of each Member at the Company’s principal office.

      6.4     Resignation of Governor. Any Governor may resign as Governor of the Company upon written notice to the Board of Governors.

      6.5     Removal of a Governor. Any Governor may be removed from time to time with or without cause by the affirmative vote of Members holding a majority of the Membership Units.

      6.6     Vacancies. Any vacancy occurring in the position of Governor as a result of the resignation, removal or death of a Governor may be filled by the affirmative vote of a Majority of the Board based on the remaining Governors. Vacancies occurring as a result of an increase in the number of Governors shall be filled as described in Section 6.1(c) above.

      6.7     Meetings of the Board. Meetings of the Board may be called by the Chairman of the Board or any two (2) Governors and shall be held at the principal place of business of the Company, or elsewhere as the notice of such meeting shall direct. Except as otherwise expressly provided in this Agreement, the Articles, or the Act, the affirmative vote of a majority of the Governors present at a duly convened meeting of the Board at which a quorum is present shall constitute the act of the Board.

      6.8     Place of Meeting. The Board may designate any place, either in or out of the State of Minnesota, as the place of meeting for any meeting. If no designation is made, the place of meeting shall be the Company’s principal office. Governors may attend any such meeting in person or by telephone or video conference call.

      6.9     Notice of Meeting. Written or oral notice of every meeting of the Board, stating the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be given by the Secretary of the Company to each other Governor at least twenty-four (24) hours prior to the meeting, unless such notice is waived in accordance with Section 9 hereof.

      6.10     Quorum. The presence of a Majority of the Governors shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the Governors represented may adjourn the meeting from time to time without further notice.

      6.11     Officers.

      (a) The Board may elect a Chairman, Vice Chairman, President, and one or more Vice Presidents, from among its Governors. The Board shall elect a Chief Manager, Treasurer and Secretary. Officers need not be Governors. Any two (2) or more offices may be held by the same person.

      (b) The Officers of the Company shall be elected annually by the Board at the first meeting of the Board held after each annual meeting of Members. If the election of Officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently possible. Vacancies may be filled or new offices created and filled at any meeting of the Board. Each Officer shall hold office until his or her successor shall have been duly elected and qualified or until his or her death, or until he or she shall resign or shall been removed in the manner hereinafter provided. Election or appointment of an Officer or agent shall not of itself create contract rights.

      (c) Any Officer or agent may be removed by the Board at any time with or without cause, but such removal does not affect the contract rights, if any, with the Company of the person so removed.

      (d) A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board for the unexpired portion of the term. An Officer may resign at any time by delivering notice to the Company. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Company accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date.

      6.12     Liabilities of Governors. In carrying out their duties hereunder, the Governors shall not be liable to the Company or to any Member for any actions taken in good faith and reasonably believed by them to be in the best interest of the Company or in reliance of the provisions of this Agreement or the Articles or for good faith errors of judgment. The Governors shall not be expected to devote their full time and attention to the affairs of the Company, but shall devote such amounts of time and attention as are reasonable and appropriate in their good faith judgment under the circumstances prevailing from time to time.

      6.13     Indemnification of the Governors, their Affiliates and Control Persons.

      (a) Neither the Governors nor any Officer shall be liable to the Company or any Member for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the

Company if the Board determines that such course of conduct was in the best interest of the Company and did not result from the negligence or misconduct of such Governor or Officer.

      (b) To the fullest extent permitted by law, the Governors and Officers (each such person being referred to herein as an “Indemnitee”), shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts arising from any and all claims (including attorneys fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which they may be involved as a party or otherwise, by reason of their management of the affairs of the Company whether or not they continue to be such at the time any such liability or expense is paid or incurred; provided that Indemnitee shall not be entitled to the foregoing indemnification if a court or competent jurisdiction shall have determined that such losses, claims, damages, liabilities, expense or such other amounts resulted primarily from the negligence or misconduct of such Indemnitee. The termination of a proceeding by judgment, order, settlement or conviction upon a plea of nolo contendre or its equivalent, shall not, of itself, create any presumption that such losses, claims, damages, liabilities, expenses or such other amounts resulted primarily from the negligence or misconduct of any Indemnitee or that the conduct giving rise to such liability, was not in the best interest of the Company. The Company shall also indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Indemnitee is or was an agent of the Company, against any losses, claims, damages, liabilities, expenses or any other amounts incurred by such Indemnitee in connection with the defense or settlement of such action; provided that no Indemnitee shall be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such losses, claims, damages, liabilities, expenses or such other amounts resulted from the negligence or misconduct of such Indemnitees. To the extent permitted by law, the Company may advance any Indemnitee any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Indemnitee on behalf of the Company, and (ii) the Indemnitee gives a full recourse promissory note to the Company for the amounts of such advances payable in the event that the Indemnitee is determined to be not entitled to indemnification hereunder.

      (c) The indemnification provided by paragraph (b) of this Section 6.13 shall not be deemed to be exclusive of any other rights to which an Indemnitee may be entitled under any agreement as a matter of law, in equity or otherwise, and shall continue as to an Indemnitee who has ceased to have an official capacity and shall inure to the benefit of the heirs, successors and administrators of such Indemnitee.

      (d) Any indemnification pursuant to this section will be payable only from the Company’s net assets.

      (e) Notwithstanding anything to the contrary contained in Section 6.13, the Company and any person acting as broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(i) There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(ii) Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

(iii) A court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

      (f) In addition to the provisions of Section 6.13(b) above, the advancement of Company funds to an Affiliate for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following additional conditions are satisfied:

(i) The legal action is initiated by a third party who is not a Member, or the legal action is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and

(ii) The promissory note to the Company for repayment of advanced funds in cases where the Affiliate is found not to be entitled to indemnification shall provide for repayment with the applicable legal rate of interest thereon.

      6.14     Transactions with the Governors or their Affiliates. Subject to the other express provisions of this Agreement, the Board, on behalf of the Company, may enter into contracts with the Governors, Officers or Members (or their Affiliates), provided that any such transaction shall be on terms no more favorable to the Governors, Officers or Members (or their Affiliates) than generally afforded to non-affiliated parties in a similar transaction. All such transactions shall be approved by a majority of the disinterested Governors if such Governors, as fiduciaries, determine such self-dealing arrangements are in the best interest of the Company.

      6.15     Conflicts of Interest. Subject to the other express provisions of this Agreement, the Governors at any time and form time to time may engage in and possess interest in other business ventures of any and every type and description, independently or with others, including one in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate therein.

      6.16     Limitations. Notwithstanding the other provisions of this Agreement to the contrary, the Company shall comply with the following provisions:

(a) Lending Practices. On financing made available to the Company by any Affiliate, the Affiliate may not receive interest in excess of the lesser of the Affiliate’s cost of funds or the amounts which would be charged by unrelated lending institutions on comparable loans for the same purpose. The Affiliate shall not impose a prepayment charge or penalty in connection with such financing and the Affiliate shall not receive points or other financing charges. The Affiliate shall be prohibited from providing Permanent Financing for the Company. For purposes of this Section, “Permanent Financing” shall mean any financing with a term in excess of 12 months. Despite the foregoing, any Affiliate shall not be precluded from providing financing to the Company, including Permanent Financing, on such terms, and with such interest, prepayment charges or penalties and points or other financing charges, as are not less favorable to the Company as the terms and conditions imposed by a non-Affiliate lender to the Company participating in the same (or in the same series of), or in similar, transactions with the Company.

(b) Sales and Leases to the Company. The Company shall not purchase or lease assets in which an Affiliate has an interest unless the assets are sold upon terms fair to the Company and at a price not to exceed the lesser of cost or fair market value as determined by a person with no material current or prior business or personal relationship with the Affiliate who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is qualified to perform such work. Notwithstanding the foregoing, the Affiliate may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Company or completion of construction of the assets, provided that (i) the assets are purchased by the Company for a price no greater than the cost of the assets to the Affiliate, (ii) all income generated by, and expenses associated with, the assets so acquired shall be treated as belonging to the Company and (iii) there are no other benefits arising out of such transaction to the Affiliates apart from compensation otherwise permitted by this Agreement.

Despite any of the above, this Section 6.16(b) shall not apply as to any transaction described or contemplated in the Company’s Registration Statement (as defined in Section 8.1 hereof) to the extent such transaction is approved in the manner described in Section 6.14 hereof. Without limitation, the exception provided by this paragraph applies to (i) the proposed construction of the Company’s ethanol plant by Fagen, Inc. and (ii) the proposed supply of corn to the Company by the Farmers Cooperative Elevator Company.

      6.17     Rebates, Kickbacks and Reciprocal Arrangements. No rebates or give-ups may be received by the Company nor may the Company participate in any reciprocal business arrangements which would circumvent the other provisions of this Agreement, including the restrictions on dealing with Affiliates. The Company shall not directly or indirectly pay or award any commissions or other compensation to any person engaged to sell Units or give investment advice to a potential Member; provided, however, that this clause shall not prohibit the payment to a registered broker-dealer or other properly licensed person of normal sales commissions for selling Units.

      6.18     Commingling. The Company’s funds shall not be commingled with the funds of any other person except through a master fiduciary account pursuant to which a separate sub-trust account is established for the benefit of the Company.

      6.19     Expenses and Payments. All expenses of the Company shall be billed to and paid by the Company.

      6.20     Investments in Other Companies. The Company shall be permitted to invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets. However, in the event of such an investment, the Company must have an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture including (i) review of all contracts entered into by the general partnership or joint venture entity, (ii) causing a sale or refinancing of the general partnership or joint venture entity’s assets or its interest therein, (iii) approval of budgets and major capital expenditures, (iv) the right to veto any sale or refinancing of the general partnership or joint venture entity’s assets and (v) exercising a right of first refusal on any sale or refinancing by the joint venture partner of its interest in the general partnership or joint venture entity’s assets. No duplicate fees shall be allowed with regard to the management or operation of the general partnership or joint venture entity. All other investments in other companies are prohibited.

SECTION 7

RIGHTS AND OBLIGATIONS OF MEMBERS

      7.1     Limitation of Liability. Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.

      7.2     Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond his or her respective Capital Contributions except as provided in Section 7.6 or as otherwise required by law.

      7.3     Liability to Third Parties. No Member or Governor is liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, including under a judgment, decree or order of a court.

      7.4     Lack of Authority. No Member (other than a Governor or an Officer as provided under Section 6) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

      7.5     Member Liability to the Company. A Member who receives a Distribution made by the Company in violation of this Agreement or the Act is liable to the Company to the extent provided by the Act.

      7.6     Representations and Warranties. Each Member hereby represents and warrants to the Company that: (i) the Member has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder, and that all actions necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (ii) the Member has duly executed and delivered this Agreement; and (iii) the Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which the Member is a party or by which the Member is bound.

      7.7     Member Information.

      (a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the information to which that Member is entitled to have access pursuant to the Act, under the circumstances therein stated.

      (b) The Members acknowledge that, from time to time, they may receive information from or concerning the Company in the nature of trade secrets, the release of which may damage the Company or Persons with which it does business. Each Member shall hold in strict confidence any trade secret information that it receives concerning the Company that is identified a being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member or Governor, except for disclosures (i) compelled by law (but the Member must notify a Governor promptly of any request for that information, before disclosing it, if legal and practicable); (ii) to Persons to whom that Member’s Interest may be transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 7.7, or (iii) of information that the Member also has received from a source independent of the Company and the Member reasonably believes that source obtained the information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section 7.7 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 7.7 may be enforced by specific performance.

      7.8     Membership Certificates. “Membership Certificates” in the form determined by the Board may be delivered representing all Interests to which Members are entitled. If issued, such Member Certificates shall be separately numbered, and shall be entered in the books of the Company and on the Membership Register, as they are issued. Each Member Certificate shall state on the face thereof the holder’s name, the Interests and such other matters as may be required by applicable laws. Each such Membership Certificate shall be signed by a Governor of the Company. The signature of the Governor upon the Membership Certificates may be by facsimile. Subject to Section 10, upon surrender to the Company of a Membership Certificate for Interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to Transfer, it shall be the duty of the Company to issue a new Membership Certificate to the person entitled thereto, cancel the old Membership Certificate and record the transaction upon its books and records and the Membership Register. Each Member hereby agrees that the following legend, as the same may be amended by the Board in its sole discretion, may be placed upon any counterpart of this Agreement, the Articles, or any other document or instrument evidencing ownership of Units:

The sale, pledge, hypothecation, assignment or transfer of the ownership interest represented by this CERTIFICATE OF OWNERSHIP is subject to the terms and conditions of the Operating and Member Control Agreement of Granite Falls Community Ethanol Plant, LLC, as amended from time to time. Copies of the Operating and Member Control Agreement may be obtained upon written request to the Board of Governors of Granite Falls Community Ethanol Plant, LLC.

SECTION 8

MEETINGS OF MEMBERS

      8.1     Voting Power. Except as otherwise provided herein, the affirmative vote of Members holding a Majority of the total Percentage of Membership Units represented at a meeting at which there is a quorum present shall be the act of the Members. Commencing from and after the date of effectiveness (the “Registration Statement Effective Date”) of the Company’s Registration Statement on Form SB-2 filed with the U.S. Securities and Exchange Commission in February 2004, SEC File No. 333-112567 (the “Registration Statement”), the Members may, to the extent permitted by law, effect the following transactions (without any action by the Governors) by the affirmative vote of the holders of a majority of the outstanding Membership Units: (i) the amendment of this Agreement; (ii) the dissolution of the Company; (iii) the removal and/or replacement of a Governor; or (iv) the approval or disapproval of the sale of all or substantially all of the Company’s assets not in the ordinary course of business.

      8.2     No Cumulative Voting. No Member shall be entitled to cumulative votes for the election of Governors or otherwise.

      8.3     Meetings of Members. The annual meeting of Members shall be held on such date as the Board shall by resolution specify within a period commencing on January 1 and ending on June 30 in each year, beginning with 2005. At each annual meeting, Members shall conduct such business as may be properly presented to such meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. Special meetings of Members of the Company may be called by the Chairman of the Board, by any three (3) Governors, or by a Member or Members holding at least a ten percent (10%) Percentage Interest and shall be held at the principal place of business of the Company, or elsewhere as the notice of such meeting shall direct. Members may attend any such meeting in person or by proxy.

      8.4     Place of Meeting. The Board of Governors may designate any place, either in or out of the State of Minnesota, as the place of meeting for any meeting. If no designation is made, the place of meeting shall be the Company’s principal office.

      8.5     Notice of Meetings. Written notice stating the date, time and place of the meeting and, as to a special meeting, a description of the purpose or purposes for which the meeting is called, shall be mailed or provided in person not fewer than fifteen (15) nor more than sixty (60) calendar days before the date of the meeting, by or at the direction of the Board of Governors to each Member of record at time of notice entitled to vote at the meeting. If mailed, such notice is effective when mailed addressed to the Member’s address shown in the Company’s current record of Members, with postage prepaid.

      8.6     Quorum. The presence of Members holding 40% or more of the Percentage of Membership Units in the Company in person or by proxy shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the Percentage of Membership Units represented may adjourn the meeting from time to time without further notice.

      8.7     Matters Submitted for Shareholder Vote Which Involve an Interested Governor. A Governor may not vote or consent on matters submitted to the Members regarding the removal of the Governor or regarding any transaction between the Company and the Governor. In determining the existence of the requisite percentage in interest of the Company necessary to approve a matter on which a Governor may not vote or consent, the Membership Units owned by the Governor shall be excluded.

SECTION 9

WAIVER AND CONSENT

      9.1     Written Waiver. Whenever any notice whatsoever is required to be given under the provisions of this Agreement or under the provisions of the Articles or the Act, waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

      9.2     Waiver by Attendance. A Member’s or Governor’s attendance at a meeting of the Members or Governors, respectively: (i) waives objection to lack notice or defective notice of the meeting, unless the Member or Governor at the beginning of the meeting or promptly upon the Member’s or Governor’s arrival objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member or Governor objects to considering the matter when it is presented.

      9.3     Consent to Action Without Meeting. Any action required or permitted to be taken by the Members or Managers by vote, pursuant to this Agreement or by law, may be taken without a meeting as provided by law. Any action required or permitted to be taken at a Board of Governors meeting may be taken by written action signed by all of the Governors.

SECTION 10

TRANSFER OF MEMBERSHIP INTERESTS

      10.1     Restrictions on Transfer. No Member shall Transfer all or any portion of an Interest without the prior written consent of the Board of Governors which consent may be withheld in the sole discretion of the Board. Notwithstanding anything contained herein to the contrary, no Member shall Transfer any Unit if, in the determination of the Board, such Transfer would cause the Company to be treated as a Publicly Traded Partnership, and any Transfer of Unit(s) not approved by the Board of Governors or that would result in a violation of the restrictions in this Agreement or applicable law shall be null and void with no force or effect whatsoever, and the intended transferee shall, acquire no rights in such Unit.

      10.2     Permitted Transfers. Subject to Section 10.1 above and the limits on total maximum ownership set forth in Section 4.3 of this Agreement, any Transfer of Units made in accordance with the following provisions will constitute a “Permitted Transfer” for purposes of this Agreement.

(a) A Transfer by a Member and any related persons (as defined in the Code) in one or more transactions during any thirty (30) calendar day period of Interests representing in the aggregate more than two percent (2%) of the total Interests in Company.

(b) A Transfer or series of related Transfers by one or more Members (acting together) which involves the Transfer of fifty percent (50%) or more of the outstanding Units; or

(c) Transfers of Units effected through a qualified Matching Services Program; or

(d) A Transfer by gift or bequest only to a spouse or child of such transferring Member, or to a trust established for the benefit of such spouse or child, or to an existing Member of the Company upon ten (10) days prior written notice to the Company of such gift.

      10.3     Conditions Precedent to Transfers. The Board of Governors, in its sole discretion, may elect not to recognize any Transfer of Units unless and until the Company has received:

      (a) An opinion of Company counsel (whose fees and expenses shall be borne by the Company), together if required by the Board as a condition of Transfer, an opinion of the transferor’s counsel (whose fees and expenses shall be borne by the transferor), satisfactory in form and substance to the Board that such Transfer may be lawfully made without registration or qualification under applicable state and federal securities laws, or such Transfer is properly registered or qualified under applicable state and federal securities laws and if requested by the Company that such Transfer will not cause the Company to be treated as a Publicly Traded Partnership;

      (b) Such documents and instruments of conveyance executed by the transferor and transferee as may be necessary or appropriate in the option of counsel to the Company to effect such Transfer, except that in the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation of legal evidence of such Transfer, in form and substance satisfactory to the Company;

      (c) The transferor’s Membership Certificate;

      (d) The transferee’s taxpayer identification number and sufficient information to determine the transferee’s initial tax basis in the interests transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information, statements or returns;

      (e) Evidence satisfactory in form and substance to the Board that the transferee meets the maximum Unit ownership limitation set forth in Section 4.3 of this Agreement; and

      (f) Other conditions on the Transfer of Units adopted by the Board from time to time as it deems appropriate in its sole discretion.

      10.4     Death of Member.

      (a) Upon the death of any Member, the estate or personal representative of the deceased Member shall have the right and option to request the Company repurchase the deceased Member’s Interest subject to and in accordance with the applicable Code and Treasury Regulations regarding Publicly Traded Partnership. If the estate or personal representative exercises such right and option the Company shall, subject to Section 10.4(b) below, purchase the deceased Member’s Interest at the Fair Market Value of such Interest in effect at the date of death as determined in accordance with Section 10.10 below, and on the terms and conditions set forth in Section 10.5 and Section 10.6 below. This right and option may be exercised by the deceased Member’s estate or personal representative by providing written notice to the Company within one hundred twenty (120) days after the date of the Member’s death; provided, however, the Company will not repurchase such interest earlier than sixty (60) days after receipt of the written notice from the estate or personal representative requesting the purchase.

      (b) Any Transfer pursuant to this Section 10.4 shall be subject to a determination by the Board that such Transfer shall not cause the Company to be deemed a Publicly Traded Partnership, and such Transfer shall be affected in accordance with this Agreement, the Code and applicable Treasury Regulations, and shall be further subject to the prior approval of the Board which may be withheld in its sole discretion.

      10.5     Payment Terms. If the purchase price for an Interest transferred pursuant to Section 10.4 above exceeds five thousand dollars ($5,000.00), the Company shall have the option to pay for the Interest purchased by paying five thousand dollars ($5,000.00) at Closing (as defined below) and executing a promissory note for the balance of the purchase price. The promissory note shall be paid in five (5) equal annual installments due on the anniversary date of the Closing and shall accrue interest per annum at a rate determined by the Board which shall not be less than the then current prime rate established by any major bank selected by the Board for loans to the bank’s most creditworthy commercial borrowers. The Company may prepay the promissory note, in whole or in part, at any time without penalty or premium.

      10.6     Events in Connection with the Sale of Interests.

      (a) If there is a sale of Interest under Section 10.4 of this Agreement to the Company, the closing (“Closing”) shall occur at a time mutually agreeable to the parties and in accordance with the time periods set forth in the applicable provision of this Agreement; provided, however, the Closing shall not occur until at least sixty (60) days after the Company’s receipt of notice from the estate or personal representative requesting the Company repurchase the deceased Member’s Interest, but in no event later than one hundred twenty (120) days after the date of the Company’s receipt of such notice.

      (b) In the event of a sale of Interest under Section 10.4 of this Agreement to the Company, the purchase price shall be increased or decreased, as the case may be, by an amount equal to any indebtedness owed the deceased Member by the Company, or the deduction of any indebtedness owed the Company by the deceased Member, or both.

      (c) In the event of the sale of Interests under this Agreement by a Member, all rights of the Member with respect to the Interest, including the right to vote such Interest and to receive distribution, shall terminate at Closing, except for the Member’s right to receive payment therefor.

      10.7     Redemption of Interests.

      (a) A Member (the “Requesting Member”) may request redemption of his or her Interest upon no less than sixty (60) calendar days’ prior written notice to the Board of Governors. The Board, in its sole discretion, shall determine whether to redeem such Interest and the Board is under no obligation to redeem any Interest or any Requesting Member.

      (b) Notwithstanding anything contained herein to the contrary, any redemption pursuant to this Section 10.7 shall be subject to a determination by the Board, in its sole discretion, that such redemption shall not cause the Company to be deemed a Publicly Traded Partnership, and such redemption shall be affected in accordance with this Agreement, the Code and applicable Treasury Regulations, and shall be further subject to the prior approval of the Board which may be withheld in its sole discretion.

      10.8     Redemption Payment.

      (a) Upon the redemption of a Member under Section 10.7, the Requesting Member shall be entitled to a payment equal to the Fair Market Value of such Member’s Interest in the Company as of the date of the Company’s receipt of the Member’s request for redemption (the “Redemption Payment”); provided, however, if the remaining Members of the Company agree to dissolve the Company in accordance with Section 13.1 of this Agreement, then in no event shall such Member be entitled to a Redemption Payment by such Member will be entitled to such Member’s share of the assets of the Company pursuant to Section 13.3 below.

      (b) The Redemption Payment shall not be paid until at least sixty (60) days after the Company’s receipt of the notice from the Requesting Member required under Section 10.7(a) above. The Redemption Payment shall be paid in cash, or if the Redemption Payment exceeds five thousand dollars ($5,000), the Company shall have the option to pay the Redemption Payment by paying five thousand dollars ($5,000) upon the effective date of the redemption and executing a promissory note for the balance of the Redemption Payment. Such note shall be dated and delivered on the effective date of the withdrawal and shall be paid in five (5) equal annual installments due on the anniversary date of the withdrawal and shall accrue interest per annum at a rate determined by the Board which shall not be less than the then current prime rate established by any major bank selected by the Board for loans to the Bank’s most creditworthy commercial borrowers. The Company may prepay the promissory note, in whole or in part, at any time without penalty or premium.

      (c) The Redemption Payment shall be increased or decreased, as the case may be, by an amount equal to any indebtedness owed the Requesting Member by the Company, or the deduction of any indebtedness owed the Company by the Requesting Member, or both. All rights of the Member with respect to the Interest, including the rights to vote such Interest and to receive distributions, shall terminate at Closing, except for the Member’s right to receive payment therefor upon the effective date of the redemption which shall be determined in accordance with Section 10.9 below.

      10.9     Effective Date of Transfer.

      (a) Any Transfer of a Unit shall be deemed effective as of the day of the month and year: (i) which the Transfer occurs (as reflected by the form of assignment); and (ii) the transferee’s name and address and the nature and extent of the Transfer are reflected in the records of the Company; provided, however, the effective date of a Transfer for purposes of allocation of Profits and Losses and for Distributions shall be determined pursuant to Section 10.9(b) below. Any transferee of a Unit shall take subject to the restrictions on transfer imposed by this Agreement.

      (b) The Board, in its sole discretion, may establish interim periods in which transfers may occur (the “Interim Transfer Periods”); provided, however, the Board shall provide Members reasonable notice of the Interim Transfer Periods and advance notice of any change to the Interim Transfer Periods. For purposes of making allocations of Profits and Losses, and Distributions, the Company will use the interim closing of the books method (rather than a daily proration of profit or loss for the entire period) and recognize the Transfer as of the first day following the close of Interim transfer Period in which the Member complied with the notice, documentation and information requirements of Article 10. All Distributions on or before the end of the applicable Interim Transfer Period in which such requirements have been substantially complied with shall be made to transferor and all Distributions thereafter shall be made to the transferee. The Board the authority to adopt other reasonable methods and/or conventions.

      (c) The Board shall have the power and authority to adopt another reasonable method and/or convention with respect to such allocations and distributions; provided neither the company, the Board, any Governor nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.9 (other than tax liabilities which may be incurred by Members), whether or not the Board or any Governor or the Company or any Member has knowledge of any Transfer of ownership of any Interest in the Company.

      10.10     Fair Market Value. Upon the Transfer of any Interest pursuant to Section 10.4, or the redemption of an Interest pursuant to Section 10.7, the purchase price or Redemption Payment shall be equal to the Fair Market Value of the Interest. “Fair Market Value” of an Interest on any date shall, unless otherwise specifically provided in this Agreement, be equal to the most recent fair market valuation determination of the per Unit value of the Company by the Board in good faith; provided, that such valuation shall be calculated on a basis as consistent as practicable from period to period. The Board may, in its sole discretion, employ the advice of independent and qualified professionals in the determination of the Fair Market Value, but is not under any obligation to do so. The Fair Market Value of the Company shall be determined at least annually. Valuations shall generally be preformed, at the discretion of the Board, as of the end of each fiscal year of the Company’s operations at the annual meeting of the Board; however, the Board, in its sole discretion, may have fair market valuations of the Company performed at any time or from time to time during any year and, except as otherwise specifically provided in this agreement, shall utilize the results of the most recent valuation in determining the Fair market Value of an Interest for purposes of this Agreement. No Member or any party other than the Board shall have the right to require or request that a new or more recent valuation be performed for purposes of determining the Fair Market Value of the Company or an Interest hereunder. The Company shall not establish the Fair Market Value more than four (4) times during the Company’s taxable year.

      10.11     Expenses. Except as otherwise expressly provided herein, all expenses of the Company incident to the admission of the transferee to the Company as a Member shall be charged to and paid by the transferring Member.

SECTION 11

RECORDS, FINANCIAL AND TAX REPORTING

      11.1     Records and Accounting. The books of account and other records of the Company shall be maintained at the Company’s principal place of business. The Company shall prepare its financial statements using generally accepted accounting principles, consistently applied. The Board shall cause to be prepared and distributed to the Members an annual report within 120 days after the end of the Company’s fiscal year. The annual report shall contain:

      (a) a balance sheet as of the end of each fiscal year and statements of income, Member’s equity and cash flow for the year then ended, and accompanied by an auditor’s report containing an opinion of an independent certified public accountant;

      (b) a report of the material activities of the Company during the period covered by the report; and

      (c) a report setting forth distributions to Members for the period covered which separately identifies distributions from (i) cash flow from operations during the period, (ii) cash flow from operations during a prior period which have been held as reserves, (iii) proceeds from the disposition of Company assets and (iv) reserves from the gross proceeds of the offering originally obtained from the Members.

      The Company may alternatively satisfy the above requirements by distributing to Members a copy of the Company’s annual report on Form 10-K or 10-KSB as filed with the U.S. Securities and Exchange Commission.

      11.2     Tax Information. The Board will use its best efforts to cause to be delivered, within 75 days after the end of each fiscal year of the Company, to the Members and Persons who were Members during such fiscal year all information concerning the Company necessary to enable such Member or Person to prepare such Member’s (or Person’s) Federal and state income tax returns for such fiscal year, including a statement indicating such Member’s (or Person’s) share of Profits, Loses, deductions and credits for such fiscal year for federal and state income tax purposes, and the amount of any Distribution made to or for the account of such Member or Person during such fiscal year pursuant to this Agreement.

      11.3     Tax Returns. The Board shall cause income tax returns for the Company to be prepared and timely filed in accordance with applicable law.

      11.4     Tax Matter Member. The Board shall designate, from time to time, a Member to perform all duties imposed by Sections 6221 and 6232 of the Code as “tax matter partner” of the Company. The Company shall indemnify, to the full extent permitted by law, the tax matter partner from and against any damages and losses (including attorneys’ fees) arising out of or incurred in connection with any action taken or omitted to be taken by in carrying out responsibilities as tax matter partner, provided such action taken or omitted to be taken does not constitute fraud, gross negligence or willful misconduct.

      11.5     Access to Books and Records.

      (a) A Member of the Company shall be entitled to inspect and copy to the extent provided by law and during regular business hours at the Company’s principal office the required records to be kept by the Company under the Act if he or she gives the Company written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy.

      (b) The Company shall update an alphabetical list of Members and their addresses, business telephone numbers and Company ownership information (“the Member List”) at least quarterly to reflect changes in the information contained therein. The Company shall mail a copy of the Member List to any Member properly requesting the Member List within ten days of the request. The copy of the Member List shall be printed in alphabetical order, on white paper and in a readily readable type size (in no event smaller than 10-point type). The Company may charge a reasonable fee for copy work.

      (c) The purposes for which a Member may request a copy of the Member List include, without limitation, matters relating to Members’ voting rights under this Agreement and the exercise of Members’ rights under federal proxy laws.

      (d) If the Company neglects or refuses to exhibit, produce or mail a copy of the Member List as properly requested, the Company shall be liable to any Member properly requesting the list for the costs, including attorneys’ fees, incurred by that Member for compelling the production of the Member List, and for actual damages suffered by any Member by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Member List is to secure such list of Members or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Member relative to the affairs of the Company. The Company may require the Member requesting the Member List to represent that the list is not requested for a commercial purpose unrelated to the Member’s interest in the Company. The remedies provided hereunder to Members requesting copies of the Member List are in addition to, and shall not in any way limit, other remedies available to Members under federal law, or the laws of any state.

SECTION 12

FISCAL AFFAIRS

      12.1     Elections.

      (a) The Board of Governors may elect to adjust the basis of the assets of the Company for federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of Company property as described in Section 734 of the Code or a transfer by any Member of the Interest of such Member in the Company as described in Section 743 of the Code.

      (b) The Board of Governors, at any time and from time to time, may also make such other tax elections as it deems necessary or desirable, in its discretion.

      12.2     Interim Closing of the Books. There shall be an interim closing of the books of account of the Company (i) at any time a taxable year of the Company shall end pursuant to the Code, and (ii) at any other time determined by the Board of Governors to be required for good accounting practice or otherwise appropriate under the circumstances.

SECTION 13

TERMINATION AND DISSOLUTION

      13.1     Events Requiring Termination and Dissolution. The Company shall be dissolved upon the occurrence of any event, which would make unlawful the continuing existence of the Company, or in accordance of the Act, as amended from time to time (a “Liquidating Event”).

      13.2     Winding Up Period. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its credits and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the assets of the Company have been distributed pursuant to this Section and the Company has terminated. The Board shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company’s liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the Value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the manner required by the Act. Without limiting the generality of the foregoing, the Board of Governors, in carrying out such winding up and distribution, shall have full power and authority to sell the Company’s assets, or any part thereof, or to distribute the same in kind to the Members.

      13.3     Distribution.

      (a) Upon the occurrence of a Liquidating Event and the dissolution of the Company, the affairs of the Company shall be wound up in accordance with Section 13.2 above. The fair market value of the assets of the Company shall be determined, with the Value of any real or personal property held by the Company being determined in accordance with paragraph (d) of Section 5.4 and the fair market value of any other assets held by the Company (other than cash) being determined by an independent appraiser selected by the Board. Thereupon, the assets of the Company shall be distributed in the following manner and order: (i) to the claims of all creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, other than liabilities for distributions to Members; (ii) to Members and former Members in satisfaction of liabilities for distribution, pursuant to or as required by the Act, and (iii) subject to sections 5.4 and 5.5, to the Members with positive Capital Account Balances in accordance with their Percentage Interests. Each such Member entitled to a distribution of any assets of the Company, pursuant to clause (iii) of this paragraph (a), shall receive such Member’s share of such assets in cash or, to the extent otherwise permitted in this Agreement, in kind, and the portion of such share that is received in cash may vary from Member to Member, all as the Board of Governors in their discretion my decide. If distributions to any Member upon termination of the Company are insufficient to return to such Member the full amount of such Member’s Capital Contribution, such Member shall have no recourse against the Board of Governors, the Company or against any other Member.

      (b) In the discretion of the Board, a Pro Rata portion of the distributions that would otherwise be made to the Members pursuant to Section 13.3(a) hereof may be:

(i) distributed to the trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Board, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 13.3(a) hereof; or

(ii) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

      13.4     Deficit Capital Account Balance. The Members shall have no liability to the Company, to the other Members, or to the creditors of the Company on account of any deficit balance in such Member’s Capital Account Balance except to the extent such deficit arises from the failure of the Member of the Member to contribute the full amount of its Capital Contribution. The Company shall be solely responsible for payment of liabilities to its creditors.

SECTION 14

MISCELLANEOUS

      14.1     Notices. All Notices or other communications under this Agreement shall be in writing (unless otherwise expressly provided herein) and shall be considered properly given if delivered by hand or mailed by first class United States Mail, postage prepaid, addressed in care of the respective Members or Governors at their last-known address. Notice may also be delivered by means of a confirmed telecopy, provided the original of the notice is also promptly deposited in the United States Mail, first class, postage prepaid, addressed to the Members or Governors at such address. Notice of change of address shall be given to the Company by hand or first class United States Mail, after the date or receipt of which notice, the change of address shall be effective. Unless actual receipt of a notice is required by an express provision hereof, any such notice shall be deemed to be effective as of the earliest of (a) the date of delivery or confirmed telecopy; or (b) the third business day following the date of deposit with the United States Post Office or in a regularly maintained receptacle for the deposit of United States Mail. Any refusal to accept delivery of any such communication shall be considered successful delivery thereof.

      14.2     Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Governor, Member, employee or agent of the Company or is or was serving at the request of the Company as a Governor, member, officer, governor, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of his or her status as such.

      14.3     Successors. This Agreement and all of the terms and provisions thereof shall be binding upon the Governors and all Members and their respective legal representatives, heirs, successors and permitted assigns.

      14.4     Applicable Law. This Agreement and the rights and obligations of the Members thereunder shall be construed and interpreted under the laws of the State of Minnesota without regard to its conflict of law principals.

      14.5     Amendments.

      (a) Prior to the Registration Statement Effective Date, and unless the Act requires differently, this Agreement may be modified or amended upon the Super-Majority Vote of the Board of Governors or upon an affirmative vote of two-thirds (2/3) of the total Percentage of Membership Units represented at a meeting at which there is a quorum present. Upon the modification or amendment of this Agreement, the Board shall promptly execute such amendments or other documents as the Company deems appropriate to reflect such amendments under the law of the State of Minnesota.

      (b) “Super-Majority Vote” shall mean the affirmative vote of two-thirds (2/3) or more of the Board of Governors.

      (c) Beginning on the Registration Statement Effective Date, the Board of Governors may take action under (a) above to modify or amend this Agreement only if the modification or amendment does not adversely affect the rights of Members. If the modification or amendment would adversely affect Members’ rights, then the modification or amendment must be approved by the holders of a majority of the outstanding Membership Units.

      14.6     Waiver of Partition. Each of the Members of the Company irrevocably waives any right to maintain any action for partition with respect to the property of the Company.

      14.7     Company Property. The legal title to any real or personal property or interest therein now or hereafter acquired by the Company shall be owned, held or operated in the name of the Company, and no Member, individually, shall have any ownership interest in such property.

      14.8     Acceptance of Prior Acts by New Members. Each Person becoming a Member, by becoming a Member, ratifies all action duly taken by the Company, pursuant to the terms of this Agreement, prior to the date such person becomes a Member.

      14.9     Section Headings. The division of this Agreement into sections, subsections and exhibits is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

      14.10     Severability. In the event that one or more of the provisions contained in this Agreement or any portions thereof are unenforceable or are declared invalid for any reason whatsoever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions of this Agreement, and each such unenforceable or invalid portion hereof shall be severable from the remainder of this Agreement and the remainder of this Agreement shall be interpreted as if such unenforceable or invalid provision or portion thereof had not been included as a part thereof.

      14.11     Agreement for Further Execution. At any time or times, upon the request of the Board, the Members agree to sign and swear to any certificate required by the Act, to sign and swear to any amendment to or cancellation of such certificate whenever such amendment or cancellation is required by law or by this Agreement, and to cause the filing of any of the same of record wherever such filing is required by law.

      14.12     Time. Time is an essential element to the performance of this Agreement by each Member.

      14.13     Copies Reliable and Admissible. This Agreement shall be considered to have been executed by a person if there exists a photocopy, facsimile copy, or a photocopy of a facsimile copy of an original hereof or of a counterpart hereof which has been signed by such person. Any photocopy, facsimile copy, or photocopy of facsimile copy of this Agreement or a counterpart hereof shall be admissible into evidence in any proceeding as though the same were an original.

      14.14     Entire Agreement. This Agreement is the sole operating agreement of the Company and constitutes the entire agreement among the parties; it supersedes any prior agreements or understandings among the parties, oral or written, all of which are hereby canceled.

      14.15     Gender. Whenever the context shall require each term stated in either the singular or plural shall include the singular and the plural, and the masculine or neuter pronouns shall include the masculine, the feminine and the neuter.

      14.16     No Waiver. No failure or delay on the part of any Member in exercising any rights under this Agreement, or in insisting on strict performance of any covenant or condition contained in this Agreement, shall operate as a waiver of any of such Member’s rights hereunder.

      14.17     Submission to Jurisdiction. Each of the parties to this Agreement hereby submits to the jurisdiction of and agrees that suit will only be brought in the state (Yellow Medicine County) or federal court sitting in the State of Minnesota (the “Minnesota Court”) in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby in any other court except as may be necessary to enforce any judgment or order of the Minnesota Court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

      14.18     Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled, without posting a bond or other collateral, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the Minnesota Court, in addition to any other remedy to which it may be entitled at law or in equity.

      14.19     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      14.20     Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

      IN WITNESS WHEREOF, the undersigned has hereunto affixed its signature.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

By:

Paul Enstad, Chairman

Appendix B

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

SUBSCRIPTION APPLICATION AND AGREEMENT

$1,000 per Membership Unit

INSTRUCTIONS TO INVESTORS:

      You must complete all items and sign the application and agreement form. You should read the prospectus in its entirety including financial statements and appendices for a complete explanation of an investment in us.

      You must complete the enclosed application and agreement, submit the required purchase price and submit a signed signature page of the Operating and Member Control Agreement. If we reject your subscription, we will return your agreement and check to you within 30 days of our receipt of your documents. If we accept your subscription, we will send you a confirmation and place your funds in our escrow account at Granite Falls Bank. The funds will be released to us or returned to you in accordance with the escrow arrangements described in the prospectus.

Item 1.	Check the appropriate box to indicate form of ownership. If the investor is a custodian, corporation, partnership or trust, please provide the additional information and documents requested.

Item 2.	Indicate the number of membership units you desire to purchase (five units is the minimum investment). Compute your total purchase price. You will pay 10% down and the 90% balance at a later date by a promissory note.

Item 3.	Please print the name(s) in which membership units are to be registered and provide your address and telephone numbers. Check the appropriate box if you are a non-resident alien, an U.S. Citizen residing outside the United States or subject to back up withholding. IRAs and KEOGHs should provide the taxpayer identification number of the account and the social security number of the accountholder. Trusts should provide their taxpayer identification number. Custodians should provide the minor’s social security number. All individual investors should provide their social security number. Other entities should provide their taxpayer identification number.

Item 4.	Member Report Address. If you would like duplicate copies of member reports sent to an address that is different than the address identified in Item 3, please complete this section.

Item 5.	Please indicate your state of residence.

Item 6.	You cannot invest in Granite Falls Community Ethanol Plant, LLC unless you meet one of the suitability tests set forth in Item 6. Please review the suitability tests and check the box(es) next to the suitability test which you meet.

Item 7.	You must initial each statement in Item 7 and sign below that in the line provided.

      After following these instructions, return the subscription application and agreement and the Operating and Member Control Agreement signature page to:

Granite Falls Community Ethanol Plant, LLC

2448 — 540th Street, Suite 1
P.O. Box 216
Granite Falls, Minnesota 56241

together with a check made payable to “Granite Falls Bank (GFCEP Escrow Account).” Also include your signed promissory note.

      Trusts must furnish a copy of the signature and title pages of the trust agreement and all amendments. Corporations should furnish appropriate resolution authorizing the purchase of the units. Partnerships should furnish a copy of the partnership agreement.

     Please initial each of next three statements:

      The investor named below, under penalties of perjury, certifies that:

                           the number shown under Item 3 on this subscription application and agreement is his, her or its correct taxpayer identification number,

                           he, she or it is not subject to backup withholding either because he, she or it has not been notified by the Internal Revenue Service, or IRS, that he, she or it is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him, her or it that he is no longer subject to backup withholding (Note this clause (ii) should be crossed out if the withholding box in Item 3 is checked) and he, she or it meets the suitability standards checked in Item 6.

 1. Form of Ownership.

      Check one box:

☐	Individual

☐	Joint Tenants with Right of Survivorship (Both signatures must appear in Item 7)

☐	Corporation or Partnership (Corporate Resolutions or Partnership Agreement must be enclosed)

☐	IRA

☐	KEOGH

☐	Pension or Profit Sharing Plan

☐	Trust (Signature and title pages of Trust Agreement and all amendments must be enclosed)

Trustee name:

Trust date:

☐	Other: Provide detailed information below.

     2. Purchase Information.

      A. Number of Units for Which You are Subscribing. Enter the whole number of membership units for which you want to subscribe (minimum five units).

      B. Compute Your Total Purchase Price. Compute the total purchase price for the units you are subscribing for by multiplying the number of units of your proposed purchase in step 2A above by $1,000 per unit.

$

      C. 10% First Installment. Multiply the total purchase price in step B above by 10% (0.1). You must include a check for this amount with your subscription agreement.

$

      D. 90% Second Installment. Subtract your first installment in step C from the total purchase price in step B. You must pay this amount, 90% of your total purchase price, within 20 days after we notify you that we have sold a minimum of $18 million of membership units (counting, for this purpose, the proceeds of any qualifying bridge loan).

$

      You will sign a promissory note in the attached form agreeing to timely pay your 90% second installment. If you do not timely pay, we may keep your first installment funds and seek other interest and damages.

     3.     Investor Information.

Names and addresses will be recorded exactly as printed below:

Name:

Title:

Name of Joint Investor:

Address:

City                              State                              Zip Code

Telephone No. (with area code)

☐	Check box if you are a non-resident alien

☐	Check box if you are a U.S. citizen residing outside of the United States

☐	Check this box if you are subject to backup withholding

Investor’s Social Security No.	Joint Investor’s Social Security No.	Taxpayer Identification No.

     4.     Member Report Address.

Fill out if you want duplicate information sent to another address than that listed in Item 3.

Address:

City State Zip Code

     5.     State of Residence.

     6.     Suitability Standards.

      Check the box next to the suitability test which you, as the undersigned investor, meet:

I (We) have annual income from whatever source of at least $45,000 and a net worth of at least $45,000, exclusive of home, furnishings and automobiles or

I (We) have a net worth of at least $150,000, exclusive of home, furnishings and automobiles.

      You must meet and check one of the above boxes to be eligible to invest in this offering. For husbands and wives purchasing jointly, the tests above will be applied on a joint basis.

     7.     Signature of Investor.

      By INITIALING each statement and signing below, the subscriber represents and warrants to Granite Falls Community Ethanol Plant, LLC that he, she or it:

(i) has received a copy of the Granite Falls Community Ethanol Plant, LLC’s prospectus dated , 2004 and all modifications or supplements to it (the “Prospectus”) at least five business days prior to the date below;

(ii) is hereby advised that the Prospectus is a part of our Registration Statement on Form SB-2 as filed with the U.S. Securities and Exchange Commission, that our Registration Statement contains important information, materials and exhibits not included with the Prospectus and that these additional materials are material or informative in connection with a decision to acquire the membership units;

(iii) understands that there is no present market for our membership units, that the membership units will not trade on an exchange or automatic quotation system, that no such market is expected to develop in the future and that there are significant restrictions on the transferability of the membership units;

(iv) has received a copy of our Operating and Member Control Agreement (Appendix A to our Prospectus), and understands that upon our closing of the escrow, the subscriber will be bound by the provisions of the Operating and Member Control Agreement which contains, among other things, provisions that restrict the transfer of membership units;

(v) agrees that if the membership units or any part thereof are sold or distributed in the future, the subscriber will sell or distribute them pursuant to the terms of the Operating and Member Control Agreement and the requirements of the Securities Act of 1933, as amended, and applicable state securities laws;

(vi) meets the suitability test marked in Item 6 above; and

(vii) understands that we will place a restrictive legend on all certificates representing membership units containing substantially the following language:

The transferability of the Units represented by this certificate is restricted. Such Units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Units for any purposes, unless and to the extent such sale, transfer, hypothecation, or assignment is permitted by, and is completed in strict accordance with, applicable state and federal law and the terms and conditions set forth in the Operating and Member Control Agreement, as amended from time to time, and as agreed to by each Member.

The securities represented by this certificate may not be sold, offered for sale, or transferred in the absence of either an effective registration under the Securities Act of 1933, as amended, and under applicable state securities laws, or an opinion of counsel satisfactory to the Company that such transaction is exempt from registration under the Securities Act of 1933, as amended, and under applicable state securities laws;

and that, to enforce the above legend, we may place a stop transfer order with our registrar and stock transfer agent (if any) covering all certificates representing any of the membership units.

ADDENDUM TO SIGNATURE PAGE OF

OPERATING AGREEMENT OF
GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

      INTENDING TO BE LEGALLY BOUND, the parties hereto have executed and delivered this Addendum to Operating and Member Control Agreement as of               , 2004.

MEMBER:

_________________________________________________________________
Signature

_________________________________________________________________
Printed Name

_________________________________________________________________
Signature if held jointly

_________________________________________________________________
Printed Name

PROMISSORY NOTE AND SECURITY AGREEMENT

Date of Subscription Agreement:                          , 2004.

Number of Units subscribed
Total Purchase Price at $1,000 per Unit
(	)	Less Initial Payment (10% of Principal Amount)
Principal Balance

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company (“GFCEP”), at its principal office located at 2448 — 540th Street, Suite 1, P.O. Box 216, Granite Falls, Minnesota 56241, or at such other place as required by GFCEP, the Principal Balance set forth above in one lump sum to be paid without interest within 20 days following the call of the GFCEP Board of Governors, as described in the Subscription Agreement. In the event the undersigned fails to timely make any payment owed, the entire balance of any amounts due under this full recourse Promissory Note shall be immediately due and payable in full with interest at the rate of 6% per annum from the due date and any amounts previously paid in relation to the obligation evidenced by this Promissory Note may be forfeited at the discretion of GFCEP.

The undersigned agrees to pay to GFCEP on demand, all costs and expenses incurred to collect any indebtedness evidenced by this Promissory Note, including, without limitation, reasonable attorneys’ fees. This Promissory Note may not be modified orally and shall in all respects be governed by, construed, and enforced in accordance with the laws of the State of Minnesota.

The provisions of this Promissory Note shall inure to the benefit of GFCEP and its successors and assigns, which expressly reserves the right to pursue the undersigned for payment of the amount due thereon by any legal means in the event that the undersigned defaults on obligations provided in this Promissory Note.

The undersigned waives presentment, demand for payment, notice of dishonor, notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance or default of this Promissory Note.

The undersigned grants to GFCEP, and its successors and assigns (“Secured Party”), a purchase money security interest in all of the undersigned’s Membership Units of GFCEP now owned or hereafter acquired. This security interest is granted as non-exclusive collateral to secure payment and performance on the obligation owed Secured Party from the undersigned evidenced by this Promissory Note. The undersigned further authorizes Secured Party to retain possession of certificates representing such Membership Units and to take any other actions necessary to perfect the security interest granted herein.

Dated: ______________________________, 2004.

OBLIGOR/DEBTOR: By: (Signature) Printed or Typed Name of Obligor Officer Title if Obligor is an Entity Address of Obligor	JOINT OBLIGOR/DEBTOR: By: (Signature) ------------------------------------------------ Printed or Typed Name of Joint Obligor